Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of April 13, 2016 among

APLP HOLDINGS LIMITED PARTNERSHIP,
as Borrower,

ATLANTIC POWER CORPORATION and CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS BANK USA and
BANK OF AMERICA, N.A.,
as L/C Issuers,

GOLDMAN SACHS LENDING PARTNERS LLC and
BANK OF AMERICA N.A.,
as Joint Syndication Agents,

GOLDMAN SACHS LENDING PARTNERS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBC CAPITAL MARKETS(1),
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
WELLS FARGO SECURITIES, LLC, and
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Term Facility Joint Lead Arrangers,

GOLDMAN SACHS LENDING PARTNERS LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Term Facility Joint Bookrunners,

GOLDMAN SACHS LENDING PARTNERS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBC CAPITAL MARKETS,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
WELLS FARGO SECURITIES, LLC and
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Revolving Facility Joint Lead Arrangers and Revolving Facility Joint Bookrunners,

and

GOLDMAN SACHS LENDING PARTNERS LLC
as Administrative Agent and Collateral Agent

$700,000,000 Term Loans and

$200,000,000 Revolving Commitments

(1) RBC Capital Markets is the marketing name for the capital markets businesses of Royal Bank of Canada and its affiliates.

4.2.	Equity Interests and Ownership	111
4.3.	Due Authorization	111
4.4.	No Conflict	112
4.5.	Governmental Consents	112
4.6.	Binding Obligation	112
4.7.	Historical Financial Statements	112
4.8.	Projections	113
4.9.	No Material Adverse Effect	113
4.10.	No Restricted Junior Payments	113
4.11.	Adverse Proceedings, Etc.	113
4.12.	Payment of Taxes	113
4.13.	Properties	114
4.14.	Environmental Matters	114
4.15.	No Defaults	115
4.16.	Material Contracts	115
4.17.	Governmental Regulation	115
4.18.	Federal Reserve Regulations; Exchange Act	115
4.19.	Employee Matters	115
4.20.	Employee Benefit Plans	116
4.21.	Certain Fees	116
4.22.	Solvency	117
4.23.	Compliance with Statutes, Etc.	117
4.24.	Disclosure	117
4.25.	Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act	117
4.26.	Collateral Documents	118
4.27.	Insurance	118
4.28.	Flood Insurance	118
4.29.	Regulatory Status	118
4.30.	FERC and Canadian Provincial Regulatory Proceedings	119
4.31.	FERC and Canadian Provincial Regulatory Approvals	119
4.32.	Existing Regulatory Orders	119
4.33.	PUHCA	119
4.34.	Regulation of Lenders	120
4.35.	Accounts	120
4.36.	Indebtedness; Investments	120
4.37.	EEA Financial Institution	120

SECTION 5. AFFIRMATIVE COVENANTS		120
5.1.	120	120
5.2.	Existence	124
5.3.	Payment of Taxes and Claims	125
5.4.	Maintenance of Properties	125
5.5.	Insurance	125
5.6.	Books and Records; Inspections	125
5.7.	Lenders Meetings	126
5.8.	Compliance with Laws	126
5.9.	Environmental	126

5.10.	Subsidiaries	127
5.11.	Additional Material Real Estate Assets	128
5.12.	Interest Rate Protection	128
5.13.	Further Assurances	128
5.14.	Maintenance of Ratings	129
5.15.	Cash Management Systems	129
5.16.	Maintenance of Regulatory Status	129
5.17.	Depositary Agreement	129
5.18.	Repayment of Sponsor’s Existing Indebtedness	129
5.19.	Post-Funding Date Morris Obligations	130

SECTION 6. NEGATIVE COVENANTS		131
6.1.	Indebtedness	131
6.2.	Liens	135
6.3.	No Further Negative Pledges	139
6.4.	Restricted Junior Payments	139
6.5.	Restrictions on Subsidiary Distributions	140
6.6.	Investments	140
6.7.	Financial Covenants	142
6.8.	Fundamental Changes; Disposition of Assets; Acquisitions	143
6.9.	Disposal of Subsidiary Interests	145
6.10.	Sales and Lease Backs	145
6.11.	Transactions with Shareholders and Affiliates	145
6.12.	Conduct of Business	146
6.13.	Amendments or Waivers of Organizational Documents	146
6.14.	Amendments or Waivers with respect to Certain Indebtedness	146
6.15.	Modification of Contractual Obligations	146
6.16.	Fiscal Year	147
6.17.	Maximum Capital Expenditures	147
6.18.	Speculative Transactions	147
6.19.	Canada Electricity Regulatory	148
6.20.	Accounts	148
6.21.	Contingent Liabilities	148
6.22.	Defined Benefit Plans	148

SECTION 7. GUARANTY		149
7.1.	Guaranty of the Obligations	149
7.2.	Contribution by Guarantors	149
7.3.	Payment by Guarantors	150
7.4.	Liability of Guarantors Absolute	150
7.5.	Waivers by Guarantors	152
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	153
7.7.	Subordination of Other Obligations	153
7.8.	Continuing Guaranty	154
7.9.	Authority of Guarantors or Borrower	154
7.10.	Financial Condition of Borrower	154
7.11.	Bankruptcy, Etc.	154

7.12.	Discharge of Guaranty Upon Sale of Guarantor	155
7.13.	Keepwell	155

SECTION 8. EVENTS OF DEFAULT		155
8.1.	Events of Default	155
8.2.	Right to Cure	159

SECTION 9. AGENTS		160
9.1.	Appointment of Agents	160
9.2.	Powers and Duties	161
9.3.	General Immunity	161
9.4.	Agents Entitled to Act as Lender	163
9.5.	Lenders’ Representations, Warranties and Acknowledgment	163
9.6.	Right to Indemnity	164
9.7.	Successor Administrative Agent and Collateral Agent	164
9.8.	Collateral Documents and Guaranty	166
9.9.	Withholding Taxes	168
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	168

SECTION 10. MISCELLANEOUS		169
10.1.	Notices	169
10.2.	Expenses	171
10.3.	Indemnity	172
10.4.	Set Off	174
10.5.	Amendments and Waivers	175
10.6.	Successors and Assigns; Participations	178
10.7.	Independence of Covenants	183
10.8.	Survival of Representations, Warranties and Agreements	183
10.9.	No Waiver; Remedies Cumulative	184
10.10.	Marshalling; Payments Set Aside	184
10.11.	Severability	184
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	184
10.13.	Headings	185
10.14.	APPLICABLE LAW	185
10.15.	CONSENT TO JURISDICTION	185
10.16.	WAIVER OF JURY TRIAL	186
10.17.	Confidentiality	186
10.18.	Usury Savings Clause	187
10.19.	Effectiveness; Counterparts	189
10.20.	Entire Agreement	189
10.21.	PATRIOT Act	189
10.22.	Electronic Execution of Assignments	189
10.23.	No Fiduciary Duty	189
10.24.	Judgment Currency	191
10.25.	Authorization of Filing of Financing Statements	191
10.26.	Several Obligations owed to a Secured Creditor	192
10.27.	Limited Recourse	192

APPENDICES:	A 1	Term Loan Commitments
	A 2	Revolving Commitments and Letter of Credit Issuance Commitments
	B	Notice Addresses

SCHEDULES:	2.3	Existing Letters of Credit
	2.15(d)	Target Debt Balance
	3.2(d)	Funding Date Mortgaged Properties
	3.2(e)(v)	Funding Date Consent and Agreements
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions
	6.18	Permitted Commodity Hedge Agreements

EXHIBITS:	A 1	Funding Notice
	A 2	Conversion/Continuation Notice
	A 3	Issuance Notice
	A 4	Swing Line Loan Notice
	B 1	Term Loan Note
	B 2	Revolving Loan Note
	C	Compliance Certificate
	D	Reserved
	E	Assignment Agreement
	F	Reserved
	G 1	Effective Date Certificate
	G 2	Funding Date Certificate
	G 3	Solvency Certificate
	H	Counterpart Agreement
	I	U.S. Pledge and Security Agreement
	J	Mortgage
	K	Intercompany Note
	L	Collateral Trust Agreement
	M	Form of Consent and Agreement
	N	Depositary Agreement
	O	Incumbency Certificate
	P	Canadian Pledge Agreement
	Q	Landlord Personal Property Collateral Access Agreement
	R	Canadian Pledge and Security Agreement
	S	General Partner Limited Guarantee
	U	Intercreditor Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 13, 2016, is entered into by and among APLP HOLDINGS LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, Canada (the “Borrower”), by its General Partner, ATLANTIC POWER GP II INC., a corporation organized under the laws of the Province of British Columbia, Canada (in such capacity, the “General Partner”), ATLANTIC POWER CORPORATION, a corporation organized under the laws of the Province of British Columbia, Canada (the “Sponsor”) and CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS BANK USA and BANK OF AMERICA, N.A. (“Bank of America”), as L/C Issuers and GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), with Goldman Sachs and Bank of America, as Joint Syndication Agents (in such capacity, “Syndication Agents”), Goldman Sachs, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“Merrill Lynch”), RBC CAPITAL MARKETS (“RBC”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a member of MUFG, a global financial group (“MUFG”), WELLS FARGO SECURITIES, LLC (“Wells Fargo”) and INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH (“ICBC”), as Term Facility Joint Lead Arrangers (in such capacity, “Term Facility Arrangers”), Goldman Sachs, Merrill Lynch, RBC, MUFG, Wells Fargo and ICBC, as Revolving Facility Joint Lead Arrangers (in such capacity, “Revolving Facility Arrangers”, and collectively with the Term Facility Arrangers, “Arrangers”), Goldman Sachs and Merrill Lynch, as Term Facility Joint Bookrunners (in such capacity, “Term Facility Bookrunners”), and Goldman Sachs, Merrill Lynch, RBC, MUFG, Wells Fargo and ICBC, as Revolving Facility Joint Bookrunners (in such capacity, “Revolving Facility Bookrunners”, and collectively with the Term Facility Bookrunners, “Bookrunners”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower consisting of $700,000,000 aggregate principal amount of Term Loans and up to $200,000,000 aggregate principal amount of Revolving Commitments.  The proceeds of the Term Loans will be used (a) to repay in whole the Existing Indebtedness of Sponsor and certain of its Subsidiaries, including all interest and premium in connection therewith, (b) to fund a distribution to the Sponsor for the purpose of funding any one or more of open market purchases of the Sponsor’s existing debentures, establishing common or preferred stock share repurchase or buyback programs or general working capital needs of the Sponsor, (c) at the option of Borrower, fund the Debt Service Reserve Account, (d) to pay fees, commissions and expenses related to the foregoing and to the Credit Documents and (e) following consummation of the transactions described in the foregoing clauses (a) through (d), to pay a cash dividend with any remaining proceeds of the Term Loans to holders, directly or indirectly, of the Equity Interests of

Borrower.  The proceeds of the Revolving Commitments will be used (i) to issue one or more Letters of Credit with respect to the Debt Service Reserve Account (to the extent the Debt Service Reserve Account is not funded with proceeds of the Term Loans), (ii) to support Borrower’s, the Guarantor’s and, subject to the Additional LC Parties Sub-Limit, the Additional LC Parties’ collateral support obligations to contract counterparties, (iii) to provide for the ongoing working capital requirements of Borrower and the Guarantors and (iv) for general corporate purposes of Borrower and the Guarantors;

WHEREAS, Borrower has agreed to secure all of its Obligations as Borrower by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its personal, real and mixed assets and property, including (i) all intercompany debt of Borrower and (ii) a pledge of all of the Equity Interests of each of its domestic and foreign Subsidiaries; and

WHEREAS, each of the Guarantors has agreed to (a) guarantee the Obligations of Borrower and (b) other than with respect to the Sponsor, secure its guarantee of such Obligations by granting to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective personal, real and mixed assets and property, including (i) all intercompany debt of the Guarantors, (ii) a pledge of all of the Equity Interests of each of their respective domestic and foreign Subsidiaries and (iii) with respect to certain Guarantors, the real property set forth on Schedule 3.2(d);

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS AND INTERPRETATION

1.1.     Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” as defined in the Depositary Agreement.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or property or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.

“Additional LC Parties” means Atlantic Piedmont Holdings, LLC, Piedmont Green Power, LLC, Atlantic Cadillac Holdings, LLC, Cadillac Renewable Energy LLC, Teton Power Funding, LLC, Teton East Coast Generation LLC, Teton Selkirk LLC, Selkirk Cogen Partners, L.P., Selkirk Cogen Funding Corporation, Orlando Power Generation I LLC, Orlando Power

Generation II LLC, Orlando Cogen Limited, L.P., Baker Lake Hydro LLC, Olympia Hydro LLC, Concrete Hydro Partners Limited Partnership, Koma Kulshan Associates, a California Limited Partnership, Harbor Capital Holdings, LLC, Epsilon Power Partners, LLC and Chambers Cogeneration Limited Partnership; provided, however, that to the extent that any Additional LC Party becomes a Guarantor hereunder, it shall cease to be an Additional LC Party and shall not be subject to the Additional LC Parties Sub-Limit.

“Additional LC Parties Sub-Limit” means an aggregate amount of $25,000,000.

“Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b)  are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Goldman Sachs for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, (i) the Adjusted Eurodollar Rate with respect to the Term Loans shall at no time be less than 1.00% per annum and (ii) the Adjusted Eurodollar Rate with respect to the Revolving Loans shall at no time be less than zero.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claims), proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.19(b).

“Affected Loans” as defined in Section 2.19(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Stock or voting securities or by contract or otherwise.

“Agent(s)” means each of (a) Administrative Agent, (b) Syndication Agents, (c) Collateral Agent, (d) Bookrunners, (e) Arrangers, (f) the Depositary Bank and (g) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.18.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of April 13, 2016, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amendment 1” as defined in Section 5.20.

“Amendment 2” as defined in Section 5.20.

“Anti-Corruption Laws” as defined in Section 4.25.

“Anti-Money Laundering Laws” as defined in Section 4.25.

“APGI” means Atlantic Power Generation, Inc.

“APLP” means Atlantic Power Limited Partnership, a limited partnership organized under the laws of the Province of Ontario, Canada.

“APLP Credit Agreement” means that certain Credit and Guaranty Agreement, dated February 24, 2014, among APLP, as borrower, the guarantors party thereto, the lenders party thereto from time to time and the agents and other parties thereto from time to time.

“APLP Documents” means the APLP C$210,000,000 Senior Unsecured Notes due 2036 issued by APLP pursuant to the APLP Trust Indenture, any other debentures issued in accordance with the terms of the APLP Trust Indenture and the terms of this Agreement (including, without limitation, Section 6.1), and all other documents, instruments or agreements executed and delivered in connection therewith.

“APLP Obligations” means the obligations of APLP and its Subsidiaries owed to the noteholders under the APLP Documents, excluding, in each case, Excluded Swap Obligations.

“APLP Trust Indenture” means that certain Trust Indenture between APLP and APLP Trustee dated as of June 15, 2006.

“APLP Trustee” means the trustee appointed from time to time pursuant to the APLP Documents, as amended from time to time in accordance with the terms of this Agreement.

“APT” means Atlantic Power Transmission, Inc.

“Applicable Margin” means (a) with respect to Revolving Loans that are Eurodollar Rate Loans and Letter of Credit Fees, 5.00% per annum and with respect to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, 4.00% per annum and (b) with respect to Term Loans that are Eurodollar Rate Loans, 5.00% per annum and with respect to Term Loans that are Base Rate Loans, 4.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to

Agents, Lenders or L/C Issuers by means of electronic communications pursuant to Section 10.1(b).

“Arranger Fee Letter” means the engagement letter, dated September 14, 2015, among Goldman Sachs, Merrill Lynch, Bank of America and the Sponsor.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition (including without limitation through the issuance or sale of Equity Interests) to, or any exchange of property with, any Person (other than among Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of Borrower or any of its Subsidiaries, other than (i) energy, capacity, and ancillary products resulting from power generation, storage, transmission and distribution (excluding any such sale pursuant to which the payment is made for such assets prior to the provision or delivery thereof), (ii) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued) (iii) sales, leases or licenses out of other assets for aggregate consideration of less than $10,000,000 in the aggregate during any Fiscal Year and (iv) sales of obsolete, worn-out or surplus property or equipment.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction permitted by Section 6.10, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Auto-Extension Letter of Credit” as defined in Section 2.3(b)(iii).

“Auto-Reinstatement Letter of Credit” as defined in Section 2.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” as defined in the preamble hereto.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (x) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (y) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans, in each case that are denominated in Dollars.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“BC Hydro” as defined in Section 4.29.

“BCUC” as defined in Section 4.29.

“Beneficiary” means each Agent, L/C Issuer, Lender, Lender Counterparty and Lender Commodity Hedge Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” as defined in the preamble hereto.

“Borrower” as defined in the preamble hereto.

“Borrower Credit Party” means Borrower and each Subsidiary of Borrower that is a Guarantor.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Toronto, Ontario, Canada or Calgary, Alberta, Canada or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any

Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cadillac Financing Documents” has the meaning set forth in Schedule 6.1, each as in effect on the Effective Date, without giving effect to any amendment thereto.

“Cadillac Project” means that certain 39.6 MW biomass-fired power plant located in Cadillac, Michigan, and all related assets (including related real property).

“Canadian Collateral Documents” means the Canadian Pledge and Security Agreement, the Canadian Consents and Agreements and the Canadian Pledge Agreement, as may be amended, restated supplemented or otherwise modified from time to time.

“Canadian Consents and Agreements” means each Consent and Agreement entered into with a counterparty to a Contractual Obligation of Borrower or a Subsidiary which is a Canadian Person, as required pursuant to the Credit Documents.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” and “C$” means the lawful money of Canada.

“Canadian Guarantor” means each Guarantor organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” means any Foreign Plan that is a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada).

“Canadian Person” means each Person organized under the laws of Canada or any province or territory thereof.

“Canadian Pledge Agreement” means the Pledge Agreement to be executed by Sponsor, General Partner and Collateral Agent substantially in the form of Exhibit P, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Pledge and Security Agreement” means that Pledge and Security Agreement to be executed by Borrower, each Canadian Guarantor (other than the Sponsor) and each pledgor of a Canadian Person substantially in the form of Exhibit R.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the greater of (a) the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted on such day by the Schedule I Reference Banks as the reference rate of interest for the determination of interest rates that such Schedule I Reference Banks will charge to customers in Canada for Canadian Dollar demand loans in Canada and (b) the one-month CDOR Rate in effect on such day plus one-half of one percent (0.50%).  Any change in the Canadian Prime Rate due to a change in such reference rate or the one-month CDOR Rate shall be effective from and including the effective date of such change in such reference rate or the one-month CDOR Rate, respectively; provided that if both such rates are equal or if such one-month CDOR Rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in (a) above.

“Canadian Prime Rate Loan” means a Revolving Loan, denominated in Canadian Dollars, the interest rate of which is determined by reference to the Canadian Prime Rate.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.15(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.15(a) or (ii) which constitute a Permitted Acquisition permitted under Section 6.8.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means to pledge and deposit (as a first priority perfected security interest) with or deliver to Administrative Agent, for the benefit of Administrative Agent, applicable L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), Cash or, if the applicable L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to the Depositary Agreement or, in the case of Cash Collateralization by a Defaulting Lender, documentation in form and substance satisfactory to (a) Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances (or, in the case of Non-U.S. Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 (or, in the case of Non-U.S. Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of the Non-U.S. Currency Equivalent of $1,000,000,000); and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s, provided that in the case of any Investment by Borrower or any Guarantor domiciled in Canada, “Cash Equivalents” shall also include (x) direct obligations of the Government of Canada or any Province of Canada (or any agency thereof), or obligations fully and unconditionally guaranteed by the Government of Canada or any Province of Canada (or any agency thereof), in each case maturing within three months after such date, so long as any such obligations of any Province of Canada or guaranteed by any Province of Canada (in each case, or any agency thereof) have a rating of at least A- from S&P or A3 by Moody’s, (y) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or Parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares or money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso).

“Cash Interest Expense” means, for any period, total cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, (i) any amount not payable in Cash, (ii) any amounts referred to in Section 2.12(c) or (d) payable on or before the Funding Date and (iii) any amounts payable on the Funding Date (including any irrevocable deposit made on the Funding Date in respect of the payment at maturity of Existing Indebtedness) in connection with the repayment in whole of the Existing Indebtedness of Borrower and its Subsidiaries, including all interest and premium in connection therewith, provided that with respect to calculation of Cash Interest Expense for any period which includes the Fiscal Quarter ending June 30, 2016, any interest expense that would otherwise qualify as Cash Interest Expense arising in connection with the Existing Indebtedness during such Fiscal Quarter shall be disregarded and Borrower shall be deemed to have incurred the Obligations hereunder on April 1, 2016, and to have incurred the resulting Cash Interest Expense with respect to the Obligations commencing on April 1, 2016.

“Cashless Roll Letter” means that certain letter agreement regarding the cashless settlement of the Original Term Loans, dated as of April 5, 2016, by and among the Borrower, APLP, Goldman Sachs Lending Partners LLC, as administrative agent under the APLP Credit Agreement, and the Administrative Agent.

“CDOR Rate” means, on any date, with respect to a particular term as specified herein, the rate per annum determined by Administrative Agent by reference to the average rate quoted on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof), or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances applicable to Canadian Dollar bankers’ acceptances with a term comparable to the applicable term, as applicable, as of 11:00 a.m. (Toronto, Canada time) on such date or if such date is not a Business Day, then on the immediately preceding Business Day.  If for any reason such display or rate is unavailable, “CDOR Rate” means the rate of interest determined by Administrative Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by the Schedule I Reference Banks as of 11:00 a.m. (Toronto, Canada time) on such date in respect of bankers’ acceptances with a term comparable to the applicable term.  Notwithstanding the foregoing, the CDOR Rate shall at no time be less than zero.

“Chambers Project” means that certain 285 MW coal-fired power plant located in Carney’s Point Township, Salem County, New Jersey, and all related assets (including related real property).

“Change of Control” means, the occurrence of any of the following: (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or group of persons acting jointly or in concert (within the meaning of Part XX of the Securities Act (Ontario)) shall  (x) own and control legally and beneficially, directly or indirectly, Equity Interests representing more than 50% of the aggregate ordinary economic and voting power represented by the outstanding Equity Interests of all classes of Equity Interests of Sponsor or (y) have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Sponsor, (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Sponsor cease to be occupied by Persons who either (x) were members of the board of directors of Sponsor on the Effective Date or (y) were nominated for election by the board of directors of Sponsor, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors or (c) Sponsor shall cease to, directly or indirectly, own and control legally and beneficially on a fully diluted basis all of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of Borrower, or (d) a “Change of Control” or similar event, as defined in any document governing outstanding Indebtedness of Sponsor, Borrower or any of Borrower’s Subsidiaries having a principal amount in excess of $250,000,000.

“Change of Control Offer” as defined in Section 2.26.

“Change of Control Payment” as defined in Section 2.26.

“Change of Control Payment Date” as defined in Section 2.26.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure and (b) Lenders having Revolving Exposure (including the Swing Line Lender), and (ii) with respect to Loans, each of the following classes of Loans: (a)

Term Loans and (b) Revolving Loans (including Swing Line Loans), including in each case, as applicable, as modified from time to time in connection with the establishment of an Extended Loan Class pursuant to Section 2.25.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the U.S. Pledge and Security Agreement, the Canadian Collateral Documents, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Collateral Trust Agreement, the Depositary Agreement, the Control Agreements, if any, the U.S. Consents and Agreements, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party or the General Partner pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Collateral Trust Agreement” means that certain Intercreditor and Collateral Trust Agreement, dated on or before the Funding Date, by and among Borrower, the Affiliates of Borrower party thereto, the Administrative Agent and Collateral Agent, substantially in the form of Exhibit L.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” means (i) any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, tolling agreement and capacity purchase agreement, and (ii) to the extent entered into for the purposes of satisfying the requirements of the Projects and not for speculative purposes, any emissions credit purchase or sale agreement, power transmission agreement, fuel transmission agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Commodity Hedge Counterparty” means any Person (a) that is, as of the date of the applicable Commodity Hedge Agreement, (i) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (ii) a public utility, (iii) in the business of selling, marketing, purchasing or distributing electric energy, capacity, ancillary services or fuel and (b) has the Required Rating.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consent and Agreement” means a consent and agreement with respect to a Contractual Obligation of Borrower or any Subsidiary, entered into by and among Borrower or such Subsidiary, the counterparty(ies) to such Contractual Obligation and Collateral Agent, each of which shall be substantially in the form of Exhibit M or in such other form as may be reasonably acceptable to Administrative Agent.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) all taxes deducted in determining Consolidated Net Income, plus (d) the Consolidated Working Capital Adjustment, plus (e) consolidated interest expense determined in accordance with GAAP (which, for the avoidance of doubt, shall not include any payments due pursuant to the terms of any Preferred Equity) to the extent deducted in determining Consolidated Net Income, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans, except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Capital Expenditures, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (c) all taxes paid in cash during such Fiscal Year, plus (d) consolidated interest expense determined in accordance with GAAP to the extent paid in cash.  As used in this clause (ii), “scheduled repayments of Indebtedness” does not include (x) mandatory prepayments or voluntary prepayments and (y) repayments of Loans made with Cash proceeds of any Indebtedness.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (b)  the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (d) the income (or loss) attributable to the early extinguishment of Indebtedness and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.1(a) or Section 5.1(b).

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Subsidiaries over Consolidated Current Liabilities of Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreements” means each control agreement to be executed and delivered by Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and the applicable Borrower Credit Party on or following the Funding Date and each control agreement to be executed and delivered by Collateral Agent, a securities intermediary or depositary bank and Borrower and its applicable Subsidiaries pursuant to the terms of the U.S. Pledge and Security Agreement or the Canadian Pledge and Security Agreement with such modifications as Collateral Agent may reasonably request or approve.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A 2.

“Corresponding Amount” as defined in Section 2.6(b).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Borrower Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the General Partner Limited Guarantee, any Issuer Documents, the Fee Letters, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party or the General Partner for the benefit of any Agent, any L/C Issuer or any Lender in connection herewith on or after the date hereof, which, for the avoidance of doubt, shall in no event include any Hedge Agreements or Permitted Secured Commodity Hedge Agreement.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Sponsor and each Borrower Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Curtis Palmer” means Curtis Palmer LLC, a Delaware limited liability company.

“Debt Service Reserve Account” as defined in the Depositary Agreement.

“Debt Service Reserve Requirement” as defined in the Depositary Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada), the Winding-up and

Restructuring Act (Canada), the Canada Business Corporations Act and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, applicable L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent, applicable L/C Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent, Borrower or the applicable L/C Issuer, to confirm in writing to Administrative Agent, or such L/C Issuer, and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent, the applicable L/C Issuer and Borrower), or (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (x) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (y) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (z) the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary Agreement” means the depositary agreement substantially in the form of Exhibit N hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Depositary Bank” as defined in the Depositary Agreement.

“Discharge of Obligations” as defined in the Depositary Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date of the Term Loans, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration (without any pending drawings) of all Letters of Credit and the termination of the Commitments.

“Distribution Account” as defined in the Depositary Agreement.

“Dividend Payment” as defined in Section 2.7.

“Dollar Equivalent” means (i) with respect to an amount denominated in Canadian Dollars on any date, the amount of Dollars that may be purchased with such amount of Canadian Dollars at the Spot Exchange Rate on such date and (ii) with respect to an amount denominated in Dollars on any date, the amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EF Oxnard Easement” means the Easement Grant Deed and Easement Agreement, dated July 26, 1989 and recorded in the Official Records of Ventura County, California as Document No. 89-119733, whereby Boskovich Farms, Inc. granted to EF Oxnard Inc. an easement under, over and across the specific portions of the Servient Tenement (as defined in Exhibit A thereto), as amended by the Amendment to Easement Grant Deed and Agreement, dated December 9, 2015 and recorded in the Official Records of Ventura County, California on or about the date hereof.

“Effective Date” means the date on which all the conditions set forth in Section 3.1 have been satisfied (or waived in accordance with the terms of this Agreement).

“Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit G 1.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Arranger, an affiliate of any Lender or Arranger or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any written notice, notice of violation, claim, action, suit, proceeding, summons, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state, provincial, territorial or municipal (or any subdivision of any of them) laws (including, without limitation, common law and rules, regulations, judgments, Governmental Authorizations, or any other legal requirements of Governmental Authorities), statutes, ordinances, by-laws duly imposed by Governmental Authorities, orders, rules or regulations relating to (i) any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; (iii) the protection of natural resources or the environment, or the protection of plant, animal or human health and safety; or (iv) occupational health and safety in any manner imposing legal requirements on Borrower or any of its Subsidiaries or any Project.

“EPP Financing Documents” has the meaning set forth in Schedule 6.1, each as in effect on the Effective Date, without giving effect to any amendment thereto.

“Equistar” as defined in Section 5.20.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERCOT” means the Electricity Reliability Council of Texas.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation in effect on the date hereof); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of

ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the IRS of notice of the failure of any Pension Plan of Borrower or any of its Subsidiaries (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (x) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA; or (xi) any event with respect to any Foreign Plan which is similar to any event described in any of subsections (i) through (x) hereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“EWG” means an “exempt wholesale generator,” as defined in PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Assets” means “Excluded Assets” as defined in the U.S. Pledge and Security Agreement or “Excluded Assets” as defined in the Canadian Pledge and Security Agreement.

“Excluded Subsidiary” means:  (a) each Subsidiary that is an Immaterial Subsidiary, for so long as such Subsidiary remains an Immaterial Subsidiary; (b) each Subsidiary to the extent that (i) such Subsidiary is prohibited from guaranteeing the Obligations by applicable law or any applicable Contractual Obligation as in effect on the date hereof or, thereafter, a bona fide Contractual Obligation in favor of a Person (other than Borrower or any of their subsidiaries or Affiliates) (the prohibition contained in which was not entered into in contemplation of this provision) for which the required consents have not been obtained, (ii) any Contractual Obligation prohibits such guarantee without the consent of the other party, (iii) a guarantee of the Obligations would give any other party to a Contractual Obligation the right to terminate its obligation thereunder or (iv) a guarantee of the Obligations by such Subsidiary is reasonably expected to result in the loss of a Governmental Authorization; (c) Frederickson Power L.P., Atlantic Piedmont Holdings, LLC, Piedmont Green Power, LLC, Atlantic Cadillac Holdings, LLC, Cadillac Renewable Energy LLC, Teton Power Funding, LLC, Teton East Coast Generation LLC, Teton Selkirk LLC, Orlando Power Generation I LLC, Orlando Power Generation II LLC, Baker Lake Hydro LLC, Olympia Hydro LLC, Concrete Hydro Partners Limited Partnership, Harbor Capital Holdings, LLC, or Epsilon Power Partners, LLC or (d) any other Subsidiary with respect to which, in the reasonable judgment of Administrative Agent, the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) Taxes on the overall net income of any Lender or other recipient, (ii) any Taxes in respect of payments by or on account of any obligation of a Credit Party hereunder or under any Credit Document (A) to a Lender or other recipient that does not deal at arm’s length (within the meaning of the ITA) with the payer at the time of making such payment, except if such payment is made during an Event of Default that has occurred and is continuing, or (B) to a Lender or other recipient that is a “specified shareholder” (within the meaning of subsection 18(5) of the ITA) of any Credit Party that is a resident of Canada for the purposes of the ITA at the time of payment or does not deal at arm’s length (for the purposes of the ITA) with a “specified shareholder” of any such Canadian resident Credit Party at the time of payment, (iii) any amount of Tax arising solely because of the failure of a Lender or other recipient to comply with Section 2.21(c), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means (i) Indebtedness and other obligations outstanding under the APLP Credit Agreement, (ii) Indebtedness and other obligations outstanding under the Sponsor’s 6.250% Convertible Unsecured Debentures, due March 2017, and (iii) Indebtedness and other obligations outstanding under the Sponsor’s 5.600% Convertible Unsecured Debentures, due June 30, 2017.

“Existing Letters of Credit” means each letter of credit identified on Schedule 2.3 hereto.

“Existing Project Indebtedness” means Indebtedness set forth in the Piedmont Financing Documents, the Cadillac Financing Documents and the EPP Financing Documents and any refinancings and extensions of such Indebtedness permitted in accordance with Section 6.1(h).

“Existing Revolving Commitments” as defined in Section 2.25.

“Existing Revolving Loans” as defined in Section 2.25.

“Existing Term Loans” as defined in Section 2.25.

“Extended Loan Class” as defined in Section 2.25.

“Extended Maturity Date” as defined in Section 2.25.

“Extended Revolving Commitments” as defined in Section 2.25.

“Extended Revolving Loans” as defined in Section 2.25.

“Extended Term Loans” as defined in Section 2.25.

“Extension” as defined in Section 2.25.

“Extension Amendment” as defined in Section 2.25.

“Extension Offer” as defined in Section 2.25.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means collectively (a) the agency fee letter, dated as of April 13, 2016, among Collateral Agent, Administrative Agent and Borrower, (b) the fee letter, dated on or about the date hereof, between the Depositary Bank and Borrower, (c) the Arranger Fee Letter and (d) each other fee letter, dated on or about the date hereof, between Borrower and each other Term Facility Arranger in such capacity.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Sponsor that such financial statements fairly present, in all material respects, the financial condition of the Sponsor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien, and, in the case of priority only, any Permitted Superior Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31st of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Plan” means any material employee benefit plan, agreement, fund, program, practice or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, retirement or savings benefits, that (i) is or was within the six-year period immediately preceding the date hereof maintained or contributed to, or required to be contributed to, by Borrower or any of its Subsidiaries for the benefit of any employee located outside of the United States or (ii) is otherwise subject to the laws of any country (or political subdivision thereof) other than the United States; but excluding any statutory benefit plans which Borrower or any of its Subsidiaries is required to participate in or comply with in Canada, such as the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation.

“FPA” means the Federal Power Act, as amended, and the regulations publicly promulgated thereunder.

“Frederickson Guarantee” means one or more guarantees made by APLP in favor of Puget Sound Energy, Inc. (including its successors and assigns) in respect of obligations of Frederickson Power L.P. under the Frederickson JOA, the Frederickson O&M Agreement, the Shared Services, Cooperation and Indemnification Agreement (each as defined on Schedule 4.16 hereto) and the related reciprocal easement agreement (each as in effect on the Effective Date, without giving effect to any amendment thereto).

“Frederickson JV Documents” means, collectively, the Frederickson JOA, the Frederickson O&M Agreement, the Shared Services, Cooperation and Indemnification Agreement (each as defined on Schedule 4.16 hereto) and the related reciprocal easement agreement (each as in effect on the Effective Date, without giving effect to any amendment thereto).

“Frederickson Project” means that certain 249 MW gas-fueled power plant located in Tacoma, Washington, and all related assets (including related real property).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FUCO” means “foreign utility company” as defined in PUHCA and the FERC’s regulations at 18 C.F.R. § 366.1.

“Funding Date” means the date on which all of the conditions set forth in Section 3.2 have been satisfied (or waived in accordance with the terms hereof).

“Funding Date Certificate” means a Funding Date Certificate substantially in the form of Exhibit G 2.

“Funding Date Funds Flow Memorandum” means that certain funds flow memorandum to be dated the Funding Date and delivered by Borrower to the Depositary Bank, Administrative Agent, Collateral Agent and the L/C Issuers in connection with the application of Loan proceeds on the Funding Date, which funds flow memorandum shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers.

“Funding Date Mortgaged Property” as defined in Section 3.2(d)(i).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A 1.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“General Partner” as defined in the preamble hereto.

“General Partner Limited Guarantee” means that certain limited recourse guarantee to be executed by the General Partner substantially in the form of Exhibit S.

“Generation Facility” as defined in Section 4.30.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Authority” means any applicable foreign or domestic, federal, state, provincial, municipal, supranational, national or other government, governmental department, commission, board, tribunal, bureau, court, central bank, agency, system operator or instrumentality or political subdivision thereof or any entity, officer, inspector, investigator  or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, a province or territory of Canada, Canada, the United States, the European Union, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree, certificate, registration, consent, exemption, variance, order, or similar authorization of or from any Governmental Authority.

“Grantor” means a “Grantor” as defined in the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement or the Canadian Pledge Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means (i) the Sponsor and (ii) each Subsidiary of Borrower (other than Excluded Subsidiaries) listed on the signature pages of this Agreement, and (iii) each Subsidiary (other than Excluded Subsidiaries) of Borrower that, after the Effective Date, signs a Counterpart Agreement or such other accession agreement to this Agreement (accepted and agreed by, and in form and substance reasonably satisfactory to, Administrative Agent) as a Guarantor, in each case until such Person shall cease to be a Guarantor in compliance with the provisions of this Agreement.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means, any solid, liquid, gas, chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or which is otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “deleterious,” or words of similar meaning.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, Release, threatened Release, discharge, placement, generation, transportation, import, export, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into by Borrower or any Guarantor with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Funding Date, (i) the audited financial statements of the Sponsor and its Subsidiaries for the three Fiscal Years ending on December 31, 2012, December 31, 2013 and December 31, 2014, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Sponsor and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least 45 days prior to the Funding Date, in each case consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of the audited financial statements of the Sponsor and its Subsidiaries for the Fiscal Year ending on December 31, 2014 as further described in clause (i) and in the case of clause (ii), certified by the chief financial officer of the Sponsor that they fairly present, in all material respects, the financial condition of the Sponsor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to absence of footnotes and changes resulting from audit and normal year-end adjustments.

“Honor Date” as defined in Section 2.3(c)(i).

“ICBC” as defined in the preamble hereto.

“IESO” as defined in Section 4.29.

“Immaterial Subsidiary” means each Subsidiary that meets all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.1: (a) the assets of such Subsidiary and its Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 1% of the consolidated assets of Borrower and its Subsidiaries as of such date; and (b) the revenues of such Subsidiary and its Subsidiaries (on a consolidated basis) for the Fiscal Quarter ending on such date does not exceed an amount equal to 1% of the consolidated revenues of Borrower and its Subsidiaries for such period; provided, however, that (x) the aggregate assets of all Immaterial Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date may not exceed an amount equal to 3% of the consolidated assets of Borrower and its Subsidiaries as of such date; and (y) the aggregate revenues of all Immaterial Subsidiaries and their Subsidiaries (on a consolidated basis) for the Fiscal Quarter ending on such date may not exceed an amount equal to 3% of the consolidated revenues of Borrower and its Subsidiaries for such period.

“Increased Cost Lender” as defined in Section 2.24.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any bankers’ acceptance or letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, Currency Agreement, Commodity Hedge Agreement or Permitted Secured Commodity Hedge Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, preparation, study, sampling, monitoring, maintenance, testing, abatement, cleanup, removal, remediation or other response action required pursuant to Environmental Law to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with or as a result of any action, claim, litigation, proceeding, investigation or hearing commenced or threatened by any Person, whether or not brought by the Credit Parties, their respective equity holders or creditors or an Indemnitee, against any Person, and whether or not any such Indemnitee shall be otherwise designated as a party or a potential party thereto, and without regard to the exclusive or contributory negligence of such Indemnitee, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, including shareholders, partners, members or other equity holders of the Credit Parties (or their respective Affiliates), in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or Letters of Credit or the transactions contemplated hereby or thereby or any matter referred to herein and therein (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents or Letters of Credit, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim, Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” as defined in Section 10.3.

“Information” as defined in Section 4.24.

“Installment” as defined in Section 2.13.

“Intellectual Property” means “Intellectual Property” as defined in the U.S. Pledge and Security Agreement or “Intellectual Property Rights” as defined in the Canadian Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Borrower Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” means “Intellectual Property Security Agreements” as defined in the U.S. Pledge and Security Agreement or “Intellectual Property Security Agreements” as defined in the Canadian Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among the Borrower Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated on or before the Funding Date, by and among Borrower, the Affiliates of Borrower party thereto, the Administrative Agent, the Collateral Agent and the Lender Counterparties and Lender Commodity Hedge Counterparties party thereto from time to time, substantially in the form of Exhibit U.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Adjusted EBITDA for the four Fiscal Quarter period then ended to (ii) Cash Interest Expense for such four Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan (including a Swing Line Loan) or a Canadian Prime Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Funding Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months or, if agreed to by all relevant Lenders, twelve months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity

Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any period, any cash of Borrower or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution (including Voluntary Equity Contributions).

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” as defined in Section 10.6(g).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuer Documents” means with respect to any Letter of Credit, any Issuance Notice, any Letter of Credit application required by the applicable L/C Issuer to be completed and any other document, agreement and instrument entered into by any L/C Issuer and Borrower (or any Subsidiary of Borrower) or in favor of the L/C Issuer and relating to such Letter of Credit.

“ITA” means the Income Tax Act (Canada), and the regulations promulgated thereunder, each as amended from time to time

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Kapuskasing Project” means that certain 40 MW natural gas-fueled, combined-cycle power plant located in Kapuskasing, Ontario, and all related assets (including related real property).

“Kenilworth Project” means that certain 29 MW natural gas-fueled, combined-cycle cogeneration power plant located in Kenilworth, New Jersey, and all related assets (including related real property).

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Borrower Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit Q with such amendments or modifications as may be approved by Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity, expiration or termination date applicable to any Loan or Commitment hereunder at such time.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Cash Collateral Account” as defined in the Depositary Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to any Letter of Credit, as of the Effective Date, each of Goldman Sachs Bank USA and Bank of America, and any Lender (including any Person who is a Lender as of the date such Person becomes an L/C Issuer but subsequently, after agreeing to become an L/C Issuer, ceases to be a Lender and is subject to Sections 2.3(l) or (m), as applicable) which, at the request of Borrower, and with the consent of Administrative Agent (not to be unreasonably withheld), agrees in such Lender’s sole discretion to become an L/C Issuer for the purposes of issuing such Letter of Credit, together with its permitted successors and assigns in such capacity.  As of the Effective Date, Goldman Sachs Bank USA and Bank of

America shall be an L/C Issuer for standby letters of credit only (i.e., Letters of Credit that at the time of issuance thereof Borrower does not expect will be drawn upon) in an amount not to exceed such L/C Issuer’s Letter of Credit Issuance Commitment.  Notwithstanding anything herein to the contrary, at no point will any L/C Issuer be expected to issue a commercial letter of credit or direct pay Letters of Credit (i.e., Letters of Credit that at the time of issuance thereof Borrower expects will be drawn upon in the ordinary course). Any reference to “L/C Issuer” herein shall be to the applicable L/C Issuer, as appropriate.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Overnight Rate” means for any day, (a) with respect to any Letters of Credit denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, and (b) with respect to any Letters of Credit denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Goldman Sachs in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Leasehold Property” means any leasehold interest of any Borrower Credit Party as lessee under any lease of real property, that is either a Funding Date Mortgaged Property or a Material Real Estate Asset.

“Lender” means each bank, financial institution or institutional lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement and, as the context requires, includes the Swing Line Lender.

“Lender Commodity Hedge Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Commodity Hedge Agreement (including any Person who was an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Funding Date or as of the date on which such Person became a counterparty to a Commodity Hedge Agreement but subsequently ceases to be an Agent or a Lender or an Affiliate of an Agent or a Lender, as the case may be); provided, at the time of entering into a Commodity Hedge Agreement, no Lender Commodity Hedge Counterparty shall be a Defaulting Lender.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who was an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Funding Date or as of the date on which such Person became a counterparty to a Hedge Agreement but subsequently ceases to be an

Agent or a Lender or an Affiliate of an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Letter of Credit” means any Existing Letter of Credit and any letter of credit issued hereunder.  A Letter of Credit shall be a standby letter of credit, provided that notwithstanding anything herein to the contrary, Goldman Sachs Bank USA and Bank of America shall not be obligated to issue any commercial or trade (as opposed to standby) Letter of Credit.  Letters of Credit may be issued in Dollars or in Canadian Dollars.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” as defined in Section 2.3(h).

“Letter of Credit Fees Default Rate” as defined in Section 2.11.

“Letter of Credit Issuance Commitment” means, with respect to each L/C Issuer at any time, the amount set forth opposite such L/C Issuer’s name on Appendix A 2 under the caption “Letter of Credit Issuance Commitment”, or if such L/C Issuer has entered into an Assignment Agreement, set forth for such L/C Issuer in the Register maintained by Administrative Agent as the L/C Issuer’s “Letter of Credit Issuance Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.14.

“Letter of Credit Sublimit” means an amount equal to the aggregate unused amount of the Revolving Commitments then in effect.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt (less any Cash received by Borrower or its Subsidiaries  under any casualty insurance policy in respect of a covered loss thereunder) as of such day to (ii)  Adjusted EBITDA for the four Fiscal Quarter period ending on such date.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan and a Swing Line Loan.

“Local Operating Accounts” as defined in the Depositary Agreement.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse change in or effect on (i) the general affairs, management, financial position, shareholders’ equity or results of operation of

Borrower and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations (other than the APLP Obligations); (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender, any L/C Issuer or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means any fee owned Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof.

“MBR Authority” means authorization by FERC under Section 205 of the FPA to sell electric energy, capacity and certain ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, along with those waivers from federal regulation and blanket approvals typically granted by FERC to entities with market-based rate authorization, including blanket authorization for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of the FERC’s regulations, 18 C.F.R. Part 34.

“Merrill Lynch” as defined in the preamble hereto.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash an amount equal to 103% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of Cash an amount equal to 103% of the Fronting Exposure of the Swing Line Lender with respect to Swing Line Loans issued and outstanding at such time,  and (iii) otherwise, an amount determined by Administrative Agent and the applicable L/C Issuer or Swing Line Lender, as applicable, in their sole discretion.

“Minimum Extension Condition” as defined in Section 2.25.

“Moody’s” means Moody’s Investors Service, Inc.

“Morris” as defined in Section 5.20.

“Morris Mortgage” as defined in Section 5.20.

“Morris Project” means that certain 177 MW natural gas-fueled, combined-cycle cogeneration power plant located in Morris, Illinois, and all related assets (including related real property).

“Morris Title Policy” as defined in Section 5.20.

“Mortgage” means a Mortgage substantially in the form of  Exhibit J or such other form agreed to by Collateral Agent and Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“MUFG” as defined in the preamble hereto.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is, or was within the six-year period immediately preceding the date hereof, contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Naval Station Project” means that certain 47 MW natural gas-fueled, combined-cycle power plant located in San Diego, California, and all related assets (including related real property).

“Naval Training Project” means that certain 25 MW natural gas-fueled, combined-cycle power plant located in San Diego, California, and all related assets (including related real property).

“NEB” as defined in Section 4.29.

“Net Asset Sale Proceeds” means, an amount equal to, with respect to any Asset Sale:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) and any Interest Rate Agreement (other than a Hedge Agreement) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any post-closing adjustments and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Debt Issuance Proceeds” means an amount equal to: (i) any Cash proceeds received by Borrower or any of its Subsidiaries from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1 of this Agreement), minus (ii) any debt service reserves required to be established pursuant to the terms of such Indebtedness, so long as the prospective debt service payments covered by such debt service reserve do not exceed six months, underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries  (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets or property of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets or property to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets or property as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof.  As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” as defined in Section 2.24.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Defaulting Revolving Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” as defined in Section 2.3(b)(iii).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither Borrower nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against a Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any of its Subsidiaries.

“Non-Recourse Parties” as defined in Section 10.27.

“Non-Reinstatement Deadline” as defined in Section 2.3(b)(iv).

“Non-U.S. Currency Equivalent” means, with respect to any amount denominated in Dollars, on any date, the amount of Canadian dollars that may be purchased with such amount of Dollars at the Spot Exchange Rate on such date.

“Non-U.S. Subsidiary” means each Subsidiary which is not a U.S. Subsidiary.

“North Bay Project” means that certain 40 MW natural gas-fueled, combined-cycle power plant located in North Bay, Ontario, and all related assets (including related real property).

“North Island Project” that certain 40 MW natural gas-fueled, combined-cycle power plant located in San Diego, California, and all related assets (including related real property).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice, Issuance Notice, Swing Line Loan Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, Lender Counterparties, Lender Commodity Hedge Counterparties and noteholders under the APLP Documents, under any Credit Document, Hedge Agreement, Permitted Secured Commodity Hedge Agreement or APLP Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements or Permitted Secured Commodity Hedge Agreements, fees, expenses, indemnification or otherwise, excluding, in each case, Excluded Swap Obligations.

“Obligee Guarantor” as defined in Section 7.7.

“OEB” as defined in Section 4.29.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any Non-U.S. Subsidiary, the equivalent thereof in its jurisdiction of incorporation or organization.  In the event any term or condition of this

Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Original Term Lender” means, at any time, any Term Loan Lender (as such term is defined in the APLP Credit Agreement).

“Original Term Loans” means the Term Loans made by the Lenders to the Borrower (as such terms are defined in the APLP Credit Agreement) pursuant to Section 2.1(a) of the APLP Credit Agreement.

“Other Applicable Indebtedness” as defined in Section 2.16(b).

“Other Taxes” means any and all present or future stamp, court, filing or documentary Taxes or any other excise, property or similar Taxes (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or receipt thereof, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Outstanding Swing Line Loans” means with respect to Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Swing Line Loans, as the case may be, occurring on such date.

“Parent” means, with respect to any Person, any other Person of which the first Person is a direct or indirect Subsidiary.

“Participant” as defined in Section 10.6(g).

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” as defined in Section 3.2(q).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates and which is subject the provisions of Title IV of ERISA or to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)          Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such acquisition as if such acquisition occurred on the first day of the four consecutive Fiscal Quarter period most recently ended and for which financial statements have been delivered pursuant to Section 5.1;

(v)           Borrower shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition (or such shorter period as Administrative Agent may agree in its reasonable discretion), (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vi)          any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Effective Date or similar or related businesses.

“Permitted Debt” means the Indebtedness permitted pursuant to Section 6.1.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Repowering Capital Expenditures” means any Capital Expenditures incurred by the Borrower on behalf of a Repowering Subsidiary or incurred by any of the Repowering Subsidiaries or any Repowering Parent to improve the performance or efficiency of or extend the useful life of any of the Projects owned by such Repowering Subsidiaries in connection with or in contemplation of one or more of (x) the extension of an existing power purchase agreement by such Project, (y) the execution of a new power purchase agreement by such Project or (z) the amendment of a power purchase agreement that increases the megawatts, megawatt hours or ancillary services to be made available or delivered pursuant to, or increases the price per megawatt, megawatt hour or ancillary services paid under, a power purchase agreement for such Project, in each case, that is reasonably expected to improve the economics of such Project, after taking into account any related Permitted Repowering Financing, as compared to the Projections, as certified by an Authorized Officer of the Borrower in writing to Administrative Agent demonstrating the calculations of such economic improvement in comparison to the Projections.

“Permitted Repowering Financing” as defined in Section 6.1(u).

“Permitted Secured Commodity Hedge Agreement” means any Commodity Hedge Agreement entered into by Borrower on or after the Effective Date with a Lender Commodity Hedge Counterparty which requires that the obligations of Borrower thereunder be secured by a First Priority Lien on the Collateral of Borrower and that is designated as such by Borrower in a written notice delivered to the Collateral Agent.

“Permitted Seller Debt” means unsecured Indebtedness of Borrower incurred in connection with, and as part of the consideration payable in respect of, any Permitted Acquisition; provided that (i) there shall be no scheduled payments of principal in respect of such Indebtedness prior to the first anniversary of the Latest Maturity Date, (ii) the final maturity of such Indebtedness shall not be earlier than the first anniversary of the Latest Maturity Date and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms reasonably acceptable to Administrative Agent.

“Permitted Superior Liens” means each of the Liens permitted pursuant to clauses (b), (c), (d), (e), (f), (h) (i), (j), (l), (m), (o), (p)(i)-(iii), (q), (r) and (z) of Section 6.2 and in each case, the replacement, extension or renewal of any such Lien, provided that such Lien is on the same assets originally subject thereto and arises out of the extension, renewal or replacement of the Indebtedness secured thereby (without any increase in the amount thereof except to the extent permitted herein).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Piedmont Disposition” an Asset Sale of the assets of, or Borrower’s direct or indirect Equity Interests in, Atlantic Piedmont Holdings, LLC or Piedmont Green Power, LLC.

“Piedmont Financing Documents” has the meaning set forth in Schedule 6.1, each as in effect on the Effective Date, without giving effect to any amendment thereto.

“Piedmont Project” means that certain 53.5 MW biomass-fueled power plant located in Barnesville, Georgia, and all related assets (including related real property).

“PJM” means PJM Interconnection, L.L.C., a Delaware limited liability company, or any successor entity performing similar functions.

“Platform” as defined in Section 5.1(n).

“Pledged Collateral” means “Pledged Equity Interests” as defined in the U.S. Pledge and Security Agreement, or “Pledged Securities” as defined in the Canadian Pledge and Security Agreement or “Pledged Securities” as defined in the Canadian Pledge Agreement.

“PPSA” means the Personal Property Security Act (Ontario), provided, however, that if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to movable property of any jurisdiction other than Ontario, PPSA shall also include those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Preferred Equity” means (i) C$125,000,000 of Cumulative Redeemable Preferred Shares, Series 1 issued by the Preferred Equity Issuer on May 25, 2007, (ii) C$58,500,000 of Cumulative Rate Reset Preferred Shares, Series 2 issued by the Preferred Equity Issuer on November 2, 2009 and (iii) C$41,500,000 of Floating Rate Reset Preferred Shares, Series 3, issued by the Preferred Equity Issuer on December 31, 2014.

“Preferred Equity Issuer” means Atlantic Power Preferred Equity Ltd., a company incorporated under the laws of Alberta.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, L/C Issuers and Swing Line Lender, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, for, or at the end of, any period, including when calculating the Leverage Ratio, Interest Coverage Ratio or Adjusted EBITDA of any Person:

(a)           in the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which such amount is being calculated and on or prior to the date on which the calculation is made (the “Calculation Date”), then such amount will be calculated giving pro forma effect (determined in good faith by Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge, or such issuance, repurchase or redemption, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period;

(b)           acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, subsequent to such reference period and on or prior to the applicable Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (determined in good faith by Borrower) as if they had occurred on the first day of such period;

(c)           the Adjusted EBITDA attributable to discontinued operations, and operations or businesses (and ownership interests therein) disposed of, which disposition has been consummated, prior to the Calculation Date, will be excluded;

(d)           the consolidated interest expense attributable to discontinued operations, and operations or businesses (and ownership interests therein) disposed of, which disposition has been consummated,  prior to the Calculation Date, will be excluded;

(e)           any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during any applicable four-quarter measurement period; and

(f)            any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during any applicable four-quarter measurement period.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Revolving

Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.  For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Project” means each electric generation facility together with all related assets and real and personal property, including any related Material Contracts, any Governmental Authorizations relating to such facility or Material Contracts, and any other item relating to such facility, including any improvements to, and the operation of such facility and all activities related thereto.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Affiliates or their securities.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“QF” means a “qualifying facility,” as defined in the Public Utility Regulatory Policies Act of 1978 and the FERC’s regulations at 18 C.F.R. Part 292.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratings Reaffirmation” means, with respect to any applicable transaction, that each of S&P and Moody’s shall have delivered a written confirmation that the credit ratings assigned by such entities to the Term Loans made or committed hereunder shall be no lower than such ratings assigned by such rating agency, as the case may be, to such Term Loans immediately prior to the time that such rating agency, as the case may be, became aware of the proposed occurrence of such event and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transaction, and all transactions related thereto.

“RBC” as defined in the preamble hereto.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned or held by any Borrower Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give constructive notice of such Leasehold Property to third-parties upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary under applicable law, to give constructive notice of such Leasehold Property to third-parties.

“Refunded Swing Line Loans” as defined in Section 2.4(c)(i).

“Register” as defined in Section 2.8(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub—agents, trustees, advisors and attorneys of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any storage tanks, barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.2

“Replacement Lender” as defined in Section 2.24.

“Replacement Material Contract” means any agreement entered into in replacement of a Material Contract (I) (a) which has substantially similar or more favorable economic effect for Borrower or the applicable Subsidiary and (b) substantially similar or more favorable non-

economic terms (taken as a whole) for Borrower or the applicable Subsidiary as the Material Contract being replaced or (II) except with respect to the replacement of any Material Contract which was terminated by Borrower or any Subsidiary and at the time of such termination, the counterparty thereunder was not in default or subject to any event of default (or applicable terms of similar meaning in such Material Contract), the terms of which Borrower represents in writing as being the best achievable by Borrower or the applicable Subsidiary, taking into account then-prevailing market conditions and the economic and non-economic terms of such replacement Material Contract (taken as a whole).

“Repowering Lenders” as defined in Section 6.1(u).

“Repowering Parent” as defined in Section 6.1(u).

“Repowering Period” means a period elected by Borrower, such election to be exercised by Borrower delivering written notice thereof to Administrative Agent (who shall thereafter promptly notify the Lenders), commencing with the funding of any Permitted Repowering Financing hereunder and ending on the earlier of (a) the date that is 36 months after the Effective Date and (b) Borrower’s election to terminate such Repowering Period, such election to be exercised by Borrower delivering notice thereof to Administrative Agent (who shall thereafter promptly notify the Lenders); provided, that, after giving effect to the termination of at least one such Repowering Period in effect, (x) the Borrower shall be in compliance with the financial covenants set forth in Sections 6.7(a)(i) and 6.7(b)(i) for a 12-month period during the four-year period from the Effective Date and (y) no Event of Default shall have occurred and be continuing.

“Repowering Subsidiary” as defined in Section 6.1(u).

“Repricing Transaction” as defined in Section 2.14(c).

“Required Rating” means (A) with respect to any Commodity Hedge Counterparty, that either (a) the unsecured senior debt obligations of such Person are rated at least Baa1 by Moody’s and at least BBB+ by S&P or (b) such Commodity Hedge Counterparty’s obligations under any applicable Commodity Hedge Agreement are guaranteed by a Person whose unsecured senior debt obligations are rated at least Baa1 by Moody’s and at least BBB+ by S&P; provided that if, as of any date of determination, such Person does not have any rating for its unsecured senior debt obligations, then such Person’s corporate issuer rating shall be at least Baa1 by Moody’s and at least BBB+ by S&P or (B) with respect to any L/C Issuer, a long term unsecured non-credit enhanced senior debt rating of Baa1 or better from Moody’s and BBB+ or better from S&P.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of the aggregate Voting Power Determinants of all Lenders; provided that amount of Voting Power Determinants shall be determined by disregarding the Voting Power Determinants of any Defaulting Lender.

“Requisite Revolving Lenders” means the Requisite Lenders holding Revolving Exposure.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates; (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to the APLP Documents; and (vi) any principal payment on, redemption, repurchase, defeasance or other acquisition or retirement for value, in each case, prior to the due date of any scheduled repayment, mandatory prepayment, sinking fund payment or maturity of any Indebtedness other than any Obligation under any Credit Document, Hedge Agreement, Commodity Hedge Agreement or Permitted Secured Commodity Hedge Agreement; provided that, for the avoidance of doubt, no transfer to Sponsor in accordance with Section 2.7 shall be a “Restricted Transfer”.

“Revenues” as defined in the Depositary Agreement.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to issue and/or acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The Dollar amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A 2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Effective Date is $200,000,000.

“Revolving Commitment Period” means the period from the Funding Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) April 14, 2016 if the Term Loans are not made on or before that date; (ii) the fifth anniversary of the Effective Date, as extended pursuant to Section 2.25, if applicable; (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.14(b) or 2.15; and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any L/C Issuer, the aggregate L/C Obligations in respect of all Letters of Credit issued by that L/C Issuer (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any Unreimbursed Amount, (d) in the case of any Swing Line Lender, the Outstanding Swing Line Loans of that Lender (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Facility Arrangers” as defined in the preamble hereto.

“Revolving Facility Bookrunners” as defined in the preamble hereto.

“Revolving Lender” means a Lender having a Revolving Exposure.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B 2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Rolled Amount” as defined in Section 2.1(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” as defined in Section 6.10.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Canadian Dollars, Same Day Funds or other funds as may be determined by Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in Canadian Dollars.

“Sanctions” as defined in Section 4.25.

“Sanctions Laws” as defined in Section 4.25.

“Schedule I Reference Banks” means each of Canadian Imperial Bank of Commerce, Royal Bank of Canada and Bank of Montreal, and in each case, its successors.

“Secured Parties” means (a) the Agents, the L/C Issuers, the Lenders, the Lender Counterparties and the Lender Commodity Hedge Counterparties party to a Permitted Secured Commodity Hedge Agreement and shall include, without limitation, all former Agents, L/C Issuers, Lenders, Lender Counterparties and Lender Commodity Hedge Counterparties  to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, L/C Issuers, Lenders, Lender Counterparties or Lender Commodity Hedge Counterparties and such Obligations have not been paid or satisfied in full and (b) the APLP Trustee and the holders under and as defined in the APLP Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit G 3.

“Solvent” means, with respect to Borrower and its Subsidiaries, that as of the date of determination, (i) (a) the sum of Borrower’s and its Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower’s and its Subsidiaries’ present assets; (b) Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to its business as contemplated on the Effective Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Effective Date; and (c) Borrower and its Subsidiaries have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); (ii) Borrower and its Subsidiaries, taken as a whole, are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances; and (iii) neither Borrower nor any of its subsidiaries are an “insolvent Person” within the meaning given that term under the Bankruptcy and Insolvency Act (Canada).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Equity Contribution” as defined in Section 8.2.

“Sponsor” as defined in the preamble hereto.

“Spot Exchange Rate” means, at any date of determination thereof, the spot rate of exchange in New York, New York that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in New York, New York for the conversion of Dollars into Canadian Dollars or Canadian Dollars into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by Administrative Agent and reasonably acceptable to Borrower.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to “Subsidiaries” shall refer to Subsidiaries of Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“SWIFT” as defined in Section 2.3(f).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.4.

“Swing Line Cash Collateral Account” as defined in the Depositary Agreement.

“Swing Line Lender” means Goldman Sachs in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” as defined in Section 2.4(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), substantially in the form of Exhibit A 4.

“Swing Line Overnight Rate” means for any day, (a) with respect to any Swing Line Loan denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation and (b) with respect to any Swing Line Loan denominated in Canadian Dollars, the greater of (i) the Canadian Prime Rate and (ii) an overnight rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate unused amount of Revolving Commitments then in effect.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Syndication Agents” as defined in the preamble hereto.

“Target Debt Balance” means, for any Fiscal Quarter, an amount equal to the corresponding Dollar amount set forth in Schedule 2.15(d) for such Fiscal Quarter.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or by any jurisdiction with which that Person has a present or former connection (other than such connection arising solely from that Person having executed, delivered or performed its obligation, or received payment under, or enforced any Credit Document) on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) or any franchise Tax or branch profits Tax imposed by such a jurisdiction.

“Term Facility Arrangers” as defined in the preamble hereto.

“Term Facility Bookrunners” as defined in the preamble hereto.

“Term Loan” means a term loan denominated in Dollars made, or deemed made, by a Lender to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A 1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Effective Date is $700,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Lender” means a Lender having a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Maturity Date” means, except to the extent extended pursuant to Section 2.25, with respect to the Term Loans, the earlier of (a) the seventh anniversary of the Effective Date, and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B 1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.24.

“Title Policy” as defined in Section 3.2(d).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the Dollar Equivalent amount of the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing any L/C Issuer for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the Dollar Equivalent amount of the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Dollar Equivalent amount of the aggregate L/C Obligations.

“Transaction” as defined in Section 2.7.

“Type of Loan” means (i) with respect to Term Loans, a Base Rate Loan or a Eurodollar Rate Loan, (ii) with respect to Revolving Loans, a Base Rate Loan, a Canadian Prime Rate Loan or a Eurodollar Rate Loan and (iii) with respect to Swing Line Loans, a Base Rate Loan.

“U.S. Consents and Agreements” means each Consent and Agreement entered into with a counterparty to a Contractual Obligation of Borrower or a Subsidiary which is a U.S. Person, as required pursuant to the Credit Documents.

“U.S. Guarantor” means each Guarantor organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Person” means each Person organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by each U.S. Guarantor and each pledgor of a U.S. Person and the Collateral Agent, substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means each Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“UCA” as defined in Section 4.29.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“USGPH Inc.” means Atlantic Power (US) GP Holdings Inc.

“Unreimbursed Amount” as defined in Section 2.3(c)(i).

“Voluntary Equity Contributions” as defined in the Depositary Agreement.

“Voting Power Determinants” means, collectively, Term Loan Exposure and/or Revolving Exposure.

“Voting Stock” means stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such

Person (irrespective of whether, at the time, stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wells Fargo” as defined in the preamble hereto.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.                            Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d)).  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies as in effect immediately prior to such change.

1.3.                            Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.  In this Agreement, where the terms “continuing”, “continuance” or words to similar effect are used in relation to a Default or an Event of Default, the terms shall mean only, in the case of a Default, that the applicable event or circumstance has not been waived or, if capable of being cured, cured, prior to the event becoming or resulting in an Event of Default, and in the case of an Event of Default, that such event or circumstance has not been waived.

1.4.                            Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2.                              LOANS AND LETTERS OF CREDIT

2.1.                            Term Loans.

(a)                     Loan Commitments.

(i)                                     Subject to the terms and conditions hereof, each “Term Loan Lender” severally agrees to make, or be deemed to make pursuant to this Section 2.1(a)(i), on the Funding Date, a Term Loan to Borrower in Dollars in an amount equal to such Lender’s Term Loan Commitment.  Subject to the terms and conditions hereof and of the Cashless Roll Letter, each Original Term Lender that has elected in a Lender New Commitment (as defined in the Cashless Roll Letter) to exchange all or a portion of the Original Term Loans held by such Original Term Lender under the APLP Credit Agreement for Term Loans hereunder agrees that the Original Term Loans held by such Original Term Lender under the APLP Credit Agreement in a principal amount equal to the amount specified in the Lender New Commitment executed by such Original Term Lender (such amount, for each such Original Term Lender, the “Rolled Amount”) shall become and constitute, and have all the rights and benefits of, Term Loans as set forth in this Agreement and the other Credit Documents, in an equal principal amount.  The conversion of Original Term Loans of an Original Term Lender shall be deemed to satisfy, dollar for dollar, such Original Term Lender’s Term Loan Commitment in an amount equal to the Rolled Amount of such Lender.  Each Original Term Lender’s Term Loan Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the conversion of such Lender’s Original Term Loan on the Funding Date; provided that, to the extent the Rolled Amount of Original Term Loans held by such Original Term Lender does not fully satisfy such Original Term Lender’s Term Loan Commitment, such Original Term Lender shall in addition to such conversion make a Term Loan to Borrower on the Funding Date pursuant to this Section 2.1(a)(i) in an amount equal to such shortfall.

(ii)                                  Borrower may make only one borrowing under the Term Loan Commitment which shall be on the Funding Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.14(a) and 2.15, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date applicable to such Term Loans.  Each Term Loan Lender’s Term Loan Commitment shall terminate immediately and without further action on the Funding Date after giving effect to the funding in full of such Term Loan Lender’s Term Loan Commitment on such date.

(b)                     Borrowing Mechanics for Term Loans.

(i)                                     Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) one day prior to the Funding Date with respect to Base Rate Loans and (y) three days prior to the Funding Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent).  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Loan Lender of the proposed borrowing.

(ii)                                  Each Term Loan Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of Same Day Funds in Dollars at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Funding Date by causing an amount of Same Day Funds in Dollars as applicable equal to the proceeds of all such Term Loans received by Administrative Agent from Term Loan Lenders to be available to Borrower in accordance with the Funding Date Funds Flow Memorandum.

2.2.                            Revolving Loans.

(a)                     Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Loans in Dollars or Canadian Dollars, but in the case of Revolving Loans in Canadian Dollars only, only to reimburse a drawing under a Canadian Dollar-denominated Letter of Credit or to refinance a Canadian Dollar-denominated Swing Line Loan, to Borrower in an aggregate amount up to but not exceeding such Revolving Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Revolving Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                     Borrowing Mechanics for Revolving Loans.

(i)                                     Except pursuant to Section 2.4(d), Revolving Loans that are (A) Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) Eurodollar Rate Loans denominated in Dollars shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (C) denominated in Canadian Dollars shall be in an aggregate minimum amount of C$5,000,000 and integral multiples of C$1,000,000 in excess of that amount, or such lesser amount that equals the entire amount of a reimbursement of a Canadian Dollar-denominated Letter of Credit;

(ii)                                  Subject to Section 3.3(b), whenever Borrower desires that Revolving Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan or a Canadian Prime Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii)                               Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Revolving Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each Revolving Lender by facsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower; provided, however, that if, on the date the Funding Notice with respect to such Revolving Loans is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Loan, first, shall be applicable to the payment in full of any such L/C Borrowing and second, shall be made available to Borrower as provided below.

(iv)                              Each Revolving Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of Same Day Funds in Dollars or Canadian Dollars, as applicable, at the Principal Office of Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of Same Day Funds in Dollars or Canadian Dollars, as applicable, equal to the proceeds of all such Revolving Loans received by Administrative Agent from Revolving Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower, provided that with respect to any borrowing of a Revolving Loan made on the Funding Date, Administrative Agent will make such funds available to Borrower in accordance with the Funding Date Funds Flow Memorandum.

(v)                                 Each Revolving Lender at its option may make any Revolving Loans by causing any domestic or foreign branch or Affiliate of such Lender  to make such Revolving Loans; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Revolving Loans in accordance with the terms of this Agreement; and provided, further, that, for the avoidance of doubt, each Revolving Lender exercising such option shall continue to be required to comply with its obligations under Section 2.22.

2.3.                            Letters of Credit.

(a)                     The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of Borrower and the Revolving Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Funding Date until at least thirty days prior to the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars for the account of Borrower and/or any Guarantor, and to amend or extend Letters of Credit previously issued by it, including the Existing Letters of Credit, in accordance with subsection (b) below, and (2) to honor complying presentations under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit, including the Existing Letters of Credit, issued for the account of Borrower and/or the Guarantors and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the L/C Obligations with respect to all Letters of Credit issued by each L/C Issuer, including the Existing Letters of Credit, shall not exceed such L/C Issuer’s Letter of Credit Issuance Commitment, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by Borrower or any Guarantor for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s and Guarantor’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower and/or any Guarantor may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and fully reimbursed.  Notwithstanding anything in this Section 2.3 or otherwise herein to the contrary, Goldman Sachs Bank USA (i) shall not be obligated to issue a Letter of Credit with more than one beneficiary or to Persons outside of the United States or Canada; (ii) shall not be required to have outstanding more than fifteen (15) Letters of Credit; (iii) shall not be required to issue a Letter of Credit without a final expiry date that is prior to the Letter of Credit Expiration Date; and (iv) shall not be required to issue Letters of Credit or accept demands under Letters of Credit made by SWIFT message.  Notwithstanding anything in this Section 2.3 or otherwise herein to the contrary, Bank of America (i) shall not be obligated to issue a Letter of Credit with more than one beneficiary or to Persons outside of the United States or Canada; and (ii) shall not be required to issue a Letter of Credit without a final expiry date that is prior to the Letter of Credit Expiration Date.

(ii)                                  No L/C Issuer shall issue any Letter of Credit, if:

(A)                               subject to Section 2.3(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Requisite Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable L/C Issuer have approved such expiry date.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by Administrative Agent and the applicable L/C Issuer, the requested Letter of Credit is in an initial stated amount less than $50,000;

(D)                               any Revolving Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(E)                    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)                     the proposed use of the Letter of Credit is not in accordance with Section 2.7; or

(G)                   the requested form of such Letter of Credit is not acceptable to the L/C Issuer, in its reasonable discretion.

(iv)                              No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                                 An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)                              Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 9 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                     Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Subject to Section 3.3 and except for the Existing Letters of Credit, each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the applicable L/C Issuer during the period specified in Section 2.3(a) (with a copy to Administrative Agent and each Revolving Lender) in the form of an Issuance Notice (or, in the case of notice to Bank of America in its capacity as L/C Issuer, a Letter of Credit application), appropriately completed and signed by an Authorized Officer of Borrower.  Such Issuance Notice or Letter of Credit application, as applicable, must be received by the applicable L/C Issuer and Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days (or such later date and time as Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Issuance Notice or Letter of Credit application, as applicable, shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof (including a final expiration date in the case of an Auto-Extension Letter of Credit); (D) the name and address of the beneficiary thereof; (E) the form of such letter of credit (which shall be in compliance with the requirements of this Section 2.3) and the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit, which shall be in accordance with Section 2.7, or as otherwise approved by the L/C Issuer in its sole discretion; and (H) such other matters as the applicable L/C Issuer may require and shall be accompanied by such application as the applicable L/C Issuer may specify to Borrower or Guarantor for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and the relevant application.  In the case of a request for an amendment of any outstanding Letter of Credit, such Issuance Notice or Letter of Credit application, as applicable, shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require and shall be accompanied by such application as the applicable L/C Issuer may specify to Borrower or Guarantor for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and the relevant application.  Additionally, Borrower shall furnish to the applicable L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or Administrative Agent may require.

(ii)                                  Promptly after receipt of any Issuance Notice and/or Letter of Credit application, as applicable, the applicable L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Issuance Notice and/or Letter of Credit application, as applicable, from Borrower and, if not, such L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Lender, Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or any Guarantor or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices and, with respect to any amendment of a Letter of Credit, so long as the amendment is satisfactory to the L/C Issuer.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to (regardless of whether the conditions set forth in Section 3.3 have been satisfied), purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If Borrower so requests in any applicable Issuance Notice and/or Letter of Credit application, as applicable, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the applicable L/C Issuer, Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Requisite Revolving Lenders have elected not to permit such extension or (2) from Administrative Agent, any Revolving Lender or Borrower that one or more of the applicable conditions specified in Section 3.3 is not then satisfied (or a Default or Event of Default has occurred and is continuing), and in each such case directing such L/C Issuer not to permit such extension.

(iv)                              If Borrower so requests in any applicable Issuance Notice and/or Letter of Credit application, as applicable, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Once an Auto-Reinstatement Letter of Credit has been issued, unless otherwise directed by the applicable L/C Issuer in its sole discretion, Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from Administrative Agent that the Requisite Revolving Lenders have elected not to permit such reinstatement or (B) from Administrative Agent, any Revolving Lender or Borrower that one or more of the applicable conditions specified in Section 3.3 is not then satisfied (or a Default or Event of Default has occurred and is continuing) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Borrower and Administrative Agent and each Revolving Lender a true and complete copy of such Letter of Credit or amendment.

(vi)                              Anything herein to the contrary notwithstanding, in the event of any conflict between the terms of any Issuance Notice, any application for a Letter of Credit and those of this Agreement, the terms of this Agreement shall be controlling.

(c)                      Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify Borrower and Administrative Agent and the Revolving Lenders thereof.  In the case of a Letter of Credit denominated in Canadian Dollars, Borrower shall reimburse the applicable L/C Issuer in Canadian Dollars, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the applicable L/C Issuer shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. (New York City time) on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or at a local time as may be determined by such L/C Issuer to be necessary for timely settlement on such date of payment by such L/C Issuer under a Letter of Credit to be reimbursed in Canadian Dollars, in accordance with normal banking procedures in the place of payment (each such date, an “Honor Date”), Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing and in the applicable currency.  In the event that (A) a drawing denominated in Canadian Dollars is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.3(c)(i) and (B) the Dollar amount paid by Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in Canadian Dollars equal to the drawing, Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Canadian Dollars in the full amount of that drawing.  If Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Canadian Dollars) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof.  In such event, Borrower shall be deemed to have requested a Revolving Loan that is a Base Rate Loan or Canadian Prime Rate Loan, as applicable, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.3 (other than the delivery of a Funding Notice).  Any notice given by an L/C Issuer, Administrative Agent or the Revolving Lenders pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars or Canadian Dollars, as applicable, at the Principal Office for Dollar-denominated payments designated by such L/C Issuer in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or Canadian Prime Rate Loan, as applicable, to Borrower in such amount.  Administrative Agent shall reasonably promptly remit the funds so received to the applicable L/C Issuer in Dollars or Canadian Dollars, as applicable.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan that is a Base Rate Loan or Canadian Prime Rate Loan, as applicable, because the conditions set forth in Section 3.3 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Letter of Credit Fees Default Rate.  In such event, each Revolving Lender’s payment to Administrative Agent for the account of such L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)                              Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of

Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with the conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including without limitation, any of the events specified in Section 2.3(e); provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 3.3 (other than delivery by Borrower of a Funding Notice).  For avoidance of doubt, each Revolving Lender’s Obligation to fund its participation in any L/C Borrowing shall not be subject to the conditions set forth in Section 3.3.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Lender fails to make available to Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the L/C Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Commitment or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                     Repayment of Participations.

(i)                                     At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by Administrative Agent.

(ii)                                  If any payment received by Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the L/C Overnight Rate.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                      Obligations Absolute.  The obligation of Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing (whether made to Borrower or any of its Subsidiaries) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)                           any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)                        any amendment or waiver of or any consent or departure from all or any of the provisions of the Credit Documents or Letter of Credit;

(ix)                              any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower, any Guarantor or any Subsidiary;

(x)                                 any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to Borrower, any Guarantor or any Subsidiary or in the relevant currency markets generally; or

(xi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                       Role of an L/C Issuer.  Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Requisite Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against any L/C Issuer, and such L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all the documents specified in such Letter of Credit strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                      Applicability of ISP.  Unless otherwise expressly agreed by the applicable L/C Issuer and Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, the rules of the ISP shall apply to each standby Letter of Credit and as to all matters not governed thereby, the law of the State of New York.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to Borrower for, and each L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                     Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans times the Dollar Equivalent of the daily maximum aggregate amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to Section 2.23 shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Pro Rata Share allocable to such Letter of Credit pursuant to Section 2.23(a)(iii), with the balance of such fee, if any, payable to such L/C Issuer for its own account.  For purposes of computing the daily maximum aggregate amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand (to the extent remaining unpaid) and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily maximum aggregate amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Requisite Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Letter of Credit Fees Default Rate.

(i)                         Fronting Fee and Documentary and Processing Charges Payable to applicable L/C Issuer.  Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, a fronting fee with respect to each standby Letter of Credit, at the rate per annum equal to 0.125% per annum, computed on the Dollar Equivalent of the daily maximum aggregate amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the fifth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit and thereafter on demand (to the extent remaining unpaid) and shall continue until the later of (i) the Letter of Credit Expiration Date and (ii) the expiration or cancellation of all outstanding Letters of Credit.  For purposes of computing the daily maximum aggregate amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  In addition, Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges, if any, are due and payable on demand and are nonrefundable.

(j)                        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                     Letters of Credit Issued for Guarantors, Subsidiaries and Additional LC Parties.  Notwithstanding that a Letter of Credit issued or outstanding hereunder, including the Existing Letters of Credit, is in support of any obligations of a Guarantor, a Subsidiary or, subject to the Additional LC Parties Sub-Limit, an Additional LC Party (as approved by the applicable L/C Issuer), Borrower and each other applicant specified in the Letter of Credit shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit (for the avoidance of doubt, Borrower will be obligated for such reimbursement obligations whether or not it is the applicant).  Borrower and the Guarantors hereby acknowledge that the issuance of Letters of Credit in support of any obligations of Guarantors, Subsidiaries and, subject to the Additional LC Parties Sub-Limit, Additional LC Parties, inures to the benefit of Borrower and such Guarantor, and that Borrower’s business derives substantial benefits from the businesses of such Guarantors, Subsidiaries or Additional LC Parties.

(l)                         Resignation as L/C Issuer.  Any L/C Issuer may, upon 30 days’ notice to Borrower and the Revolving Lenders resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of any L/C Issuer.  If Goldman Sachs Bank USA, Bank of America, or another Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer as the case may be, (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit and (c) the resigning L/C Issuer shall assign its Letter of Credit Issuance Commitment to issue Letters of Credit to such successor L/C Issuer.

(m)                 Replacement of L/C Issuers.

(i)                                     If at any time an L/C Issuer ceases to have the Required Ratings, then such L/C Issuer shall promptly, and in any event within two Business Days after such cessation, notify Borrower thereof and Borrower may, upon 30 days’ prior written notice, in each case, to such L/C Issuer and Administrative Agent, (A) elect to replace such L/C Issuer in its capacity as an L/C Issuer with a Person selected by Borrower and with the Required Ratings so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent or (B) cause such L/C Issuer to assign its Letter of Credit Issuance Commitment to issue Letters of Credit to another or additional L/C Issuer selected by Borrower and with the Required Ratings, so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent; and

(ii)                                  Borrower shall notify Administrative Agent, and Administrative Agent shall notify the Revolving Lenders, of any such replacement of a L/C Issuer pursuant to paragraph (i) above.  At the time any such replacement shall become effective, Borrower shall have (A) paid all unpaid fees and Unreimbursed Amounts accrued for the account of the replaced L/C Issuer pursuant to Section 2.12 and (B) effected the cancellation and return to the replaced L/C Issuer of its Letters of Credit outstanding at such time.  From and after the effective date of any such replacement, (1) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights, powers, privileges and duties of such L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit;

2.4.                Swing Line Loans.

(a)                     The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.4, may in its sole discretion make loans in Dollars or Canadian Dollars to Borrower (each such loan, a “Swing Line Loan”) from time to time on any Business Day during the Revolving Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and

Outstanding Amount of L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Pro Rata Share of the Outstanding Amount of L/C Obligations, plus such Revolving Lender’s Pro Rata Share of the Outstanding Swing Line Loans shall not exceed such Lender’s Revolving Commitment (other than with respect to the Swing Line Lender) and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.4, prepay under Section 2.14 and Section 2.15, and reborrow under this Section 2.4.  Each Swing Line Loan denominated in Dollars shall be a Base Rate Loan and each Swing Line Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)                     Borrowing Procedures.  Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone for a borrowing in Dollars or by facsimile for a borrowing in Canadian Dollars.  Each such notice must be received by the Swing Line Lender and Administrative Agent not later than 1:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or the equivalent amount in Canadian Dollars as of the requested date of borrowing with the Spot Exchange Rate to be calculated as of such requested date of borrowing, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an Authorized Officer of Borrower.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 3 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of the Swing Line Lender in Same Day Funds.

(c)                      Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding (the “Refunded Swing Line Loans”).  Such request shall be made in writing (which written request shall be deemed to be a Funding Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.3.  The Swing Line Lender shall furnish Borrower with a copy of the applicable deemed Funding Notice promptly after delivering such notice to Administrative Agent.  Each Revolving Lender shall make an amount equal to its Pro Rata Share of the Refunded Swing Line Loans specified in such deemed Funding Notice available to Administrative Agent in Same Day Funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Principal Office for Dollar- or Canadian- Dollar-denominated payments, as applicable, designated by the Swing Line Lender not later than 1:00 p.m. (New York City time) on the day specified in such deemed Funding Notice, whereupon, subject to Section 2.4(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, to Borrower in such amount.  Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.4(c)(i), the request for a Revolving Loan that is a Base Rate Loan or a Canadian Prime Rate Loan, as applicable, submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Swing Line Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such Refunded Swing Line Loan (with interest and fees as aforesaid), the amount so paid shall constitute such

Lender’s Revolving Loan included in the relevant Revolving Commitment or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 3.3.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                     Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Swing Line Overnight Rate.  Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                      Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans.  Until each Revolving Lender funds its Refunded Swing Line Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)                       Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)                      Resignation as Swing Line Lender. The Swing Line Lender may upon 30 days’ notice to Borrower resign as Swing Line Lender.  In the event of any such resignation as Swing Line Lender, Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of the Swing Line Lender as Swing Line Lender, as the case may be.  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans, Canadian Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c).  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(h)                     Repayment by Borrower.  Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Revolving Commitment Termination Date.

2.5.                            [Reserved].

2.6.                            Pro Rata Shares; Availability of Funds.

(a)                     Pro Rata Shares.  All Term Loans shall be made by Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares.  All Revolving Loans and Swing Line Loans shall be made, and all participations purchased by Revolving Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder or purchase a participation required hereby.

(b)                     Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date (any such amount made available by Administrative Agent to Borrower, the “Corresponding Amount”).  If such Corresponding Amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such Corresponding Amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event that Administrative Agent does not make available to Borrower a requested amount on the applicable Credit Date until such time as all applicable Lenders have made payment to Administrative Agent, Administrative Agent shall deem any payment by or on behalf of a Lender hereunder that is not made in Same Day Funds prior to the time period specified herein and such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, a non-conforming payment and such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount.  If such Lender does not pay such Corresponding Amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such Corresponding Amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans or Canadian Prime Rate Loans, as applicable, for such Class of Loans.  Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and/or Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.7.                            Use of Proceeds.  The proceeds of the Term Loans made on the Funding Date shall be applied by Borrower in accordance with the Funding Date Funds Flow Memorandum (a) to repay in whole the Existing Indebtedness of APLP, or, with respect to the Existing Indebtedness of the Sponsor, to make irrevocable arrangements in connection with such repayment, including all interest and premium in connection therewith; (b) to fund a distribution to the Sponsor for the purpose of funding any one or more of open market purchases of the Sponsor’s existing debentures, establishing common or preferred stock share repurchase or buyback programs or general working capital needs of the Sponsor; (c) at the option of Borrower, to fund the Debt Service Reserve Account; (d) to pay fees, commissions and expenses related to the foregoing and to the Credit Documents (including without limitation pursuant to the Fee Letters); and (e) following consummation of the transactions described in the foregoing clauses (a) through (d), to pay a cash dividend with any remaining proceeds of the Term Loans to holders, directly or indirectly, of the Equity Interests of Borrower (the “Dividend Payment”) (clauses (a) through (e), collectively, the “Transactions”).  The proceeds of the Revolving Loans and Swing Line Loans made on and after the Funding Date shall be applied by Borrower (i) for ongoing working capital requirements and general corporate purposes of Borrower, the Guarantors and the Additional LC Parties, including without limitation the funding of acquisitions; provided that (x) Swingline Loans and Revolving Loans may be applied to the repayment of only Indebtedness existing as of the Effective Date (and not to the repayment of Indebtedness incurred on or after the Effective Date) and (y) the aggregate amount of Swingline Loans and Revolving Loans that may be applied to the repayment of Indebtedness existing as of the Effective Date shall not exceed $100 million from and after the Effective Date and (ii) to support Borrower’s, the Guarantors’ and, subject to the Additional LC Parties Sub-Limit, the Additional LC Parties’ collateral support obligations to counterparties under Contractual Obligations; provided that Revolving Commitments utilized on the Funding Date may be applied by Borrower solely, in accordance with the Funding Date Funds Flow Memorandum, (A) to issue Letters of Credit to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement, and (B) to replace instruments, outstanding on or prior to the Funding Date, that support Borrower’s, the Guarantors’ and, subject to the Additional LC Parties Sub-Limit, the Additional LC Parties’ collateral support obligations to counterparties under

Contractual Obligations.  Letters of Credit will be issued only (x) to fund the Debt Service Reserve Account in an amount equal to the Debt Service Reserve Requirement and (y) to support the Guarantors’ and, subject to the Additional LC Parties Sub-Limit, the Additional LC Parties’ collateral support obligations to counterparties under Contractual Obligations.

2.8.                            Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)                     Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                     Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of all Lenders and the Revolving Commitments and Loans of each Revolving Lender and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans or L/C Obligations or (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans or L/C Obligations)) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan.  Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.8, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)                      Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after receipt by Borrower of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.9.                            Interest on Loans.

(a)                     Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)                                     in the case of Revolving Loans:

(1) that are denominated in Dollars:

a.              if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

b.              if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

(2) that are denominated in Canadian Dollars, at the Canadian Prime Rate plus the Applicable Margin; or

(ii)                                  in the case of Swing Line Loans:

(1) that are denominated in Dollars, at the Base Rate plus the Applicable Margin; or

(2) that are denominated in Canadian Dollars, at the Canadian Prime Rate plus the Applicable Margin; and

(iii)                               in the case of Term Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)                     The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan denominated in (i) Dollars which can be made and maintained as a Base Rate Loan only or (ii) Canadian Dollars which can be made and maintained as a Canadian Prime Rate Loan only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)                      In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding)

will be made as, a Base Rate Loan).  Loans denominated in Canadian Dollars may only be made and continued as Canadian Prime Rate Loans.  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)                     Interest payable pursuant to Section 2.9(a) shall be computed (i) in the case of Base Rate Loans and Canadian Prime Rate Loans on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan  being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)                      Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan or a Canadian Prime Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)                       Borrower agrees to pay to each L/C Issuer, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such L/C Issuer in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the date that is one Business Day immediately following the date on which such drawing is honored, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, to the extent drawings are in Dollars, and that are Canadian Prime Rate Loans to the extent drawings are in Canadian Dollars, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, as applicable.

(g)                      Interest payable pursuant to Section 2.9(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by any L/C Issuer of any payment of interest pursuant to Section 2.9(f), such L/C Issuer shall distribute to each Lender, out of the interest received by such L/C Issuer in respect of the period from the date such drawing is honored to but excluding the date on which such L/C Issuer is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event any L/C Issuer shall have been reimbursed by Lenders for all or any portion of such honored drawing, such L/C Issuer shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(c) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such L/C Issuer in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such L/C Issuer was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

(h)                     For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360-day ear or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

2.10.                     Conversion/Continuation.

(a)                     Subject to Section 2.19 and so long as no Default or Event of Default shall have occurred and then be continuing.

(i)                                     Borrower shall have the option to convert at any time all or any part of any Revolving Loans, equal to $5,000,000 or C$5,000,000 (as applicable) and integral multiples of $1,000,000 or C$1,000,000 (as applicable) in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan if Borrower shall pay all amounts due under Section 2.19 in connection with any such conversion; or

(ii)                                  Borrower shall have the option to convert at any time all or any part of any Term Loan, equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan if Borrower shall pay all amounts due under Section 2.19 in connection with any such conversion; or

(iii)                               in the case of Eurodollar Rate Loans denominated in Dollars, Borrower shall have the option upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)                     Subject to Section 3.3(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan if such Loan is denominated in Dollars or a Canadian Prime Rate Loan if such Loan is denominated in Canadian Dollars.

2.11.                     Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder (including without limitation, Letter of Credit Fees (“Letter of Credit Fees Default Rate”)), shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans denominated in Dollars, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.12.                     Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.3:

(a)                     Borrower agrees to pay to Lenders having Revolving Exposure commitment fees equal to 0.75% multiplied by the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans excluding all Outstanding Swing Line Loans, plus (y) the Outstanding Amount of L/C Obligations.

All fees referred to in this Section 2.12(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.

(b)                     All fees referred to in Section 2.12(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on, the last Business Day of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Revolving Commitment Termination Date.

(c)                      Borrower agrees to pay on the Funding Date to each Lender party to this Agreement as a Lender on the Funding Date the fees set forth in the Arranger Fee Letter, pursuant to the terms thereof.

(d)                     In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon (including without limitation pursuant to the Fee Letters).

2.13.                     Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing June 30, 2016:

Amortization Date	Term Loan Installments
June 30, 2016	$1,750,000
September 30, 2016	$1,750,000
December 31, 2016	$1,750,000
March 31, 2017	$1,750,000
June 30, 2017	$1,750,000
September 30, 2017	$1,750,000
December 31, 2017	$1,750,000
March 31, 2018	$1,750,000
June 30, 2018	$1,750,000
September 30, 2018	$1,750,000
December 31, 2018	$1,750,000
March 31, 2019	$1,750,000
June 30, 2019	$1,750,000
September 30, 2019	$1,750,000
December 31, 2019	$1,750,000
March 31, 2020	$1,750,000
June 30, 2020	$1,750,000
September 30, 2020	$1,750,000
December 31, 2020	$1,750,000
March 31, 2021	$1,750,000
June 30, 2021	$1,750,000
September 30, 2021	$1,750,000
December 31, 2021	$1,750,000

March 31, 2022	$1,750,000
June 30, 2022	$1,750,000
September 30, 2022	$1,750,000
December 31, 2022	$1,750,000
March 31, 2023	$1,750,000
Term Loan Maturity Date	Remainder

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, in accordance with Sections 2.14, 2.15 and 2.16, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.14.                     Voluntary Prepayments/Commitment Reductions; Call Protection.

(a)                     Voluntary Prepayments.

(i)                                     Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

(2) with respect to Canadian Prime Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of C$5,000,000 and integral multiples of C$1,000,000 in excess of that amount;

(3) with respect to Eurodollar Rate Loans denominated in Dollars, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(4) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and in integral multiples of $100,000 in excess of that amount;

(ii)                                  All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans and Canadian Prime Rate Loans;

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent and to the Swing Line Lender, as the case may be (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by facsimile or telephone to each applicable Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).  Any such voluntary prepayment shall be applied as specified in Section 2.16(a).

(b)                     Voluntary Commitment Reductions.

(i)                                     Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, (a) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)                                  Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that any such termination or reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control or refinancing transaction).

(iii)                               If, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(c)                      Term Loan Call Protection.  In the event that all or any portion of the Term Loans are (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the Weighted Average Yield of the Term Loans or the incurrence of any debt financing having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Funding Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced.  If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 2.24 as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), in each case on or prior to the first anniversary of the Funding Date, such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

2.15.                     Mandatory Prepayments; Commitment Termination.

(a)                     Asset Sales.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.16(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) to the extent that the amount of such Net Asset Sale Proceeds is not greater than $75,000,000 and (iii) to the extent that aggregate Net Asset Sale Proceeds from the Effective Date through the applicable date of determination do not exceed the lesser of (x) $250,000,000 and (y) 15% of Consolidated Total Assets of Borrower and its Subsidiaries, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within three hundred sixty-five days of receipt thereof in long-term productive assets of the general type that are used or useful in the business of Borrower and its Subsidiaries, which 365-day period may be extended by an additional 180 days if Borrower shall have provided to Administrative Agent a binding commitment to reinvest such amounts; provided further that the Net Asset Sale Proceeds received by Borrower or any of its Subsidiaries in connection with a Piedmont Disposition shall not be required to be used to prepay the Loans and/or reduce the Revolving Commitments so long as, as of the date of such Asset Sale, (i) Atlantic Piedmont Holdings, LLC and Piedmont Green Power, LLC have not become Guarantors hereunder, (ii) no Letters of Credit issued hereunder in support of any obligations of either of Atlantic Piedmont Holdings, LLC or Piedmont Green Power, LLC remain outstanding and (iii) any intercompany debt of, or equity contribution made by Sponsor or its Subsidiaries to, Atlantic Piedmont Holdings, LLC or Piedmont Green Power, LLC following the Effective Date has been repaid in full.

(b)                     Insurance/Condemnation Proceeds.  No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.16(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) to the extent that the amount of such Net Insurance/Condemnation Proceeds is not greater than $50,000,000 and (iii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Effective Date through the applicable date of determination do not exceed $150,000,000, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Insurance/Condemnation Proceeds within three hundred sixty-five days of receipt thereof in long-term productive assets of the general type that are used or useful in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable damaged or destroyed assets thereof, which 365-day period may be extended by an additional 180 days if Borrower shall have provided to Administrative Agent a binding commitment to reinvest such amounts or is otherwise actively pursuing such repair, restoration or replacement.

(c)                      Issuance of Debt.  No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Debt Issuance Proceeds, Borrower shall prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.16(b) in an aggregate amount equal to 100% of such Net Debt Issuance Proceeds.

(d)                     Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2016, but in the case of such quarter, only with respect to the period from the Funding Date through the end of the quarter), Borrower shall, no later than thirty (30) days after the end of each Fiscal Quarter, prepay the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.16(b) in an aggregate amount equal to the greater of (i) (A) 50% of such Consolidated Excess Cash Flow minus (B) voluntary repayments of the Loans made during such Fiscal Quarter with Internally Generated Cash (excluding repayments of Revolving Loans or Swing Line Loans, except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and (ii) the amount necessary to cause the outstanding principal amount of the Loans to equal the Target Debt Balance for such Fiscal Quarter provided, that for the avoidance of doubt, no Default or Event of Default shall occur if Consolidated Excess Cash Flow is insufficient to cause the outstanding principal amount of the Loans to equal the Target Debt Balance for any such Fiscal Quarter so long as 100% of such Consolidated Excess Cash Flow shall have been applied to prepay the Loans and/or to permanently reduce the Revolving Commitments in accordance with this Section.

(e)                      Revolving Loans and Swing Line Loans.  Borrower shall from time to time prepay first, the Outstanding Swing Line Loans (in any event within 10 Business Days after such Swing Line Loan is made); and second, the Revolving Loans and L/C Borrowings to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect, provided, however, that if such excess is solely as a result of fluctuation in the rate at which Canadian Dollars may be exchanged into Dollars, (i) Borrower shall not be obligated to pay such amount until four (4) Business Days after notice from Administrative Agent and (ii) Borrower shall not be obligated to pay such amount unless such excess is greater than the Dollar Equivalent of an amount equal to 5% of the total Revolving Commitment.  If any such excess remains after repayment in full of the aggregate outstanding Revolving Loans, Borrower shall provide Cash Collateral for the L/C Obligations and Outstanding Swing Line Loans in an amount equal to at least 103% of the amount required to eliminate such excess.

(f)                       Specified Equity Contributions.  In the event that any Specified Equity Contribution is made pursuant to Section 8.2, Borrower shall prepay the Term Loans in an amount equal to 100% of such Specified Equity Contribution.

(g)                      Prepayment Certificate.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.15(a) through 2.15(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(h)                     Commitment Termination. If the Funding Date does not occur within ten (10) Business Days after the Effective Date, each of the Commitments shall automatically terminate at 5:00PM on the tenth (10th) Business Day following the Effective Date.

2.16.                     Application of Prepayments.

(a)                     Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.14(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to prepay the Term Loans and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans;

second, to repay Outstanding Swing Line Loans to the full extent thereof; and

third, to repay outstanding Revolving Loans and L/C Borrowings to the full extent thereof.

(b)                     Application of Mandatory Prepayments by Type of Loans.  Any amount required to be paid pursuant to Sections 2.15(a) through 2.15(d) and Section 2.15(f) shall be applied as follows:

first, to prepay Term Loans and further applied on a pro rata basis to the remaining scheduled Installments of principal (including the final payment at maturity) of the Term Loans; provided that if at the time any amount is required to be paid pursuant to Section 2.15(a) or (b), Borrower or any Subsidiary is required to offer to repay, prepay or repurchase any Indebtedness permitted by Section 6.1 pursuant to the terms of the documentation governing such Indebtedness with any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds (such Indebtedness required to be offered to be so repaid, prepaid or repurchased, “Other Applicable Indebtedness”), then Borrower may apply such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Cash proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repayment, prepayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.15(a) or (b), as applicable, shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

second, solely to the extent that the Term Loans have been repaid in full, to Cash Collateralize all issued and outstanding Letters of Credit and Swing Line Loans, as applicable; and

third, to prepay Outstanding Swing Line Loans, Revolving Loans, L/C Borrowings and any Unreimbursed Amounts with respect to Letters of Credit on a pro rata basis to the full extent thereof (and permanently reduce the Revolving Commitments to the full extent thereof).

(c)                      Application of Prepayments of Loans to Base Rate Loans, Canadian Prime Rate Loans and Eurodollar Rate Loans.  Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans and Canadian Prime Rate Loans to the full extent thereof, before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.19(c).

2.17.                     General Provisions Regarding Payments.

(a)                     All payments by any Credit Party of principal, interest, fees and other Obligations (other than the APLP Obligations) shall be made in Dollars or Canadian Dollars, as applicable, in Same Day Funds, without reduction, defense, recoupment, setoff or counterclaim, free of any restriction or condition, and, except as otherwise required herein, delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders.

(b)                     All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)                      Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                     Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans, in lieu of its  Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)                      Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)                       Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in Same Day Funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.11 from the date such amount was due and payable until the date such amount is paid in full.

(g)                      If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations (other than the APLP Obligations) shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent or Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the U.S. Pledge and Security Agreement, in Section 6.3 of the Canadian Pledge and Security Agreement or in Section 5.5 of the Canadian Pledge Agreement.

2.18.                     Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.18 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.19.                     Making or Maintaining Eurodollar Rate Loans.

(a)                     Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)                     Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lenders in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of Eurodollar Rate Loans has become impracticable or unavailable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, any Lender requesting compensation under this Section 2.19 shall be an “Affected Lender” and such

Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans in Dollars shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.19(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c)                      Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, within 30 days of written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.  With respect to any Lender’s claim for compensation under this Section 2.19, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d)                     Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)                      Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.19 and under Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.19 and under Section 2.20.

2.20.                     Increased Costs; Capital Adequacy.

(a)                     Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.21 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each L/C Issuer for purposes of this Section 2.20(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes or Other Taxes covered by Section 2.21 and Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost or decrease the yield to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender, within 30 days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in yield or amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.20(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)                     Capital Adequacy Adjustment.  In the event that any Lender (which term shall include each L/C Issuer for purposes of this Section 2.20(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the introduction, adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such introduction, adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.20(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  For the avoidance of doubt, for all purposes of the Credit Documents, subsections (a) and (b) of this Section 2.20 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued or promulgated by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements, the United States regulatory authorities, the Canadian regulatory authorities or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

2.21.                     Taxes; Withholding, Etc.

(a)                     Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, except to the extent required by law.

(b)                     Withholding of Taxes.  If any Credit Party, other applicable withholding agent (other than a Lender acting as a withholding agent with respect to payments made to its members, partners or beneficiaries) or Administrative Agent is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) the applicable Credit Party shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, if the liability to pay is imposed on any Credit Party; (iii) if the tax is an Indemnified Tax and unless otherwise provided in this Section 2.21, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.21(b)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the applicable Credit Party shall (if any Credit Party is responsible for the deduction, withholding or payment) deliver to Administrative Agent evidence satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)                      Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Solely for purposes of this Section 2.21(c), the term “Lender” shall include any “Agent”.

(d)                     [Reserved].

(e)                      Without limiting the provisions of Section 2.21(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)                       Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (taking into account all exceptions provided in this Section 2.21) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) paid by Administrative Agent or Lender or any of their respective Affiliates and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error.  Such payment shall be due within ten (10) days of such Credit Party’s receipt of such certificate.

(g)                      If any party determines, in its sole discretion exercised in good faith, that it has received a refund, from the Governmental Authority imposing the Tax, of any Taxes as to which it has been indemnified pursuant to this Section 2.21 (including by the payment of additional amounts pursuant to this Section 2.21), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes resulting in such indemnification payments or additional amounts and giving rise to such refund had never been imposed and such indemnification payments or additional amounts have never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                     If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.21(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)                         For purposes of this Section 2.21, the term “Lender” shall include any L/C Issuer.

2.22.                     Obligation to Mitigate.  Each Lender (which term shall include each L/C Issuer for purposes of this Section 2.22) agrees that, as promptly as practicable after the officer of such Lender that is directly or indirectly responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.19, 2.20 or 2.21, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20 or 2.21 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.22 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.22 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.23.                     Defaulting Lenders.

(a)                     Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(d); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(d); sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 3.3 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.23(a)(iii).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii)                                  Certain Fees.  (A)  No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.3(h) or 2.12(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.3(h) for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.23(d).

(B)                               With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the applicable L/C Issuer and Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting

Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii)                               Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.3 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 2.28, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv)                              Cash Collateral.  If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.23(d).

(b)                     Defaulting Lender Cure.  If Borrower, Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing that a Revolving Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.23(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)                      New Swing Line Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Revolving Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) the L/C Issuers shall not be required to issue, extend, renew or increase any Letter of Credit unless they are satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Revolving Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.23(d).

(d)                     Cash Collateral.  Upon the request of Administrative Agent and any L/C Issuer or the Swing Line Lender, as applicable, (1) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (2) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (3) any Outstanding Swing Line Loan has not been refinanced within 10 Business Days in accordance with Section 2.4(c), Borrower shall, in each case, immediately Cash Collateralize 103% of the amount of then Outstanding Amount of all L/C Obligations or such Outstanding Swing Line Loans, as applicable, pursuant to the terms of the Depositary Agreement, provided that, with respect to any Defaulting Revolving Lender (determined after giving effect to Section 2.23(a)(iii) and any Cash Collateral provided by such Defaulting Lender), such Cash Collateral shall be in an amount not less than the Minimum Collateral Amount.

(i)                                     Grant of Security Interest.  All Cash Collateral provided by Borrower or a Defaulting Lender (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at an institution selected by Administrative Agent (which, with respect to Borrower, unless otherwise agreed by the applicable L/C Issuer, shall be the applicable L/C Cash Collateral Account).  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of Administrative Agent, each L/C Issuer and the Revolving Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below.  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable L/C Issuer and Swing Line Lender and other Revolving Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, each Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23, Section 2.3, Section 2.4, Section 2.15(e) and Section 2.16(b) in respect of Letters of Credit and Swing Line Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit and Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)                               Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by Administrative Agent that there exists excess Cash Collateral; provided that, (x) subject to the other provisions of this Section 2.23, the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and (y) Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the existence of a Default or Event of Default.

2.24.                     Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19, 2.20 or 2.21, and (ii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.23(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans and L/C Advances of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.12 (but, in the case of any Defaulting Lender, subject to Section 2.23(a)(ii)); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.19(c), 2.20 or 2.21 or otherwise, as if it were a prepayment (without regard to any pro-rata payment obligation in respect of any other Loans); (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and (4) in the case of any such assignment resulting from a claim for payment under Section 2.20 or 2.21, or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction of such payments; provided, Borrower may not make such election with respect to any Terminated

Lender that is also an L/C Issuer, unless, prior to the effectiveness of such election, Borrower shall have caused the outstanding Letters of Credit issued thereby to be cancelled.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.25.                     Extensions of Loans.

(a)                     Borrower may from time to time, pursuant to the provisions of this Section 2.25, agree with (i) with respect to the Term Loans, one or more Term Loan Lenders holding Term Loans and Commitments of any Class and (ii) with respect to any Extension of Revolving Loans and Commitments, Revolving Lenders (other than Defaulting Lenders) having or holding Revolving Exposure representing more than 50% of the sum of the aggregate Voting Power Determinants of all Revolving Lenders, in each case, to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof, including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.25, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms and conditions to each such Lender.  In connection with each Extension, Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (provided that any new maturity date for any extended Revolving Loans and Commitments shall (x) not be later than the first anniversary of the then-existing maturity date and (y) be on or before the sixth anniversary of the Effective Date) (each, an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension.  After giving effect to any Extension, the Term Loans or Revolving Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder (an “Extended Loan Class”).

(b)                     In the case of any Extension Amendment relating to Revolving Commitments or Revolving Loans, (i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Revolving Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the applicable Revolving Commitment Termination Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swing Line Loan as between the Revolving Commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Revolving Commitment Termination Date relating to such non-extended Revolving Commitments has occurred, (iii) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full), (iv) Borrower shall not be permitted to effect an Extension with respect to Revolving Commitments or Revolving Loans more than two times over the term of the Revolving Commitments or Revolving Loans and (v) with respect to Letters of Credit and Swing Line Loans, the Revolving Commitment Termination Date with respect to the Revolving Commitments may not be extended without the prior written consent of the L/C Issuers and the Swing Line Lender.  If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Revolving Commitment Termination Date with respect to any Class of Revolving Commitments while an extended Class of Revolving Commitments remains outstanding, Borrower shall make such payments as are necessary in order to eliminate such excess on such Revolving Commitment Termination Date.

(c)                      Each Extension shall be subject to the following:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension and Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with the covenant set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 after giving effect to such Extension;

(ii)                                  the Term Loans or Revolving Loans, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Term Loans”, “Extended Revolving Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Term Loans or Revolving Loans, as applicable, subject to the related Extension Offer, except as modified pursuant to the Extension Offer (as applicable, “Existing Term Loans”, “Existing Revolving Loans” or “Existing Revolving Commitments”); provided that at no time shall there be more than three different Classes of Term Loans or three different classes of Revolving Loans;

(iii)                               (A) the final maturity date of any Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the weighted average life to maturity of any Term Loans or Revolving Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans or Existing Revolving Commitments, as applicable; (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment; (D) no repayment of any Extended Term Loans or Extended Revolving Commitments, as applicable, shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (E) the Extended Term Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Term Loans or Extended Revolving Commitments, as applicable; and (F) the other terms and conditions applicable to Extended Term Loans and/or Extended Revolving Commitments may be terms different than those with respect to the Existing Term Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the Latest Maturity Date of the Existing Terms Loans or Existing Revolving Commitments, as applicable; provided further, each Extension Amendment may, without the consent of any Lender other than (I) the applicable extending Lenders and (II) in the case of any Extension of Revolving Loans and Commitments, the consent of Lenders (other than Defaulting Lenders) having or holding Revolving Exposure representing more than 50% of the sum of the aggregate Voting Power Determinants of all Revolving Lenders, in each case effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent and Borrower, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided however, no Extension Amendment may provide for any Class of Extended Term Loans or Extended Revolving Commitments to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Term Loans or Existing Revolving Commitments and any other Indebtedness that is to be secured equally and ratably with the Obligations under this Agreement;

(iv)                              if the aggregate principal amount of Term Loans or Revolving Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans or Revolving Loans, as the case may be, of such Class offered to be extended by Borrower pursuant to the relevant Extension Offer, then such Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v)           all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(vi)          any applicable Minimum Extension Condition (as defined below) shall be satisfied; and

(vii)         no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.3 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

(d)       The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent) of Loans be extended by such Extension.  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 10.6 will not apply to Extensions of Term Loans or Revolving Loans, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Term Loans or Revolving Loans, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)       No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.24; provided, however, that if so requested by Borrower in an Extension Offer, Requisite Lenders may approve an amendment to have such Lenders be deemed Non-Consenting Lenders and subject to the terms and conditions of Section 2.24.

(f)        The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order establish new Classes of Term Loans or Revolving Loans, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.25.  Notwithstanding the foregoing, Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.25 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders.  Without limiting the foregoing, in connection with any Extensions, (i) the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans or Extended Revolving Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.5.

(g)       In connection with any Extension, Borrower shall provide Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, Administrative Agent to accomplish the purposes of this Section 2.25.

2.26.       Offer to Repay Upon Change of Control.  If a Change of Control occurs, unless Borrower elects to prepay the Term Loans pursuant to Section 2.14(a), each Lender will have the right to require Borrower to prepay all or any part of the Term Loans held by such Lender pursuant to an offer to be provided by Borrower pursuant to the below requirements (the “Change of Control Offer”).  In the Change of Control Offer, Borrower will provide to each Lender an offer to prepay the outstanding Term Loans held by such Lender in cash equal to the aggregate principal amount of all outstanding Term Loans plus accrued and unpaid interest, if any, on such Term Loans, plus 1.00% of the aggregate principal amount of such outstanding Term Loans (a “Change of Control Payment”).  No later than three (3) Business Days following any Change of Control or, at Borrower’s option as set forth below, prior to any Change of Control, Borrower will deliver a copy of the Change of Control Offer to Administrative Agent and each Lender in accordance with Section 10.1 describing the transaction or transactions that constitute the Change of Control and either in writing notifying Administrative Agent and each Lender that it has elected to prepay the Term Loans pursuant to Section 2.14(a) or offering to prepay the Term Loans on the date specified in the notice, which date will be no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is mailed pursuant to the procedures required by this Agreement and described in such notice (the “Change of Control Payment Date”).  On the Change of Control Payment Date, Borrower will, to the extent lawful, pay to Administrative Agent for the account of each Lender who accepted the Change of Control Offer, in immediately available funds, an amount equal to the Change of Control Payment in respect of all Term Loans held by such Lender.  Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of

Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

2.27.       Currency Matters.  All Obligations of each Credit Party under the Credit Documents, Hedge Agreements or Permitted Secured Commodity Hedge Agreements shall be payable in the currency in which such Obligations are denominated.  Unless stated otherwise, all calculations, comparisons, measurements or determinations under the Credit Documents shall be made in Dollars.  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted into the Dollar Equivalent of Dollars on the date of calculation, comparison, measurement or determination.

2.28.       Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 3.          CONDITIONS PRECEDENT

3.1.         Effective Date.  The occurrence of the Effective Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)       Credit Agreement.  Administrative Agent and the Arrangers shall have received copies of the Credit Agreement, originally executed and delivered by each applicable Credit Party (in such number as Administrative Agent may reasonably request taking into account the number of Lenders).

(b)       Organizational Documents; Incumbency.  Administrative Agent and the Arrangers shall have received, in respect of each Credit Party and the General Partner, (i) each

Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Effective Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership) and the General Partner, acting in its own capacity; (iii) resolutions of the board of directors or similar governing body of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership) and the General Partner, acting in its own capacity, approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership) and the General Partner, acting in its own capacity, in each case, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which such Credit Party or the General Partner is, or shall become, a party or by which it or its assets may be bound as of the Effective Date and the Funding Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of such Credit Party’s or the General Partner’s, as applicable, jurisdiction of incorporation, organization or formation dated the Effective Date or a recent date prior thereto; and (v) signature and incumbency certificates of one or more officers of the General Partner, acting on behalf of Borrower, who are authorized to execute Funding Notices, Issuance Notices, Letter of Credit applications and Swing Line Loan Notices delivered under this Agreement, in substantially the form of Exhibit O hereto (with such amendments or modifications as may be approved by Administrative Agent).

(c)       Organizational and Capital Structure.  The organizational structure and capital structure of Sponsor, Borrower and its Subsidiaries, after giving effect to the Transactions, shall be as set forth on Schedule 4.1.

(d)       Effective Date Certificate.  Borrower shall have delivered to Administrative Agent and the Arrangers an originally executed Effective Date Certificate, together with all attachments thereto.

(e)       Lien Searches. Administrative Agent shall have received the results of a recent lien search in each jurisdiction where a Credit Party and the General Partner is organized, and in each jurisdiction in Canada where any Credit Party has tangible personal property, and such search shall reveal no Liens on any of the assets of the Credit Parties or the General Partner except for Permitted Liens and Liens discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to Administrative Agent.

3.2.         Funding Date.  The several obligation of each Lender or L/C Issuer, as applicable, to make, or cause one of their respective Affiliates to make, a Credit Extension on the Funding Date, to be applied in accordance with the Funding Date Funds Flow Memorandum is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Funding Date, in each case in form and substance acceptable to Administrative Agent and the Arrangers:

(a)       Credit Documents.  Administrative Agent and the Arrangers shall have received copies of each Credit Document to the extent not previously delivered, originally executed and delivered by each applicable Credit Party and the General Partner (in such number as Administrative Agent may reasonably request taking into account the number of Lenders).

(b)       Existing Indebtedness.  Concurrently with or prior to the occurrence of the Funding Date, Sponsor and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness or made irrevocable arrangements for the repayment of any Existing Indebtedness that requires irrevocable notice of payment (and such irrevocable notice of payment shall include irrevocable instructions to the trustee under such Existing Indebtedness to deposit, in the event that such payment is for any reason returned or otherwise not made as provided in such prepayment notice, the funds received by the Sponsor or its Subsidiaries into one of the Accounts as directed by the Collateral Agent), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Funding Date, and (iv) made arrangements satisfactory to Administrative Agent and the Arrangers with respect to the cancellation of any letters of credit outstanding thereunder or the issuance  of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto.

(c)       Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arrangers.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)       Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:

(i)            fully executed and, if required to effect recording, notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.2(d) (each, a “Funding Date Mortgaged Property”);

(ii)           in the case of each Leasehold Property that is a Funding Date Mortgaged Property with the exception of the Leasehold Property known as Moresby Lake, British Columbia, evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iii)          (A) (I) with respect to each Funding Date Mortgaged Property located in Canada, mortgagee title insurance policies or similar policies applicable in the jurisdiction where the Real Estate Assets are located or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent and, (II) with respect to each Funding Date Mortgaged Property located in the United States, ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Funding Date Mortgaged Property in form and substance reasonably satisfactory to Collateral Agent and, in the case of both A(I) and A(II) above, including all endorsements reasonably required by Collateral Agent and reasonably available in the applicable jurisdiction (each, a “Title Policy”), in an aggregate amount of not less than $634,960,000 allocated based on amounts agreed by the Arrangers and Borrower, together with, in the case of A(II) above only, a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Funding Date and, in the case of both A(I) and (AII) above, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Borrower Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy, and, in the case of A(II) above only, all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Funding Date Mortgaged Property in the appropriate real estate records;

(iv)          (A)  a completed Flood Certificate with respect to each Funding Date Mortgaged Property located in the United States, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program; (B)  if the Flood Certificate states that such Funding Date Mortgaged Property is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from Collateral Agent (x) as to the existence of such Funding Date Mortgaged Property and (y) as to whether the community in which each Funding Date Mortgaged Property is located is participating in the Flood Program; and (C)  if such Funding Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(v)           new or existing surveys of all Funding Date Mortgaged Properties located in the United States which are not Leasehold Properties, together with an affidavit of no change, if applicable, in form and substance reasonably acceptable to Collateral Agent and sufficient for the title company(ies) to delete all standard survey exceptions from the Title Policies; and

(vi)          evidence that all other actions necessary to create a valid first and subsisting perfected First Priority security interest on the property described in the Mortgages have been taken.

(e)       Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party and the General Partner shall have delivered to Collateral Agent:

(i)            evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their respective obligations under the U.S. Pledge and Security Agreement, Canadian Pledge and Security Agreement, the Canadian Pledge Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements or PPSA financing statements, as applicable, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)           a completed Collateral Questionnaire dated as of the Funding Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)          fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the U.S. Pledge and Security Agreement and Schedule 4.1(l) to the Canadian Pledge and Security Agreement;

(iv)          the equity interest certificates representing the Pledged Collateral referred to in the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement and the Canadian Pledge Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Collateral referred to in the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement and the Canadian Pledge Agreement, as applicable, indorsed in blank; and

(v)           a Consent and Agreement with respect to each Contractual Obligation listed on Schedule 3.2(e)(v).

(f)        Environmental Reports.  Administrative Agent and the Arrangers shall have received Phase I reports, in form, scope and substance reasonably satisfactory to Administrative Agent and Arrangers, regarding environmental matters relating to the Facilities.

(g)       Financial Statements; Projections.  Administrative Agent and the Arrangers shall have received from Sponsor (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of the Sponsor and its Subsidiaries as at the Funding Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Funding Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Arrangers, and (iii) the Projections.

(h)       Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(i)        Opinions of Counsel to Credit Parties.  Administrative Agent, Lenders and each L/C Issuer shall have received originally executed copies of the favorable written opinions of (i) Chadbourne & Parke LLP, New York special counsel for the Credit Parties, (ii) Archer & Greiner, Paul Hastings LLP, Stoel Rives, Holland & Hart LLP, Burnet, Duckworth & Palmer LLP, MacPherson Leslie & Tyerman LLP and Stinson Leonard Street LLP, local and/or specialist counsel to the Credit Parties, with respect to (v) in each jurisdiction the laws of which govern one or more power purchase agreements (or equivalent arrangements) to which any Subsidiary (other than Piedmont Green Power, LLC and Cadillac Renewable Energy, LLC) is a party on the Funding Date, the enforceability of such agreements under the laws of such jurisdiction, (w) in each state or province pursuant to the laws of which a Credit Party is formed, the existence of such Credit Party, the due authorization, delivery, execution and performance by such Credit Party of the Credit Documents and other related matters, (x) in each state or province in which a Funding Date Mortgaged Property is located, the enforceability of the form(s) of Mortgages to be recorded in such state, (y) in each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and (z) with respect to each Generation Facility (other than the Generation Facilities owned by Piedmont Green Power, LLC and Cadillac Renewable Energy, LLC), local regulatory and enforceability matters; and (iii) Goodmans LLP, special Canadian counsel to the Credit Parties, in each case in form and substance satisfactory to the Administrative Agent and the Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent, Lenders and each L/C Issuer).

(j)        Fees.  Borrower shall have paid to each Agent, each Arranger, each Bookrunner and each Syndication Agent the fees payable on or before the Funding Date referred to in Section 2.12(c) and (d) and all expenses payable pursuant to Section 10.2 which have accrued to the Funding Date.

(k)       Solvency Certificate.  On the Funding Date, Administrative Agent and the Arrangers shall have received a Solvency Certificate from the chief financial officer of the General Partner, acting on behalf of Borrower, dated the Funding Date, and certifying that after giving effect to the consummation of the Transactions and any rights of contribution, Borrower and its Subsidiaries on a consolidated basis are and will be Solvent.

(l)        Funding Date Certificate.  Borrower shall have delivered to Administrative Agent and the Arrangers an originally executed Funding Date Certificate, together with all attachments thereto.

(m)      Credit Rating.  The Term Loans shall have been assigned a public credit rating from each of Moody’s and S&P.

(n)       No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened

(including any Environmental Claim) in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and the Arrangers, singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

(o)       Letter of Direction.  Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself, Lenders and each L/C Issuer, directing the disbursement on the Funding Date of the proceeds of the Loans made on such date.

(p)       Report of Independent Engineer and Marketing Consultant.  Administrative Agent shall have received an independent engineer’s report and a market consultant report of Leidos Engineering, LLC with respect to the Generation Facilities, each dated as of or about the Funding Date, in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers, together with a certificate of Leidos Engineering, LLC in respect thereof reasonably satisfactory to the Administrative Agent, upon which each Arranger, each Agent, each Lender and each L/C Issuer shall be entitled to rely to the extent each such party shall have entered into a customary use of work product agreement of Leidos Engineering, LLC.

(q)       Patriot Act.  At least 10 days prior to the Funding Date, each Lender and each L/C Issuer shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(r)        Establishment of Accounts.  Each of the Accounts and Local Operating Accounts shall have been established.

(s)        Material Contracts.  Administrative Agent and the Arrangers shall have received true, correct and complete copies of each Material Contract set forth on Schedule 4.16.

(t)        Agent for Service of Process.  Administrative Agent shall have received evidence of acceptance of appointment by CT Corporation as agent for service of process on Borrower and each Canadian Guarantor, as set forth in Section 10.15(b).

(u)       Contribution of Equity Interests.  The Administrative Agent and the Arrangers shall have received evidence satisfactory to each of such Persons of the contribution to USGPH Inc. of 100% of the equity interests of APGI and APT such that each of their respective Subsidiaries shall have become direct or indirect Subsidiaries of USGPH Inc. on or prior to the Funding Date.

3.3.         Conditions to Each Credit Extension.

(a)       Conditions Precedent.  The obligation of each Lender to make any Loan or each L/C Issuer to issue or amend (other than an amendment that reduces the amount available to be drawn under a Letter of Credit or a technical amendment that does not alter the economic terms (including tenor), draw conditions or identity of the parties of such Letter of Credit) any Letter of Credit, on any Credit Date, including the Funding Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)            Administrative Agent shall have received a fully executed and delivered Funding Notice, Issuance Notice (and/or any related application for a Letter of Credit, as further specified in Section 2.3) or Swing Line Loan Notice, as the case may be;

(ii)           after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii)          as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iv)          prior to, as of, and after giving effect to such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default (including, without limitation, failure to be in Pro Forma compliance with Section 6.7); and

(v)           on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice and/or Letter of Credit application, as applicable, and such other documents or information as the applicable L/C Issuer may reasonably require in connection with the issuance of such Letter of Credit.

(b)       Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given.  In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern.  In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given.  None of Administrative Agent, any Lender nor any L/C Issuer shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and L/C Issuers to enter into this Agreement and to make each Credit Extension to be made thereby, each Borrower Credit Party and, when specifically indicated, the Sponsor, represents and warrants to each Agent, Lender and L/C Issuer on each of the Effective Date, the Funding Date and on each Credit Date, that the following statements are true and correct:

4.1.         Organization; Requisite Power and Authority; Qualification.  Each Credit Party and the General Partner (a) is duly organized, validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (to the extent such concept is known in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.         Equity Interests and Ownership.  The Equity Interests of each of Borrower and its Subsidiaries and the General Partner have been duly authorized and validly issued.  Except as set forth on Schedule 4.2, as of the Effective Date and the Funding Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower, any of its Subsidiaries or the General Partner is a party requiring, and there is no membership interest or other Equity Interests of Borrower, any of its Subsidiaries or the General Partner outstanding which upon conversion or exchange would require, the issuance by Borrower, any of its Subsidiaries or the General Partner of any additional membership interests or other Equity Interests of Borrower, any of its Subsidiaries or the General Partner or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower, any of its Subsidiaries or the General Partner.  Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Effective Date and as of the Funding Date both before and after giving effect to the Transactions.  Except as set forth on Schedule 4.2, Borrower, the General Partner and Borrower’s Subsidiaries do not own any Equity Interests in any Person other than the Equity Interests in Borrower and Subsidiaries of Borrower.

4.3.         Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.         No Conflict.  Assuming receipt of any FERC approvals required in connection with the  Secured Parties’ exercise of remedies under the Credit Documents, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) in a material manner any provision of any law or any governmental rule or regulation applicable to Credit Parties or any of their Subsidiaries, (ii) any of the Organizational Documents of Credit Parties or any of their Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on  Credit Parties or any of their Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Credit Parties or any of their Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of  Credit Parties or any of their Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of  Credit Parties or any of their Subsidiaries, except for such approvals or consents (i) which will be obtained on or before the Funding Date and (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5.         Governmental Consents.  Subject to Section 4.4(d)(i), and assuming receipt of any FERC approvals required in connection with the  Secured Parties’ exercise of remedies under the Credit Documents, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Funding Date or, with regard to Non-U.S. Subsidiaries, promptly thereafter within any applicable time limit provided by relevant legislation, as permitted by applicable law.

4.6.         Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.         Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the Funding Date, neither the Sponsor nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects the Sponsor and any of its Subsidiaries taken as a whole.

4.8.         Projections.  On and as of the Funding Date, the financial projections of Borrower and its Subsidiaries for the period of Fiscal Year 2016 through and including Fiscal Year 2022 (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Funding Date, management of Borrower believed that the Projections were reasonable and attainable.

4.9.         No Material Adverse Effect.  (i) As of the Effective Date and the Funding Date, since December 31, 2014, and (ii) at any time this representation and warranty is made thereafter, since the Funding Date, no event, circumstance or change has occurred and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Credit Parties (other than matters of a general economic nature), that have caused or evidence, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10.       No Restricted Junior Payments.  (i) As of the Effective Date, and (ii) at any time this representation and warranty is made thereafter, since the Funding Date, neither Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11.       Adverse Proceedings, Etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) in any jurisdiction that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.       Payment of Taxes.  Except as otherwise permitted under Section 5.3, all federal income Tax returns and all other material Tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable or required to be remitted have been paid when due and payable or remitted on a timely basis, as applicable, or are being contested in good faith and by appropriate proceedings; provided reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.       Properties.

(a)       Title.  Each of Borrower and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)       Real Estate.  As of the Funding Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Borrower Credit Party, regardless of whether such Borrower Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower Credit Party, enforceable against such Borrower Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.       Environmental Matters.  (a) Except as set forth in Schedule 4.14, neither Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written Adverse Proceeding, order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) neither Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or letter or written request for information under any comparable foreign, state, provincial or territorial law the subject of which could reasonably be expected to result in a Material Adverse Effect; (c) to each of Borrower’s and its Subsidiaries’ knowledge, there are, and have been, no conditions, occurrences or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (d) Borrower and its Subsidiaries are in compliance with all current Environmental Laws, including the acquisition of all air emission credits and allowances required for the Projects to operate in the ordinary course, except to the extent that no Material Adverse Effect individually or in the aggregate could reasonably be expected to result, and are in compliance with reasonably foreseeable future requirements pursuant to or under Environmental Laws, except to the extent that no Material Adverse Effect, individually or in the aggregate, would reasonably be expected to occur; and (e) to each of Borrower’s and its Subsidiaries’ knowledge, no event or condition is occurring or has occurred with respect to Borrower or any of its Subsidiaries relating to any violation of Environmental Law or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.       No Defaults.  Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.       Material Contracts.  As of the Effective Date and the Funding Date, Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Effective Date or the Funding Date.

4.17.       Governmental Regulation.  None of Sponsor or any of its Subsidiaries is subject to regulation under or has received a waiver of, or blanket authorization with respect to, the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign law, statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations (other than the APLP Obligations) unenforceable.  None of Sponsor or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.       Federal Reserve Regulations; Exchange Act.

(a)       None of Sponsor or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)       No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19.       Employee Matters.  There is (a) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, except as could not be reasonably likely to have a Material Adverse Effect and (b) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place.  The hours worked by and payments made to employees of Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from Borrower or any of its Subsidiaries, or for which any claim may be made against Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of

Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.20.       Employee Benefit Plans.

(a)       (i) Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower or any of its Subsidiaries, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, and (vi) Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; in each of subclause (i) through (vi), except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(b)       (i) Each Foreign Plan is, and has been, established, registered, amended, funded, invested and administered in compliance with its terms and all applicable laws, except where any failure to do so could not reasonably be expected to result in a Material Adverse Effect; (ii) all employer and employee payments, contributions and premiums required to be remitted, paid to or paid in respect of each Foreign Plan have been paid or remitted in accordance with its terms and all applicable laws except where such failure is not reasonably expected to result in a Material Adverse Effect; (iii) there is no investigation by a Governmental Authority or claim (other than routine claims for the payment of benefits) pending or, to the knowledge of Borrower, threatened involving any Foreign Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits) that is reasonably expected to result in a Material Adverse Effect; and (iv) no Foreign Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Subsidiaries or Affiliates that is reasonably expected to result in a Material Adverse Effect.

(c)       No Borrower Credit Party has ever maintained, sponsored, contributed to or had any obligation to contribute to, or has participated in, a Canadian Defined Benefit Plan, nor does any Borrower Credit Party currently do so.

4.21.       Certain Fees.  No broker’s or finder’s fee or commission with respect to the Transactions will be payable except as payable to Agents, Lenders and L/C Issuers.

4.22.       Solvency.  Borrower and its Subsidiaries are and, upon the incurrence of any Obligation by the Credit Parties on any date on which this representation and warranty is made, will be on a consolidated basis, Solvent.

4.23.       Compliance with Statutes, Etc.  Each of Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.24.       Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document, and no information, documentation or other materials (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature, “Information”) in any other documents, certificates or written statements furnished directly or indirectly to any Agent, Lender or L/C Issuer by or on behalf of Borrower or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby is or will be, when taken as a whole, not complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made and furnished, it being recognized by each other party hereto and the Lenders and L/C Issuers that such projections as to future events are not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material. The Credit Parties agree that if any of the representations in the first sentence of this Section 4.24 would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then the Credit Parties shall promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.

4.25.       Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act.  To the extent applicable, no Credit Party nor any of their respective Subsidiaries nor, to the knowledge of Borrower, any of their respective directors, officers, employees, agents or Affiliates is subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), the Royal Canadian Mounted Police, the Canada Border Services Agency, the Department of Foreign Affairs and International Trade (Canada), the Department of Justice (Canada) or any other applicable U.S. or Canadian sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders promulgated or issued thereunder, collectively, “Sanctions Laws”).  Each Credit Party and each of their respective Subsidiaries and, to the knowledge of Borrower, their respective directors, officers, employees, agents and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt

Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders promulgated or issued thereunder (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”).  No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that is known by the Borrower at such time to be the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

4.26.       Collateral Documents.  As of the Funding Date and thereafter, the Collateral Documents that have been delivered on or prior to the date this representation is made are effective to create, in favor of Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Collateral Document is a perfected Lien on and security interest in all right, title and interest of the Credit Parties in the Collateral purported to be covered thereby (including delivery to Collateral Agent of the certificates evidencing all of the equity interests in Borrower), prior and superior to all other Liens other than Permitted Superior Liens.  As of the Funding Date and thereafter, the descriptions of the Collateral set forth in each Collateral Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of Collateral Agent for the benefit of the Secured Parties under the Collateral Documents.

4.27.       Insurance.  The properties of Borrower and each of its Subsidiaries are insured, or at the time acquired will be insured, in such amounts and covering such risks as each Borrower Credit Party reasonably believes is customary and adequate for the conduct of the business of Borrower and each of its Subsidiaries.

4.28.       Flood Insurance.  As of the Effective Date and the Funding Date, except as indicated on Schedule 4.13, no material portion of the Collateral is located in a Flood Zone.

4.29.       Regulatory Status.  Except with respect to Curtis/Palmer Hydroelectric Company, L.P., each of Borrower and each Subsidiary that directly owns or operates a Project either (a) is an EWG and if making power sales in interstate commerce within the United States and not solely within a foreign country has MBR Authority, or (b) is a FUCO or (c) is a QF eligible for the regulatory exemptions set forth at 18 C.F.R. §§ 292.602(b) and 292.602(c) and (i) is eligible for the regulatory exemptions set forth at 18 C.F.R. § 292.601(c), including the exemption from regulation under Sections 205 and 206 of the FPA set forth at 18 C.F.R. § 292.601(c)(1) or (ii) has MBR Authority.  Curtis/Palmer Hydroelectric Company,  L.P. is an EWG, and a QF with a FERC-approved rate schedule.  Each of Borrower and each Subsidiary that directly owns or operates a Project located in (a) the Province of Ontario, holds a generator license with the Ontario Energy Board (“OEB”) and has registered the Project and Borrower and/or Subsidiary, as applicable, with the Ontario Independent Electricity System Operator

(“IESO”), and such license and registrations are that is in full force and effect and in good standing, and (b) the Province of British Columbia, (i) holds a power purchase agreement with BC Hydro (“BC Hydro”) that is in full force and effect and in good standing, and accepted by the British Columbia Utilities Commission (“BCUC”), and (ii) maintains its Governmental Authorizations to remain exempt from regulation as a “public utility”, as defined in the Utilities Commission Act (British Columbia) (“UCA”), with respect to (x) its related Generation Facility, (y) the sale of electricity and the performance by Borrower or such Subsidiary, as applicable, of its obligations under such power purchase agreement  with BC Hydro, and (z) the purchase of electricity and the performance by Borrower or such Subsidiary, as applicable, of its obligations under the related energy purchase agreement with Canadian Hydro Developers Inc. dated August 14, 2006 as amended.  In addition to the foregoing, no Project located in Canada (i) exports electricity or any related products outside of Canada or (ii) requires any license or other permission or exemption from the National Energy Board of Canada (“NEB”).

4.30.       FERC and Canadian Provincial Regulatory Proceedings.  There are no current or pending FERC or Canadian provincial regulatory proceedings, investigations or inquiries with respect to Borrower, each Subsidiary that directly owns or operates a Project, or an electric generation facility owned or leased by any Subsidiary (a “Generation Facility”), as applicable, including any current or pending IESO market rule breaches and OEB compliance proceedings, other than the FERC, OEB, and IESO rulemakings of general applicability.

4.31.       FERC and Canadian Provincial Regulatory Approvals.  Except for those FERC approvals that have been previously obtained or any FERC approvals required in connection with the Secured Parties’ exercise of remedies under the Credit Documents, no prior approvals or authorizations from FERC with respect to the transactions contemplated by the Credit Documents are required to be obtained by Borrower, any Guarantor, or any Secured Party.  Except for those approvals, acceptances or exemptions of the OEB or the BCUC that have been previously obtained (and that have been disclosed to the Secured Parties) or any approvals of the OEB or the BCUC required in connection with the Secured Parties’ exercise of remedies under the Credit Documents, no prior approvals, acceptances or exemptions from the OEB or BCUC with respect to the transactions contemplated by the Credit Documents are required to be obtained by Borrower, any Guarantor, or any Secured Party.

4.32.       Existing Regulatory Orders.  Each Subsidiary of Borrower that owns or leases a Generation Facility in the United States is in full compliance in all material respects with the terms and conditions of all orders issued by FERC, including with respect to hydroelectric licenses issued to any Subsidiary or Project pursuant to Part I of the FPA and obtained by Borrower or such Subsidiary.  Each of Borrower and each Subsidiary that directly owns or operates a Project located in Canada is in full compliance in all material respects with the terms and conditions imposed by all applicable Governmental Authorities regarding the regulation of electric power including without limitation the OEB, IESO, BC Hydro, and the BCUC, and including the terms and conditions of the applicable generator license issued by the OEB, the UCA, and the applicable power purchase agreements and transmission connection agreements.

4.33.       PUHCA.  Borrower is a “holding company” within the meaning of Section 1262(8) of PUHCA and 18 C.F.R. § 366.1 solely with respect to its ownership of one or more EWGs, QFs or FUCOs and is thus exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA and any compliance requirements applicable under PUHCA to a “holding company” of one or more EWGs, QFs or FUCOs.

4.34.       Regulation of Lenders.  None of the Secured Parties, solely by virtue of the execution, delivery and performance of or its consummation of the transactions contemplated by Credit Documents shall be or become (i) a “public-utility company”, a “holding company” or a “subsidiary company”, an “associate company” or an “affiliate” of a “holding company”, as such terms are defined in PUHCA, or subject to regulation under PUHCA; (ii) an “electric utility” or a “public utility,” as such terms are defined in the FPA or PUHCA, as applicable, or subject to regulation pursuant to the FPA; or (iii) a “public utility”, “public service corporation” or similar term, or subject to regulation under the laws of any state, province or territory with respect to regulation thereof, provided that any exercise of remedies under the Credit Documents that results in the direct or indirect ownership or control of Borrower, a Subsidiary or any of the Generation Facilities may require the authorization of FERC under Section 203 of the FPA, and may expose such direct or indirect owners to regulation under PUHCA, the FPA, or state, provincial or territorial laws with respect to the regulation of “public utilities”, “public service corporations” or similar terms.

4.35.       Accounts.  Neither Borrower nor any Subsidiaries has any deposit or securities accounts other than the Accounts, the Local Operating Accounts, accounts described in clauses (x) or (z) of the definition of Permitted Liens and Section 6.1(e), one deposit or control account from which transfers may be made from the Distribution Account in accordance with the Depositary Agreement, the accounts set forth on Schedule 4.35 and any accounts established in connection with a Permitted Repowering Financing.

4.36.       Indebtedness; Investments.  As of the Effective Date and Funding Date, other than the Existing Indebtedness, neither Borrower nor any Subsidiaries has (i) any Indebtedness other than the Permitted Debt and (ii) any Investments other than the Investments permitted pursuant to Section 6.6.

4.37.       EEA Financial Institution.  None of the Credit Parties is an EEA Financial Institution.

SECTION 5.          AFFIRMATIVE COVENANTS

Each Borrower Credit Party and, solely with respect to Section 5.2, 5.8(b) and 5.13, the Sponsor, covenants and agrees that, so long as the Revolving Commitments have not been terminated and until payment in full of all Obligations (other than the APLP Obligations) and cancellation or expiration of all Letters of Credit (other than contingent indemnification obligations with respect to which no claim has been made), such Borrower Credit Party and, solely with respect to Section 5.2, 5.8(b) and 5.13 the Sponsor, as applicable, shall perform, and shall cause each of its Subsidiaries to perform all covenants in this Section 5.

5.1.         Financial Statements and Other Reports.  Borrower will deliver to Administrative Agent:

(a)                     Quarterly Financial Statements.  As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with Fiscal Quarter ending June 30, 2016, (i) the consolidated unaudited balance sheets of the Sponsor and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Sponsor and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (ii) the consolidated unaudited balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(b)                     Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2015, (i) (A) a consolidated balance sheet of the Sponsor and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Sponsor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification; and (B) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Sponsor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (ii) a consolidated unaudited balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification.

(c)                      Compliance Certificate.  Together with each delivery of financial statements of the Sponsor and its Subsidiaries pursuant to Sections 5.1(a) (commencing with the Fiscal Quarter ending on June 30, 2016) and 5.1(b), (i) a duly executed and completed Compliance Certificate and (ii) a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such financial statement, certified as complete and correct by an Authorized Officer of the Sponsor as part of the Compliance Certificate delivered in connection with such financial statements;

(d)                     Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies, the consolidated financial statements of the Sponsor and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(e)                      Notice of Default.  As soon as practicable and in any event within 3 Business Days after any Authorized Officer of Borrower obtains knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower by Administrative Agent or the Requisite Lenders with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f)                       Notice of Litigation.  As soon as practicable and in any event within 3 Business Days after any Authorized Officer of Borrower obtains knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent, Lenders and L/C Issuers, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of the Transactions, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and L/C Issuers to evaluate such matters;

(g)                      ERISA.  As soon as practicable and in any event no later than 3 Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto.

(h)                     Financial Plan. As soon as practicable and in any event no later than the commencement of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including expected consolidated cash flows of Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such expected amounts are based. Notwithstanding anything to the contrary herein, unless otherwise expressly notified by Borrower in writing to the Administrative Agent, the Financial Plan shall be deemed to contain Non-Public Information for the purposes of this Agreement and shall be subject to provisions of this Agreement relating thereto, including without limitation Section 5.1(n), and Borrower shall clearly designate on the Financial Plan that it constitutes Non-Public Information.

(i)                         Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a customary certificate from Borrower’s insurance broker(s) (or, in lieu of such certificate, an officer’s certificate) outlining all material insurance coverage maintained as of the date of such certificate by Borrower and its Subsidiaries;

(j)                        Notice Regarding Material Contracts.  As soon as practicable, and in any event within ten Business Days (i) after any Material Contract of Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be (other than amendments or modifications subject to Section 6.15, which shall be subject to the provisions thereof), or (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(j)), and an explanation of any actions being taken with respect thereto;

(k)                     Information Regarding Collateral.  (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, which, in each case, for the avoidance of doubt, shall be subject to Section 6.13.  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be made under the UCC and PPSA or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  (b) Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed. (c) Upon any Borrower Credit Party or any officer of such Borrower Credit Party obtaining knowledge thereof, such Borrower Credit Party shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or on the ability of any Borrower Credit Party or the Collateral Agent to dispose of the Collateral;

(l)                         Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Funding Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements and PPSA financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Collateral Questionnaire) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(m)                 Other Information.  (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports required to be filed by Sponsor with any securities exchange or with the Securities and Exchange Commission, any Securities Commission of any Province of Canada or any other Governmental Authority, to the extent not so filed, (ii) all press releases and other statements made available generally by Sponsor or any of its Subsidiaries to the public concerning material developments in the business of Borrower or any of its Subsidiaries and (B) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent, any Lender or any L/C Issuer;

(n)                     Certification of Public Information.  Borrower acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Borrower agrees to clearly designate all information provided to Administrative Agent and the Lenders by or on behalf of Borrower or any of its Affiliates that is suitable to make available to Public Lenders.  If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Affiliates and their respective Securities. Notwithstanding anything to the contrary herein, to the extent that Sponsor files any financial statements with the Securities and Exchange Commission, such filing will be deemed to satisfy any requirement hereunder to deliver financial statements to Administrative Agent, Lenders and/or L/C Issuer; and

(o)                     Operating Reports. Promptly upon written request from Administrative Agent, Collateral Agent or any Lender, and in no event later than 30 days after such written request delivered to Borrower, all operating reports delivered to Borrower or any Subsidiaries pursuant to any Material Contracts and operating and maintenance agreements to which Borrower or any Subsidiary is a party.

5.2.                            Existence.  Except as otherwise permitted under Section 6.8, (i) each Borrower Credit Party and the General Partner will, and will cause each of its Subsidiaries to and (ii) the Sponsor will, solely with respect to itself, at all times preserve and keep in full force and effect its existence and all rights and franchises, and Governmental Authorizations it deems material to its business; provided, no Credit Party (other than Sponsor, Borrower and the General Partner with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, and Governmental Authorizations if such Person’s board of directors (or similar governing body) (or in the case of Borrower, the board of directors (or similar governing body) of the General Partner, acting on behalf of Borrower) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or L/C Issuers.

5.3.                            Payment of Taxes and Claims.  Borrower will, and will cause each of its Subsidiaries to, timely file all federal income Tax returns and all other material Tax returns, and remit or pay all material Taxes required to be remitted by it or imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4.                            Maintenance of Properties.  Each Borrower Credit Party, will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in working order ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Subsidiaries.

5.5.                            Insurance.  Borrower and its Subsidiaries will maintain or cause to be maintained, with insurers believed to be financially sound and reputable, such insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a customary loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ (and, in the case of any nonpayment of premium, ten days’) prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6.                            Books and Records; Inspections.  Each Borrower Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Borrower Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Borrower Credit Party and any of its respective Subsidiaries to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable prior written notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to once in each calendar year and shall be at the sole cost and expense of Administrative Agent or the applicable Lender(s) (except that Administrative Agent may make one such visit in each calendar year, the reasonable cost and expense thereof shall be borne by Borrower).

5.7.                            Lenders Meetings.  Borrower will, upon the request of Administrative Agent or the Requisite Lenders, participate in a meeting of Administrative Agent and the Lenders, which meeting may be telephonic or held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent; provided that Borrower shall not be required to participate in more than one meeting with Administrative Agent and the Lenders in any Fiscal Year; and further provided that Borrower may satisfy such requirement through any quarterly investor calls by the Sponsor.

5.8.                            Compliance with Laws.

(a)                     Each Borrower Credit Party will comply, and each Borrower Credit Party shall cause each of its Subsidiaries and all other Persons under its control, if any, on or occupying any Facilities to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                     Sponsor will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                      Each Credit Party will comply in all material respects with all Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each Credit Party shall maintain in effect policies and procedures designed to promote compliance by the Credit Parties and their respective Subsidiaries, and their respective directors, officers, employees and agents, with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.9.                            Environmental.

(a)                     Environmental Disclosure.  Borrower will deliver to Administrative Agent (and Administrative Agent shall deliver to the Lenders and, if so requested, the L/C Issuers):

(i)                                     as soon as reasonably practicable following receipt thereof, copies of all written environmental audits, assessments, investigations, analyses and reports prepared by any independent consultants (excluding, for clarity, legal counsel) with respect to any (A) significant environmental matters at any Facility or (B) Environmental Claims against Borrower or any of its Subsidiaries that, in any such case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii)                                  as soon as reasonably practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release that has a reasonable possibility of resulting in one or more Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any remedial action taken by Borrower or any other Person in response to (A) the Release by Borrower or any of its Subsidiaries, the occurrence of which could reasonably be expected to result in one or more Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii)                               as soon as reasonably practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any Release by Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case that are from or to any Governmental Authority or third party bringing such Environmental Claim or alleging such Release;

(iv)                              reasonably prompt written notice describing in reasonable detail any proposed acquisition of stock, assets or property by Borrower or any of its Subsidiaries that could reasonably be expected to expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v)                                 with reasonable promptness, such other material documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)                     Hazardous Materials Activities, Etc.  Each Borrower Credit Party shall promptly take, and shall cause each of its Subsidiaries to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Borrower Credit Party or its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against it where the failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.                     Subsidiaries.  In the event that any Person becomes a Subsidiary of Borrower (other than any Excluded Subsidiary) after the Funding Date, Borrower shall (a) promptly cause such Subsidiary (other than any Excluded Subsidiary) to become a Guarantor hereunder and a Grantor under each of the U.S. Pledge and Security Agreement and the Canadian Pledge and

Security Agreement, as applicable, by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably required to effectuate similar purposes or results to those described in Sections 3.1(b), 3.2(d), 3.2(e), 3.2(f), 3.2(h), 3.2(i) and 3.2(t).  Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.2(e)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the U.S. Pledge and Security Agreement or the Canadian Pledge and Security Agreement, as applicable, in 100% of the Equity Interests of such Subsidiary to the extent such Equity Interests are required to be so pledged by the applicable Pledge and Security Agreement.  With respect to each such Subsidiary, Borrower shall as soon as practicable and in any event no later than 10 Business Days after such person becomes a subsidiary send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11.                     Additional Material Real Estate Assets.  In the event that any Borrower Credit Party (other than any U.S. Pledgor) acquires a Material Real Estate Asset, or a Real Estate Asset owned or leased on the Funding Date becomes a Material Real Estate Asset and such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Borrower Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, flood certificates, title insurance policies, legal opinions and certificates with respect to each such Material Real Estate Asset as are required to effectuate similar purposes or results to those described in Section 3.2(d).  In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.                     Interest Rate Protection.  No later than ninety (90) days following the Funding Date and at all times thereafter until the date that is forty-two (42) months following the Funding Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements from Lender Counterparties in form and substance reasonably satisfactory to Administrative Agent in order to ensure that no less than 50% of the aggregate principal amount of the total funded Indebtedness (excluding Indebtedness under the Revolving Commitment) for borrowed money of Borrower and its Subsidiaries outstanding as of the Funding Date is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.13.                     Further Assurances.  At any time or from time to time upon the request of Administrative Agent, without duplication of Section 5.1(k), (l) and (m), each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries (other than the Excluded Assets) and all of the outstanding Equity Interests of Borrower and its Subsidiaries, including without limitation use commercially reasonable efforts to deliver Landlord Personal Property Collateral Access Agreements.

5.14.                     Maintenance of Ratings.  At all times, Borrower shall use commercially reasonable efforts to maintain public ratings for the Term Loans by each of S&P and Moody’s. (it being recognized by all parties hereto that Borrower is under no obligation to maintain any specified rating level).

5.15.                     Cash Management Systems.  Borrower and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Agents.

5.16.                     Maintenance of Regulatory Status.  Except for Curtis/Palmer Hydroelectric Company L.P., which shall maintain its regulatory status as set forth in Section 4.29, Borrower shall cause each of its Subsidiaries that directly owns or operates a Generation Facility to, (i) maintain EWG status, FUCO status or maintain its Generation Facility’s QF status (as applicable), (ii) maintain MBR Authority, except in the case of a Subsidiary that is not subject to, or is exempt from, FPA Sections 205 and 206, in which case such Subsidiary shall maintain such exemptions from Sections 205 and 206 of the FPA or timely request and obtain MBR Authority before losing such exemption, (iii) maintain FPA Section 204 blanket authorization and compliance with previously issued FERC orders applicable to such Subsidiaries, except in the case of a Subsidiary that is not subject to, or is exempt from, regulation under FPA Section 204, or in the event that such blanket authorizations become no longer available, or to the extent such authorizations are limited as a result of FERC’s rulemakings of general applicability, and (iv) for any hydroelectric Project, maintain such Generation Facility’s license under Part I of the FPA.

5.17.                     Depositary Agreement.  Borrower shall and shall cause each of its Subsidiaries to apply all Revenues and other cash received thereby solely in accordance with the Depositary Agreement, provided that, notwithstanding anything to the contrary herein or in any other Credit Document, in no event shall Frederickson Power L.P., Atlantic Piedmont Holdings, LLC, Piedmont Green Power, LLC, Atlantic Cadillac Holdings, LLC, Cadillac Renewable Energy LLC, Harbor Capital Holdings, LLC and Epsilon Power Partners, LLC be obligated to apply any Revenues, Net Insurance/Condemnation Proceeds or other cash received thereby in respect of the Frederickson Project, the Piedmont Project, the Cadillac Project or the Chambers Project in accordance with the Depositary Agreement to the extent such application would be in violation of (a) the Frederickson JV Documents, (b) the Piedmont Financing Documents, (c) the Cadillac Financing Documents or (d) the EPP Financing Documents, as applicable; provided further that, in the event Net Asset Sale Proceeds are received in respect of a Piedmont Disposition, such amounts shall not, subject to the requirements of the second proviso of Section 2.15(a), be subject to the terms of the Depositary Agreement and may be paid directly to Sponsor or any other Person designated by Sponsor.

5.18.                     Repayment of Sponsor’s Existing Indebtedness.  In the event that, for any reason, the Sponsor has not repaid its Existing Indebtedness in accordance with the irrevocable arrangements executed on the Funding Date and such funds have been returned to the Sponsor, the Sponsor shall prepay the Term Loans at par plus accrued and unpaid interest in an amount equal to the amount of such Existing Indebtedness no later than ten (10) days from receipt of such funds.

5.19.                     Post-Funding Date Morris Obligations.  After the occurrence of the Funding Date, Borrower and its Subsidiaries shall use commercially reasonable efforts to obtain and deliver to Administrative Agent and Collateral Agent (in each case, for the avoidance of doubt, at Borrower’s cost and expense): (a) Amendment No. 1 to Second Amended and Restated Ground Lease and Easement Agreement by and between Equistar Chemicals, LP, a Delaware limited partnership (“Equistar”) and Morris Cogeneration, LLC (“Morris”),  (“Amendment 1”) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (b) a Memorandum of Lease (as amended by Amendment 1) by and between Equistar and Morris, in recordable form and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (c) a Mortgage securing the Real Estate Assets of Morris, in form and substance customary for transactions of such type and reasonably satisfactory to the Administrative Agent and the Collateral Agent and otherwise in accordance with this Agreement (the “Morris Mortgage”), (d) an ALTA mortgagee title insurance policy or unconditional commitments therefor having a policy liability limit not in excess of $32,508,350.84 issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to the Morris Mortgage in form and substance reasonably satisfactory to Collateral Agent and, including all endorsements reasonably required by Collateral Agent and reasonably available in the applicable jurisdiction (the “Morris Title Policy”), (e)  Amendment No. 2 to Second Amended and Restated Ground Lease and Easement Agreement (“Amendment 2”) by and between Equistar and Morris in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which Amendment 2 shall contain a proper and complete metes and bounds legal description of the premises that are described in Amendment 1 (including, but not limited to the properties depicted on the site plan attached thereto), (f) a Memorandum of Lease (as amended by Amendment 2) by and between Equistar and Morris, in recordable form and otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, (g) a modification of the Morris Mortgage which shall include the complete metes and bounds legal description referred to in clause (e) hereof, and (h) a modification and down date of the Morris Title Policy in form and substance customary for transactions of such type and reasonably satisfactory to the Administrative Agent and the Collateral Agent, the purpose of such modification shall be to insure the “Exhibit A” thereto to include the metes and bounds legal description referred to in clause (e) hereof and to insure the priority of the Morris Mortgage Modification.

SECTION 6.                              NEGATIVE COVENANTS

Each Borrower Credit Party and, solely with respect to the last paragraph of Section 6.1, the last sentence of Section 6.2, the last sentence of Section 6.5 and Section 6.22, the Sponsor, covenants and agrees that, so long as the Revolving Commitments have not been terminated and until payment in full of all Obligations (other than the APLP Obligations) and cancellation or expiration of all Letters of Credit (other than contingent indemnification obligations with respect to which no claim has been made), such Borrower Credit Party and, solely with respect to the last paragraph of Section 6.1, the last sentence of Section 6.2, the last sentence of Section 6.5 and Section 6.22, the Sponsor, as applicable, shall perform, and shall cause each of its Subsidiaries to perform all covenants in this Section 6.

6.1.                            Indebtedness.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)                     the Obligations, provided that the amount of Obligations outstanding under the APLP Documents at any time shall not exceed a principal amount of C$210,000,000 plus any additional amounts incurred pursuant to Section 6.1(p);

(b)                     (i) Indebtedness of any Borrower Credit Party owed to any other Borrower Credit Party, (ii) Indebtedness of any Borrower Credit Party owed to any Subsidiary that is not a Credit Party in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, (iii) Indebtedness of any Subsidiary that is not a Borrower Credit Party owed to any Borrower Credit Party or (iv) Indebtedness of any Subsidiary that is not a Borrower Credit Party owed to any other Subsidiary that is not a Borrower Credit Party; provided that, (A) all such Indebtedness shall be evidenced by an Intercompany Note, and, if owed to a Borrower Credit Party, shall be subject to a First Priority Lien pursuant to the U.S. Pledge and Security Agreement or the Canadian Pledge and Security Agreement, as applicable, (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment of the Obligations pursuant to the terms of the Intercompany Note, (C) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (D) all such Indebtedness is permitted as an Investment under Section 6.6(d);

(c)                      Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;

(d)                     Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business or any banker’s acceptance, bank guarantee, letter of credit, warehouse receipt or similar facilities or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(e)                      Indebtedness in respect of netting services, overdraft protections, cash management services permitted hereunder and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;

(f)                       guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of Borrower and its Subsidiaries;

(g)                      guaranties by (i) any Borrower Credit Party of Indebtedness of any other Borrower Credit Party, (ii) any Borrower Credit Party of Indebtedness of any Subsidiary which is not a Borrower Credit Party in an aggregate principal amount not to exceed $25,000,000 at any time outstanding when taken together with Section 6.1(b)(ii) and Section 6.6(d), (iii) any Subsidiary that is not a Borrower Credit Party of Indebtedness of any Borrower Credit Party and (iv) any Subsidiary that is not a Borrower Credit Party of Indebtedness of any other Subsidiary that is not a Borrower Credit Party, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(h)                     Indebtedness described in Schedule 6.1 but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof (when taken as a whole) are not less favorable to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and such Indebtedness otherwise complies with Section 6.5; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, or (B) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; provided, further, if the principal amount of such extension, renewal or replacement exceeds the sum of (x) the principal amount of the Indebtedness being renewed, extended or refinanced plus (y) accrued interest, fees and premiums (if any) thereon plus (z) reasonable fees and expenses associated with the refinancing, renewal or replacement (including any debt service reserves required to be established pursuant to the terms of such Indebtedness, so long as the prospective debt service payments covered by such debt service reserve do not exceed six months (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind or capitalized interest)), then the amount of such excess shall be applied as a mandatory prepayment in accordance with Section 2.15(c);

(i)                         Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided, that (i) such Indebtedness is issued and any Liens securing such Indebtedness are created within 270 days after the acquisition, construction, lease or improvement of the asset financed, and (ii) any such Indebtedness shall be secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness or proceeds thereof and related property;

(j)                        Permitted Seller Debt and other Indebtedness of Borrower incurred to finance a Permitted Acquisition, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(k)                     Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Borrower or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary of Borrower or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary (other than by any such person that so becomes a Subsidiary of Borrower);

(l)                         actual or contingent reimbursement or similar obligations, in an amount not to exceed $50,000,000, of any Subsidiary of Borrower owing to financial institutions which may arise or have arisen as a result of the issuance of a letter of credit, bank guarantee or similar arrangement (including letters of credit issued in connection with litigation);

(m)                 unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(n)                     Indebtedness to current or former officers, managers, consultants, directors and employees of the General Partner, Borrower or any Guarantors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) incurred in lieu of the payment of cash consideration for the redemption of Equity Interests or securities convertible into Equity Interests of Borrower or Parent of Borrower; provided that payment of such Indebtedness is subordinated to the repayment of the Obligations on terms and conditions acceptable to Administrative Agent; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding (it being understood that the consideration payable in respect of such Equity Interests or securities convertible into Equity Interests may be calculated net of any applicable exercise price, taxes or other amounts payable by the holder or beneficiary thereof in respect of such Equity Interests or convertible securities);

(o)                     other additional unsecured Indebtedness (and secured Indebtedness issued pursuant to APLP Indenture) of Borrower and its Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (i) $50,000,000 and (ii) 3.0% of the Consolidated Total Assets of Borrower and its Subsidiaries, less the principal amount of any Indebtedness issued after the Effective Date under the APLP Indenture that is in excess of the amount of Indebtedness thereunder as of the Effective Date;

(p)                     other than with respect to Letters of Credit issued pursuant to this Agreement, letters of credit issued for the account of Borrower or any of its Subsidiaries in an aggregate principal face amount not to exceed $25,000,000 at any time outstanding;

(q)                     Indebtedness in respect of (i) Hedge Agreements entered into in order to protect against fluctuations in interest rates or currency exchange rates, (ii) Commodity Hedge Agreements and (iii) Permitted Secured Commodity Hedge Agreements with Lender Commodity Hedge Counterparties, in each case subject to Section 6.18;

(r)                        trade or other similar Indebtedness incurred in the ordinary course of business (but not for borrowed money) (i) not more than 90 days past due; or (ii) being contested;

(s)                       all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (r) above;

(t)                        prior to the Funding Date, the Existing Indebtedness; and

(u)                     secured or unsecured Indebtedness of Borrower, the Subsidiaries that own any of the Kenilworth Project, Morris Project, Naval Station Project, Naval Training Project, North Island Project, Kapuskasing Project or North Bay Project (any of such Subsidiaries, a “Repowering Subsidiary”) or the direct parent entities of any such Repowering Subsidiaries (provided that a parent entity may only incur such Indebtedness in respect of the Repowering Subsidiary owned by such parent entity (a “Repowering Parent”) in an aggregate amount not to exceed, together with any prior repowering, $125,000,000 incurred to fund Permitted Repowering Capital Expenditures and related transaction expenses of a Repowering Subsidiary (a “Permitted Repowering Financing”); provided, that (i) the Borrower shall have obtained the written consent of all Revolving Lenders, (ii) the Borrower shall have delivered to the Lenders at least thirty (30) days’ prior written notice, in form and substance reasonably acceptable to the Administrative Agent, identifying (A) any such Repowering Subsidiary and related Project and (B)(1) any security interests in such Project or the Equity Interests of such Repowering Subsidiary to be released pursuant to clause (iii) below and (2) any security interests being provided to the Lenders in the Equity Interests of an upper-tier Subsidiary of the Borrower or another Borrower Credit Party owning such Repowering Subsidiary pursuant to clause (iv) below, in each case, pursuant to the applicable Permitted Repowering Financing; (iii) to the extent the Lenders have a security interest in such Project and/or in the Equity Interests of such Repowering Subsidiary, the Borrower shall be entitled to request the Collateral Agent to release such security interest in order to pledge such assets to the parties providing the debt or to agree to a negative pledge as a condition to any third party equity financing in connection with such Permitted Repowering Financing (the “Repowering Lenders”) (provided that such release shall not be permitted without the written consent of all Revolving Lenders); (iv) to the extent not already pledged to the Lenders, the Borrower shall provide to the Lenders a security interest in the Equity Interests of an upper-tier Subsidiary of the Borrower or another Borrower Credit Party owning such Repowering Subsidiary which is not required to be pledged (or subject to a negative pledge) in favor of the Repowering Lenders; and (v) if the aggregate amount of such Indebtedness and the aggregate amount of any Permitted Repowering Capital Expenditures incurred in connection with such repowering and all prior repowerings exceeds $125,000,000 in the aggregate, S&P and Moody’s shall have provided a Ratings Reaffirmation prior to the incurrence thereof;

provided that after giving effect to the incurrence of such Indebtedness, Borrower shall be in Pro Forma compliance with Section 6.7.

In addition, for purposes of determining compliance with any U.S. Dollars-Denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt.  Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness that may be incurred pursuant to this Section 6.1 shall not be deemed exceeded by fluctuations in the exchange rate of currencies.

Notwithstanding any provision of this Agreement to the contrary, no Indebtedness incurred after the date hereof (x) other than Indebtedness incurred pursuant to Sections 6.1 (h), (i), (j) or (k), shall provide that upon the sale of any assets securing in whole or in part such Indebtedness, that all or any portion of the asset sale proceeds of such asset sale shall be applied to the payment of such Indebtedness prior to the payment in full of the Term Loans and (y) in respect of unsecured Indebtedness for borrowed money, shall provide for any payment of principal prior to the Latest Maturity Date.

6.2.                            Liens.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State, the PPSA of any province or territory or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)                     Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)                     Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty if obligations with respect to such Taxes or other charges are being contested in good faith by appropriate proceedings and adequate reserves therefor have been made in accordance with GAAP;

(c)                      statutory Liens of landlords, lessors, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code or any Lien imposed pursuant to applicable Canadian federal or provincial pension benefits standards legislation), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                     Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, statutory obligations, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or the deferred purchase price or property or services or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)                      easements, rights of way, restrictions (including zoning restrictions), encroachments, protrusions and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)                       any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)                      Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)                     purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases of personal property entered into in the ordinary course of business or pursuant to the consignment of goods;

(i)                         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                        any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)                     non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l)                         Liens described in Schedule 6.2, including the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Indebtedness secured thereby (without increase in the amount thereof);

(m)                 the Schedule B exceptions set forth in each Title Policy;

(n)                     Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(o)                     Liens on assets acquired, or on assets of a Person that is acquired or merged with or into or consolidated with any Borrower Credit Party to the extent permitted hereunder, provided that such Liens (i) shall be existing at the time of such acquisition, (ii) do not extend to property not subject to such Liens at the time of such acquisition (other than improvements thereon) and (iii) are not created in anticipation or contemplation of such acquisition;

(p)                     Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(q)                     non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(r)                        possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(s)                       Liens not otherwise permitted by this Section 6.2 in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(t)                        Liens on the Collateral securing APLP Obligations granted pursuant to the Collateral Documents, up to an aggregate principal amount at any time outstanding not to exceed C$260,000,000;

(u)                     Liens on property rented to, or leased by, Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10; (ii) such Liens do not encumber any other property of Borrower or its Subsidiaries; and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(v)                     Liens on Cash and Cash Equivalents arising in connection with the cash collateralization of letters of credit in an amount not to exceed 110% of the aggregate face amount of the letters of credit permitted pursuant to Section 6.1(l) or 6.1(p);

(w)                   Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements, arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods or securing letters of credit issued in the ordinary course of business;

(x)                     Liens as contemplated under the Material Contracts that are in existence as of the Effective Date or that arise after the Effective Date with respect to power purchase agreements that replace such existing Material Contracts, that expire in accordance with their terms or are terminated by the counterparty thereunder; provided that such Liens may not, after the Effective Date, extend to (i) any assets of any Borrower Credit Party not party to such existing Material Contract or (ii) any additional property of the applicable Borrower Credit Party party to such existing Material Contract (other than pursuant to “after-acquired” property clauses included in such replacement power purchase agreements);

(y)                     the replacement, extension or renewal of any Lien permitted by this Section 6.2; provided that such Lien is on the same assets originally subject thereto and arises out of the extension, renewal or replacement of the Indebtedness secured thereby (without any increase in the amount thereof except to the extent permitted herein);

(z)                      Liens encumbering (i) to the extent pledged to an energy manager or fuel supplier, no more than 60 days of accounts receivable (and accounts of any such energy manager or fuel supplier, as the case may be, into which the proceeds of such accounts receivable are deposited) owed by PJM or any other Person to Borrower for the purchase of electric energy and other related products or services or (ii) margin, clearing, cash collateral or similar accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, exchanges related to the trading of energy (including the Intercontinental Exchange), customers, trading counterparties, or any other parties or issuers of surety bonds and any proceeds thereof in an aggregate amount not to exceed $20,000,000 at any time;

(aa)              Liens securing Indebtedness permitted pursuant to Section 6.1(u);

(bb)              Liens securing any Permitted Secured Commodity Hedge Agreement permitted pursuant to Section 6.18(c); and

(cc)                prior to the Funding Date, Liens as contemplated pursuant to the Existing Indebtedness;

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents, the Lenders, the L/C Issuers or other Secured Parties hereunder or arising under any of the other Credit Documents in favor of such Liens.

Sponsor shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on the Equity Interest of Borrower other than the Liens described in clauses (a), (b), (h) and (t) and solely as they may pertain to such clauses, Liens under such clause (y).

6.3.                            No Further Negative Pledges.  No Borrower Credit Party  or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business to the extent permitted hereunder (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be) and (c) restrictions identified on Schedule 6.3.

6.4.                            Restricted Junior Payments.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)                     any Subsidiary of Borrower may declare and pay dividends, make payments on any Intercompany Note, or make other distributions ratably to its equity holders;

(b)                     so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Borrower may make Restricted Junior Payments to Sponsor in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, to the extent necessary to permit Sponsor to pay general administrative costs and expenses, so long as Sponsor applies the amount of any such Restricted Junior Payment for such purpose;

(c)                      the Borrower may apply the proceeds of any Term Loans, Swingline Loans and Revolving Loans to the extent permitted by Section 2.7;

(d)                     Restricted Junior Payments made either (i) in exchange for Equity Interests that are not Disqualified Equity Interests or (ii) through the application of net proceeds of a substantially concurrent sale for cash of Equity Interests that are not Disqualified Equity Interests; provided that immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e)                      Borrower may make the Dividend Payment and each other transfer set forth in the Funding Date Funds Flow Memorandum;

(f)                       APLP may make payments of scheduled interest, principal and fees due and payable under the APLP Documents to the extent permitted pursuant to the Depositary Agreement;

(g)                      the Preferred Equity Issuer may make Restricted Junior Payments described in clause (i) of the definition thereof with respect to the Preferred Equity to the extent permitted pursuant to the Depositary Agreement; and

(h)                     Borrower may make Restricted Junior Payments described in clause (i) of the definition thereof to Sponsor to the extent permitted pursuant to the Depositary Agreement.

6.5.                            Restrictions on Subsidiary Distributions.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests permitted under this Agreement, (iv) described on Schedule 6.5, (v) arising under applicable law, (vi) in this Agreement and the other Credit Documents or (vii) restricting distributions from any Subsidiary of Borrower to the extent imposed in connection with a refinancing of Indebtedness of such Subsidiary as otherwise permitted by this Agreement, provided that such restrictions shall be no more restrictive than the then-current market standard restrictions on distributions by similar entities engaged in similar types of business  imposed in connection with financing or refinancing Indebtedness incurred for similar purposes and on substantially similar terms.  Sponsor shall not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind prohibiting it from making make payments under its Guaranty.

6.6.                            Investments.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)                     Investments in Cash and Cash Equivalents;

(b)                     (i) equity Investments owned as of the Effective Date in any Subsidiary, (ii) equity Investments made after the Effective Date by Borrower or any Guarantor in any wholly-owned Guarantor and (iii) equity Investments made after the Effective Date by Borrower or any Guarantor in any Subsidiary other than any wholly-owned Guarantor in an aggregate amount not to exceed $25,000,000;

(c)                      Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries and (iii) securities of trade creditors or customers that are received in settlement of bona fide disputes;

(d)                     intercompany loans to the extent permitted under Section 6.1(b), guaranties to the extent permitted under Section 6.1(g) and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans, guaranties and any Permitted Acquisition) in Subsidiaries other than wholly-owned Guarantors of Borrower shall not exceed $25,000,000 at any time outstanding; provided further that with respect to any such Investments in excess of $25,000,000 in Subsidiaries other than wholly-owned Guarantors of Borrower, such Subsidiaries shall become Guarantors hereunder and Grantors under the U.S. Pledge and Security Agreement or the Canadian Pledge and Security Agreement, as applicable;

(e)                      Capital Expenditures;

(f)                       Permitted Repowering Capital Expenditures, provided that if the aggregate amount of such Permitted Repowering Capital Expenditures and all Permitted Repowering Capital Expenditures incurred pursuant to this clause (f) or any Indebtedness incurred pursuant to Section 6.01(u) in connection with a repowering of one or more Projects exceeds $125,000,000 at any time outstanding, S&P and Moody’s shall have provided a Rating Reaffirmation prior to the incurrence thereof;

(g)                      loans and advances to Directors, Officers and employees of the General Partner, acting on behalf of Borrower, and of Borrower’s Subsidiaries, made in the ordinary course of business in an aggregate principal amount not to exceed the Dollar Equivalent of $5,000,000 at any time outstanding to any Directors, Officers and employee or the Dollar Equivalent of $5,000,000 at any time outstanding to all Directors, Officers and employees;

(h)                     Permitted Acquisitions permitted pursuant to Section 6.8;

(i)                         Investments described in Schedule 6.6;

(j)                        Subject to Section 6.18, Hedge Agreements which constitute Investments;

(k)                     Investments of any Person that becomes a Subsidiary of Borrower on or after the date hereof; provided that (i) such Investments exist at the time such Person is acquired, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;

(l)                         Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business;

(m)                 additional Investments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement; and

(n)                     Investments the consideration for which consists of Equity Interests (that are not Disqualified Equity Interests) of Sponsor or General Partner.

6.7.                            Financial Covenants.

(a)                     (i) Other than during a Repowering Period, Borrower shall not permit the Leverage Ratio (measured on a Pro Forma Basis) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
June 30, 2016	6.00:1.00
September 30, 2016	6.00:1.00
December 31, 2016	6.00:1.00
March 31, 2017	6.00:1.00
June 30, 2017	5.50:1.00
September 30, 2017	5.50:1.00
December 31, 2017	5.50:1.00
March 31, 2018	5.50:1.00
June 30, 2018	5.00:1.00
September 30, 2018	5.00:1.00
December 31, 2018	5.00:1.00
March 31, 2019	5.00:1.00
June 30, 2019	5.00:1.00
September 30, 2019	5.00:1.00
December 31, 2019	5.00:1.00
March 31, 2020	5.00:1.00
June 30, 2020	4.25:1.00
September 30, 2020	4.25:1.00
December 31, 2020	4.25:1.00
March 31, 2021	4.25:1.00
June 30, 2021	4.25:1.00
September 30, 2021	4.25:1.00
December 31, 2021	4.25:1.00
March 31, 2022	4.25:1.00
June 30, 2022	4.25:1.00
September 30, 2022	4.25:1.00
December 31, 2022	4.25:1.00
March 31, 2023	4.25:1.00

(ii)                      During any Repowering Period, Borrower shall not permit the Leverage Ratio (measured on a Pro Forma Basis) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, to exceed the correlative ratio indicated in Section 6.7(a)(i) plus 0.25.

(b)                     (i) Other than during a Repowering Period, Borrower shall not permit the Interest Coverage Ratio (measured on a Pro Forma Basis) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio
June 30, 2016	2.75:1.00
September 30, 2016	2.75:1.00
December 31, 2016	2.75:1.00
March 31, 2017	2.75:1.00
June 30, 2017	3.00:1.00
September 30, 2017	3.00:1.00
December 31, 2017	3.00:1.00
March 31, 2018	3.00:1.00
June 30, 2018	3.00:1.00
September 30, 2018	3.00:1.00
December 31, 2018	3.00:1.00
March 31, 2019	3.00:1.00
June 30, 2019	3.25:1.00
September 30, 2019	3.25:1.00
December 31, 2019	3.25:1.00
March 31, 2020	3.25:1.00
June 30, 2020	3.50:1.00
September 30, 2020	3.50:1.00
December 31, 2020	3.50:1.00
March 31, 2021	3.50:1.00
June 30, 2021	3.75:1.00
September 30, 2021	3.75:1.00
December 31, 202	3.75:1.00
March 31, 2022	3.75:1.00
June 30, 2022	4.00:1.00
September 30, 2022	4.00:1.00
December 31, 2022	4.00:1.00
March 31, 2023	4.00:1.00

(ii) During any Repowering Period, Borrower shall not permit the Interest Coverage Ratio (measured on a Pro Forma Basis) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2016, to be less than the correlative ratio indicated in Section 6.7(b)(i) minus 0.25.

6.8.                            Fundamental Changes; Disposition of Assets; Acquisitions.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or (iii) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                     (i) any Subsidiary of Borrower or a Guarantor (other than Sponsor) may be merged or amalgamated with or into Borrower or any Guarantor, as the case may be, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor (other than Sponsor); provided, in the case of such a merger, Borrower, or such Guarantor (other than Sponsor), as applicable, shall be the continuing or surviving Person and provided further that no such merger or amalgamation shall be permitted if any Non-Recourse Indebtedness of the entity merging with or into Borrower or such other Guarantor (other than Sponsor) shall become recourse to the assets of Borrower or such Guarantor (other than Sponsor) and (ii) any Subsidiary that is not a Guarantor (other than a Borrower Credit Party) may be merged or amalgamated with or into any other Subsidiary that is not a Guarantor, as the case may be, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary that is not a Guarantor;

(b)                     sales or other dispositions of assets that do not constitute Asset Sales;

(c)                      Asset Sales that are (i) pursuant to an exercise of a purchase option by a counterparty to a power purchase agreement, tolling agreement, capacity purchase agreement or equivalent arrangement, as in effect on the Effective Date, to which Borrower or any Subsidiary is a party on the Effective Date, (ii) with respect to the assets of, or Borrower’s direct or indirect Equity Interests in, Manchief Power Company, LLC, or (iii) for an aggregate consideration of less than $400,000,000 in the aggregate since the Effective Date; provided that in no event shall any Asset Sale by or of Curtis Palmer (including the sale of all or any portion of Borrower’s direct or indirect Equity Interests in Curtis Palmer) be permitted; provided further that (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the General Partner, acting on behalf of Borrower (or similar governing body)), (B) no less than 75% thereof shall be paid in Cash or Cash Equivalents, (C) the Net Asset Sale Proceeds thereof, if any, shall be applied as required by Section 2.15(a) and (D) no Event of Default shall have occurred and be continuing or would result therefrom;

(d)                     sales or other dispositions of assets that constitute a Piedmont Disposition, subject to the requirements of the second proviso of Section 2.15(a);

(e)                      Permitted Acquisitions, the Acquisition Consideration for which constitutes (i) less than $150,000,000 in the aggregate in any Fiscal Year, and (ii) less than $500,000,000 in the aggregate from the Effective Date to the date of determination;

(f)                       Investments made in accordance with Section 6.6;

(g)                      Borrower and its Subsidiaries may lease or license real or personal property (whether tangible or intangible) so long as (i) any such lease or license does not create a Capital Lease except to the extent permitted by Section 6.1(i) and (ii) any such license of Intellectual Property is granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Borrower or such Subsidiary;

(h)                     Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable or notes receivable arising in the ordinary course of business but only in connection with the compromise or collection thereof;

(i)                         Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business;

(j)                        the abandonment or non-renewal by Borrower of its Intellectual Property Assets which Borrower has reasonably determined will not materially detract from the value of the business of Borrower and its Subsidiaries, taken as a whole; and

(k)                     a Sale and Leaseback Transaction for which the aggregate sale consideration, together with the aggregate sale consideration of all other Sale and Leaseback Transactions from the Effective Date through the applicable date of determination, is not in excess of $25,000,000 in the aggregate.

6.9.                            Disposal of Subsidiary Interests.  Except in connection with any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8 or any Permitted Lien, no Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except (i) subject to Section 6.6, to Borrower or any Subsidiary of Borrower or (ii) to qualify directors if required by applicable law.

6.10.                     Sales and Lease Backs.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Borrower Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any Guarantors), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Borrower Credit Party or Subsidiary to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.8 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.2(t) and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.1, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.1.

6.11.                     Transactions with Shareholders and Affiliates.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Sponsor on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction (x) between or among Borrower and/or any Guarantors (other than Sponsor) and (y) among Subsidiaries of Borrower that are not Guarantors; (b) any indemnity provided to and any reasonable and customary fees paid to members of (i) in the case of Borrower, the board of directors (or similar governing body) of the General Partner, acting on behalf of Borrower and (ii) in the case of any Subsidiary of Borrower, the board of directors (or similar governing body) of such Subsidiary; (c) (i) compensation, benefits and indemnification arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting and stockholder rights of registration rights approved by the General Partner’s board of directors, acting on behalf of Borrower; and (iii) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by a majority of the General Partner’s board of directors, acting on behalf of Borrower, subject to the limitations set forth in Section 6.6; (d) transactions described in Schedule 6.11 (as in effect on the Effective Date without giving effect to any amendment thereto); (e) any purchase by Sponsor of Equity Interests of Borrower or any contribution by Sponsor to the equity capital of Borrower; and (f) Restricted Junior Payments permitted by Section 6.4, Investments permitted by Section 6.6, and Indebtedness (other than Indebtedness owned by Sponsor and its Affiliates) permitted by Section 6.1; and (g) the entering into of any tax sharing agreement or similar arrangement consistent with Section 6.4(b).

6.12.                     Conduct of Business.  From and after the Effective Date, no Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Borrower Credit Party or such Subsidiary on the Effective Date and incidental, ancillary, complimentary or reasonably related businesses.

6.13.                     Amendments or Waivers of Organizational Documents.  Except as set forth in Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Effective Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.14.                     Amendments or Waivers with respect to Certain Indebtedness.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to enter into, amend or otherwise change the terms of the APLP Documents, or make any payment consistent with an amendment thereof or change thereto, other than as permitted under the APLP Documents as in effect on the Effective Date.

6.15.                     Modification of Contractual Obligations.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, except as could not reasonably be expected to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Credit Documents), cancel or terminate (prior to its stated termination) any Material Contract or consent to or accept any cancellation or termination thereof, materially amend or otherwise materially modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, or agree in any manner to any other amendment, modification or change of any material term or condition of any Material Contract, except for, in each case, a modification, amendment or consent that is required by applicable law; provided that (i) any extension of the term of a Material Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to Borrower or any Subsidiary (when taken as a whole) or on best available market terms, as determined by Borrower or such Subsidiary acting reasonably) shall be permitted hereunder, and (ii) no such cancellation, termination, amendment, consent, waiver approval or modification shall be a Default hereunder if Borrower or such Subsidiary enters into a Replacement Material Contract within 60 days thereafter and (iii) to the extent that Borrower or any Subsidiary had been party to a Consent and Agreement with respect to any Material Contract being replaced, Borrower or such Subsidiary, as applicable, shall use commercially reasonable efforts to obtain and deliver a Consent and Agreement with respect to the Replacement Material Contract, provided further that, for the purposes of this Section 6.15, with respect to any such action in relation to a Material Contract to which Curtis Palmer (or any of its Subsidiaries) is a party, “Material Adverse Effect” shall mean a material adverse change in or effect on (i) the general affairs, management, financial position, shareholders’ equity or results of operation of Curtis Palmer and its Subsidiaries taken as a whole; (ii) the ability of Curtis Palmer or any of its Subsidiaries to fully and timely perform its Obligations (other than the APLP Obligations); (iii) the legality, validity, binding effect or enforceability against Curtis Palmer or any of its Subsidiaries of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender, any L/C Issuer or any Secured Party under any Credit Document.

6.16.                     Fiscal Year.  No Credit Parties shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31st.

6.17.                     Maximum Capital Expenditures.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, make or incur Capital Expenditures in an aggregate amount for Borrower and its Subsidiaries in excess of $50,000,000 in any Fiscal Year. Notwithstanding the foregoing, any Subsidiary that owns a Generation Facility may make any Capital Expenditures either (a) required by applicable law, governmental rule or regulation in order to operate such Generation Facility or any Contractual Obligation in existence on the Effective Date (without giving effect to any amendment thereto) in order to comply with such Contractual Obligation or (b) funded with the proceeds of equity contributions and the proceeds of a Permitted Repowering Financing.

6.18.                     Speculative Transactions.  No Borrower Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any transaction involving commodity swaps, options or futures contracts or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the sale of power on either a financial or physical basis) other than (a) Hedge Agreements, (b) Commodity Hedge Agreements that (i) are entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes and (ii) (x) are entered into with Commodity Hedge Counterparties, or (y) comprise (A)

a power purchase agreement, tolling agreement or capacity purchase agreement to which Borrower or any Subsidiary was a party on the Effective Date (as in effect on the Effective Date), (B) an arrangement for the purchase of natural gas with a term of less than 180 days that has a contract value of not more than $15,000,000 or (C) listed on Schedule 6.18 and (c) Permitted Secured Commodity Hedge Agreements with Lender Commodity Hedge Counterparties in a notional amount not to exceed $150,000,000 in the aggregate at any time outstanding to the extent entered into (i) not for speculative purposes and (ii) for the purposes of satisfying the requirements of any Project that is included in the Collateral or any Project that is directly or indirectly owned (either wholly or partially) by a Borrower Credit Party whose equity interests are pledged in favor of the Secured Parties, provided that for any Project that is partially owned by a Borrower Credit Party, such Borrower Credit Party shall be permitted to enter into Permitted Secured Commodity Hedge Agreements with respect to such Project only for a percentage of such Project’s commodity requirements that is not greater than such Borrower Credit Party’s ownership interest percentage in such Project.

6.19.                     Canada Electricity Regulatory.  Each of Borrower and each Subsidiary that directly owns or operates a Project located in (a) the Province of Ontario, shall hold at all times a generator license with the OEB and registrations of the Project and Borrower and/or Subsidiary, as applicable, with the IESO, that is in full force and effect and in good standing; and (b) the Province of British Columbia, shall not take any action that would cause it to cease to be exempt, or omit to take any action necessary for it to continue to be exempt, from regulation as a “public utility”, as defined in the UCA, with respect to (x) its related Generation Facility, (y) the sale of electricity and the performance by Borrower or such Subsidiary, as applicable, of its obligations under the related power purchase agreement with BC Hydro, and/or (z) the purchase of electricity and the performance by Borrower or such Subsidiary, as applicable, of its obligations under the related energy purchase agreement with Canadian Hydro Developers Inc. dated August 14, 2006 as amended.

6.20.                     Accounts.  No Borrower Credit Party shall open or have any deposit or securities accounts other than the Accounts, the Local Operating Accounts, accounts described in clauses (x) and (z) of the definition of Permitted Liens and Section 6.1(e) and one deposit or control account from which transfers may be made from the Distribution Account in accordance with the Depositary Agreement.

6.21.                     Contingent Liabilities.  No Borrower Credit Party shall become liable under any Contractual Obligation as a surety or accommodation endorser for or upon the obligation of any other Person, except (a) indemnities provided under the Material Contracts and under agreements for the sale of assets, (b) ordinary course indemnities under Contractual Obligations that are not Material Contracts (including any standard indemnities typically granted in favor of any title insurer in the jurisdictions in which each Project is located), (c) Permitted Debt and (d) the Frederickson Guarantee, in an aggregate liability amount not to exceed $50,000,000, and each other obligation set forth on Schedule 6.1

6.22.                     Defined Benefit Plans.  No Credit Party shall (a) establish or commence contributing to or otherwise participate in any Canadian Defined Benefit Plan, or (b) acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any plan which if sponsored, administered, or participated in by such Credit Party would be considered a Canadian Defined Benefit Plan hereunder.

SECTION 7.                         GUARANTY

7.1.                            Guaranty of the Obligations.  Subject to the provisions of Section 7.2, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”).

7.2.                            Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.

Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.                            Payment by Guarantors.  Subject to Section 7.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a) or any equivalent provision in any applicable jurisdiction), the Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.                            Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                     this Guaranty is a guaranty of payment when due and not of collectability.  Except in respect of Canadian Guarantors, this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.  In respect of Canadian Guarantors, this Guaranty is a contract of surety;

(b)                     Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)                      the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)                     payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                      any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) subject to the provisions of this Agreement and the other Credit Documents, enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Permitted Secured Commodity Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Hedge Agreements or any Permitted Secured Commodity Hedge Agreements; and

(f)                       this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Hedge Agreements or any Permitted Secured Commodity Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements, Permitted Secured Commodity Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement, Permitted Secured Commodity Hedge Agreement or any

agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or Permitted Secured Commodity Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Sponsor, or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.                            Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements, the Permitted Secured Commodity Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.                            Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.                            Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor (other than the Sponsor) now or hereafter held by any Guarantor (an “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.                            Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.                            Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.                     Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements or Permitted Secured Commodity Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement or Permitted Secured Commodity Hedge Agreement is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, the Hedge Agreements and the Permitted Secured Commodity Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.                     Bankruptcy, Etc.

(a)                     So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed

Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                      In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.                     Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13.                     Keepwell.

(a)                     Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or have been cancelled or Cash Collateralized with at least 103% coverage.  Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8.                              EVENTS OF DEFAULT

8.1.                            Events of Default.  If any one or more of the following conditions or events shall occur:

(a)                     Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) when due any amount payable to any L/C Issuer in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization of a Letter of Credit or Swing Line Loan as required pursuant to Section 2.3, Section 2.4, Section 2.15(e) or Section 2.23(d); or (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) days after the date due; or

(b)                     Default in Other Agreements or Instruments.  (i) A failure of any Borrower Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of (A) the APLP Obligations or (B) one or more other items of Indebtedness (other than Indebtedness referred to in Section 8.1(a), Existing Project Indebtedness and, to the extent not exceeding $100,000,000 at any time outstanding, Indebtedness incurred under Section 6.01(u)) in an individual principal amount (or Net Mark-to-Market Exposure, as applicable) in excess of $25,000,000 beyond the grace period, if any, provided therefor; or (ii) a breach or default by any Borrower Credit Party with respect to any other material term of one or more items of such Indebtedness or any agreement relating thereto in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure, as applicable) referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)                      Breach of Certain Covenants.  Failure of any applicable Credit Party to perform or comply with any term or condition contained applicable to it in Section 2.7, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e) and 5.1(f), Section 5.2, Section 5.18 or Section 6, and with respect to Section 5.1(a), 5.1(b), 5.1(c), 5.1(d), and 5.1(f), such default shall not have been remedied, cured or waived within ten (10) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(d)                     Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party, the General Partner acting on behalf of Borrower or any Borrower Credit Party’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, such Credit Party cures such misstatement (and any effect thereof) within 30 days of becoming aware thereof (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and such Credit Party is proceeding with diligence and in good faith to cure such default, and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such default, such extended period not to exceed 60 days in the aggregate (inclusive of the original 30 day period)); or

(e)                      Other Defaults Under Credit Documents.  Any Borrower Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, or Sponsor shall default in the performance of or compliance with solely those terms applicable to Sponsor contained herein, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied, cured or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)                       Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower, any of its Subsidiaries, the General Partner or the Sponsor in an involuntary case or proceeding under any Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law, now or hereafter in effect in any applicable jurisdiction, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state, provincial or territorial law; or (ii) an involuntary case or proceeding shall be commenced against Borrower, any of its Subsidiaries, the General Partner or the Sponsor under any Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law, now or hereafter in effect in any applicable jurisdiction; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any of its Subsidiaries, the General Partner or the Sponsor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower, any of its Subsidiaries, the General Partner or the Sponsor for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower, any of its Subsidiaries, the General Partner or the Sponsor, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower, any of its Subsidiaries, the General Partner or the Sponsor; or

(g)                      Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Borrower, any of its Subsidiaries, the General Partner or the Sponsor shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws or under any other applicable bankruptcy, insolvency or similar law, now or hereafter in effect in any applicable jurisdiction, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case to a voluntary case or proceeding, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower, any of its Subsidiaries, the General Partner or the Sponsor shall make any assignment for the benefit of creditors; or (ii) Borrower, any of its Subsidiaries, the General Partner or the Sponsor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) in the case of Borrower or the General Partner, the board of directors (or similar governing body) of the General Partner (or any committee thereof); or (iv) in the case of any Subsidiary of Borrower or Sponsor, the board of directors (or similar governing body) of such Subsidiary (or any committee thereof), in each case shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (v) any analogous step or procedure is taken under the laws of any jurisdiction in respect of Borrower, any of its Subsidiaries, the General Partner or the Sponsor; or

(h)                     Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (i) in excess of the Dollar Equivalent of $25,000,000, or

(ii) otherwise, that would have, in the aggregate, a Material Adverse Effect and (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Borrower Credit Party or any of its Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)                         Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days or any analogous step or procedure is taken under the laws of any applicable jurisdiction; or

(j)                        Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Borrower or any of its Subsidiaries in an amount in excess of $25,000,000; or

(k)                     Change of Control.  Solely with respect to the Revolving Commitments, a Change of Control shall occur; provided that a Change of Control shall not constitute an Event of Default for purposes of the Term Loans, and the Term Loan Lenders will not be permitted to exercise any remedies with respect to a Change of Control until the date, if any, on which the Revolving Commitments have been terminated and the Revolving Loans have been accelerated as a result of such breach; or

(l)                         Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty or the General Partner Limited Guarantee for any reason, other than the satisfaction in full of all Obligations (other than the APLP Obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor or the General Partner shall repudiate its obligations thereunder; (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral or Guarantor in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than the APLP Obligations) in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; (iii) any Credit Party or the General Partner shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or (iv) the Loans shall cease to constitute First Priority indebtedness; or

(m)                 Regulatory Matters.  Except in connection with the exercise of any remedy involving control or possessory rights, in each case, with respect to Borrower, any Subsidiary or any Generation Facility, any Secured Party shall become, solely by virtue of the execution, delivery or performance of the Credit Documents, (i) a “public utility company”, a “holding company”, a “subsidiary company”, an “associate company” or an “affiliate of a

“holding company”, as such terms are defined in PUHCA, (ii) subject to regulation under the FPA as a “public utility” or an “electric utility” or (iii) subject to regulation under any applicable law, rule or regulation, including under the UCA, as a “public utility”, “public service company” or other similar terms under any applicable law, rule or regulation.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of this Section 8.1, any reference in any such clause to any Subsidiary shall be deemed to exclude any Immaterial Subsidiary; provided, however, that all Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Subsidiary, for purposes of determining whether the condition specified above is satisfied.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each L/C Issuer to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium, if any, on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations (other than obligations in respect of any Hedge Agreement (except to the extent elected to be accelerated by any Lender Counterparty), Permitted Secured Commodity Hedge Agreement (except to the extent elected to be accelerated by any Lender Commodity Hedge Counterparty) and the APLP Obligations); provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(c)(i) or Section 2.4(c)(ii); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Cash Collateralize the L/C Obligations (in an amount equal to 103% of the amount of the Outstanding Amount of L/C Obligations thereof); and (E) the interests in Loans denominated in Canadian Dollars to be received by any Lender shall automatically and with no further action required, be converted into the Dollar Equivalent amount thereof and thereafter, all amounts accruing and owing to such Lender in respect of such Obligations shall accrue and be payable in Dollars.

8.2.                            Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.1, for purposes of calculating the Leverage Ratio or the Interest Coverage Ratio and of determining whether an Event of Default has occurred under Section 6.7, any equity contribution (in the form of common equity or other equity that is not Disqualified Equity Interests and reasonably acceptable to Administrative Agent) made to Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of calculating the Leverage Ratio or the Interest Coverage Ratio on a Pro Forma Basis at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, (x) no more than two Specified Equity Contributions may be made within any Relevant Four Fiscal Quarter Period and (y) there have been no more than four Specified Equity Contribution made in the aggregate, (b) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Leverage Ratio and Interest Coverage Ratio on a Pro Forma Basis of Borrower to be in compliance with Section 6.7, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Adjusted EBITDA for purposes of determining basket levels, Applicable Margin and other items governed by reference to Adjusted EBITDA, and for purposes of the Restricted Junior Payments permitted by Section 6.4) and (d) the proceeds of all Specified Equity Contributions shall be applied to prepay the Term Loans and shall not be used to make Restricted Junior Payments or for any other purpose.  To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Leverage Ratio and Interest Coverage Ratio on a Pro Forma Basis set forth in Section 6.7 for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” means, with respect to any requested Specified Equity Contribution, the four consecutive Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

SECTION 9.                              AGENTS

9.1.                            Appointment of Agents.  Goldman Sachs and Merrill Lynch are hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes Goldman Sachs and Merrill Lynch to act as Syndication Agents in accordance with the terms hereof and the other Credit Documents.  Goldman Sachs, Merrill Lynch, RBC, MUFG, Wells Fargo and ICBC are hereby appointed in their respective capacities as Bookrunners hereunder, and each Lender hereby authorizes Goldman Sachs, Merrill Lynch, RBC, MUFG, Wells Fargo and ICBC to act in their respective capacities as Bookrunners in accordance with the terms hereof and the other Credit Documents.  Goldman Sachs is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender and L/C Issuer hereby authorizes Goldman Sachs to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.  Each of the Syndication Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  Notwithstanding anything to the contrary herein, neither Goldman Sachs nor Merrill Lynch in their capacity as  Syndication

Agents, nor Goldman Sachs, Merrill Lynch RBC, MUFG, Wells Fargo and ICBC in their respective capacity as Arrangers or Bookrunners, shall have any duties, responsibilities or obligations under this Agreement or any other Credit Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agents, Bookrunners or Arrangers, in such capacity, but each Syndication Agent, Bookrunner and Arranger, in such capacity, shall be entitled to all benefits of this Section 9.  Each of the Syndication Agents, Bookrunners and Arrangers, and any Agent described in clause (g) of the definition thereof appointed to serve in a similar capacity may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.  Without limiting the foregoing, the parties hereby agree that Merrill Lynch may, without consent of or notice to any party hereto, assign any and all of its rights or obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

9.2.         Powers and Duties.  Each Lender irrevocably authorizes each Agent (i) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (ii) to enter into any and all of the Collateral Documents together with such other documents as shall be necessary to give effect to the Collateral contemplated by the Collateral Documents, on its behalf.  For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement and the Collateral Trust Agreement to the same extent as if it were a party thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.         General Immunity.

(a)       No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the

Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or L/C Obligations or the component amounts thereof.

(b)       Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the applicable Collateral Documents, and upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or, in the case of Collateral Agent, in accordance with the applicable Collateral Documents, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).  Without limiting the generality of the foregoing, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law; and no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.  Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

(c)       Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of

Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.         Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Sponsor or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.         Lenders’ Representations, Warranties and Acknowledgment.

(a)       Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower, its Subsidiaries and each other Guarantor in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower, its Subsidiaries and each other Guarantor.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)       Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan and/or Revolving Loans on the Funding Date

shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Funding Date or as of the date of funding of such Loans.

(c)       Notwithstanding anything herein to the contrary, each Lender acknowledges that the lien and security interest granted to Collateral Agent, pursuant to the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement or other applicable Collateral Document and the exercise of any right or remedy by Collateral Agent thereunder are subject to the provisions of the Collateral Trust Agreement and that in the event of any conflict between the terms of the Collateral Trust Agreement and such other Collateral Document, the terms of the Collateral Trust Agreement shall govern and control.

9.6.         Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or Letters of Credit or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents or Letters of Credit; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.         Successor Administrative Agent and Collateral Agent.

(a)       Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders, L/C Issuers, and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent (with Borrower consent so long as no Default or Event of Default.)  If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or L/C Issuers under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)       In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders, L/C Issuers and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders.  Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent.  Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or L/C Issuers under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral

Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents.  After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c)       Any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Goldman Sachs or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (a) Borrower shall prepay all outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

9.8.         Collateral Documents and Guaranty.

(a)       Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, (i) to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents and (ii) to enter into the Intercreditor Agreement and the Collateral Trust Agreement and acknowledge its consent, as may be necessary under each applicable foreign jurisdiction, to the granting of the First Priority Lien pursuant to each of the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation (other than to apply proceeds of Collateral in accordance with Section 9.2 of the U.S. Pledge and Security Agreement, Section 6.3 of the Canadian Pledge and Security Agreement and Section 5.5 of the Canadian Pledge Agreement and to comply with Section 10.5(c)(v)) whatsoever to any holder of Obligations with respect to any Hedge Agreement or Permitted Secured Commodity Hedge Agreement.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)       Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)       Rights under Hedge Agreements.  No Hedge Agreement or Permitted Secured Commodity Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty or Lender Commodity Hedge Counterparty, as applicable, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement, Section 9.2 of the U.S. Pledge and Security Agreement, Section 6.3 of the Canadian Pledge and Security Agreement and Section 5.5 of the Canadian Pledge Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty or Lender Commodity Hedge Counterparty, as applicable, shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)       Release of Collateral and Guarantees, Termination of Credit Documents.  Notwithstanding anything to the contrary contained herein or any other Credit Document, upon the occurrence of the Discharge of Obligations, upon request of Borrower, Administrative Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding APLP Obligations.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations (other than the APLP Obligations) guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e)       Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party or the General Partner acting on behalf of Borrower in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9.         Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 9.9.

9.10.       Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)       to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, L/C Issuers and Administrative Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.3, 2.12, 10.2 and 10.3 allowed in such judicial proceeding; and

(c)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and L/C Issuers to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.3, 2.12, 10.2 and 10.3.  To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.3, 2.12, 10.2 and 10.3 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or L/C Issuers may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10.        MISCELLANEOUS.

10.1.   Notices.

(a)       Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agents, Collateral Agent, Administrative Agent, Swing Line Lender or each L/C Issuer, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in Section 3.3(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)       Electronic Communications.

(i)            Notices and other communications to any Agent, Lenders, Swing Line Lender and each L/C Issuer hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to (x) notices to any Agent, any Lender, Swing Line Lender or any L/C Issuer pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication or (y) the issuance of any Letter of Credit by Goldman Sachs Bank USA or Bank of America.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          Each Credit Party, each Lender, each L/C Issuer and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)           Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c)       Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Affiliates or their respective Securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2.       Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties required to be delivered by this Agreement; (b) the actual, reasonable and documented fees and expenses of advisors to the Agents (including legal fees, expenses and disbursements of Latham & Watkins LLP, one local counsel to Agents in each jurisdiction in which security over property of Borrower and its Subsidiaries has or will be granted in connection with the Transactions and, to the extent deemed necessary by the Agents, one Canadian law firm to advise on Canadian energy regulatory matters; provided that in the event of an actual or potential conflict of interest, the affected Agents shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees or title insurance premiums; (d) all the actual, reasonable documented out-of-pocket costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers reasonably engaged by Administrative Agent; (e) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence and during the continuance of a Default or an Event of Default, all actual, documented and reasonable out-of-pocket costs and expenses, including the reasonable fees and out-of-pocket expenses of one U.S. counsel, one Canadian counsel and, to the extent applicable, any other local counsel reasonably necessary, incurred by any Agent, any L/C Issuer and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower or any of its Subsidiaries hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.  This Section 10.2 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Credit Document which are covered by Section 2.21 or that are specifically excluded from the scope of Section 2.21.

10.3.   Indemnity.

(a)       In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each L/C Issuer and Lender and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, advisors, employees, attorneys, agents, sub-agents, affiliates and controlling persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, or material breach of its express obligations hereunder, of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.  If for any reason the foregoing indemnification is unavailable to any Indemnitee, or insufficient to hold it harmless, then Borrower will contribute to the amount paid or payable by such Indemnitee, as applicable, as a result of such Indemnified Liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Credit Parties and their respective Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnitee on the other hand with respect to the Transactions, as well as the relative fault of (x) the Credit Parties and their respective Affiliates, shareholders, partners, members or other equity holders and (y) such Indemnitee with respect to such Indemnified Liability.  The reimbursement, indemnity and contribution obligations of the Credit Parties under this Section 10.3 will be in addition to any liability which the Credit Parties may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Credit Parties, the Indemnitees, any such Affiliate and any such Person.   Notwithstanding the foregoing, no Credit Party shall be required to indemnify any indemnified party for losses, claims, damages or liabilities arising solely out of disputes as between the indemnified parties that are not based on any act or omission of the Credit Parties or any of their respective subsidiaries or affiliates, excluding any disputes against any Arranger, Collateral Agent or Administrative Agent or any similar role under this Agreement, acting in such capacity.

(b)       To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each L/C Issuer, each Agent and their respective Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Other than with respect the obligations of each Credit Party pursuant to Section 10.3(a), to the extent permitted by applicable law, no Lender, L/C Issuer or Agent shall assert, and each Lender, L/C Issuer and Agent hereby waives, any claim against each Credit Party and their respective Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and no Lender, L/C Issuer and Agent hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)       Each Credit Party also agrees that no Lender, Agent, L/C Issuer nor their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling persons, attorneys, agents or sub-agents will have any liability, based on its or their exclusive or contributory negligence or otherwise, to any Credit Party (or their respective Affiliates) or any person asserting claims on behalf of or in right of any Credit Party (or their respective Affiliates) or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of its express obligations under the Credit Documents by, such Lender, L/C Issuer, Agent or their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling persons, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, L/C Issuer, Agent, or their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling persons, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, L/C Issuer’s, Agent’s or their respective Affiliates’, officers’, partners’, members’, directors’, trustees’, advisors’, employees’, controlling persons’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.  Notwithstanding the foregoing, the Credit Parties shall not be required to indemnify any Indemnitee for any Indemnified Liabilities arising solely out of disputes as between the Indemnitees that are not based on any act or omission of the Credit Parties or any of their respective Subsidiaries or Affiliates, excluding any disputes against Administrative Agent acting in such capacity.

(d)       Promptly after receipt by any Lender, L/C Issuer or Agent of notice of its involvement in any action, proceeding or investigation, such Lender, L/C Issuer or Agent will, if a claim for indemnification in respect thereof is to be made against the Credit Parties under this Section 10.3, notify Borrower in writing of such involvement.  Failure by any Lender, L/C Issuer or Agent to so notify Borrower will not relieve the Credit Parties from the obligation to indemnify the Indemnitees under this Section 10.3 except to the extent that the Credit Parties suffer actual prejudice as a result of such failure, and will not relieve the Credit Parties from their obligation to provide reimbursement and contribution to such Lenders, L/C Issuers or Agents.

This Section 10.3 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Credit Document which are covered by Section 2.21 or that are specifically excluded from the scope of Section 2.21.

10.4.       Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each L/C Issuer is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such L/C Issuer to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such L/C Issuer hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or such L/C Issuer shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, L/C Issuer or their respective Affiliates may have.

10.5.       Amendments and Waivers.

(a)       Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (i) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any L/C Issuer if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, (ii) to enter into additional or supplemental Collateral Documents, or (iii) to release Collateral or Guarantors in accordance with Section 6.8 of this Agreement and the Collateral Documents.

(b)       Affected Lenders’ Consent.  No amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity date of any Loan or Note without the written consent of the Lender holding such Loan or Note; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an extension of a final maturity date;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment or mandatory prepayment, which shall be governed by Section 10.5(a)) of any Loan pursuant to Section 2.13 without the written consent of the Lender holding such Loan;

(iii)          extend the Letter of Credit Expiration Date beyond the Revolving Commitment Termination Date or increase or decrease the Letter of Credit Sublimit (other than in connection with a permanent reduction of Revolving Commitments) without the written consent of each L/C Issuer;

(iv)          reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.11), any premium or any fee payable to a Lender under this Agreement without the written consent of the Lender to which such interest, premium or fee is payable hereunder;

(v)           extend the time for payment of any amortization, interest, fees or premium payable to a Lender under this Agreement without the written consent of the Lender to which such amortization, interest, fee or premium is payable (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees unless expressly agreed in such waiver);

(vi)          reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit without the written consent of such Lender or the applicable L/C Issuer to which such reimbursement obligation is payable;

(vii)         amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the written consent of all Lenders;

(viii)        amend the definition of “Requisite Lenders” or “Pro Rata Share” without the written consent of all Lenders; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Effective Date;

(ix)          release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release), without the written consent of all Lenders; or

(x)           consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, without the written consent of all Lenders, except with respect to any such assignment or transfer resulting from any transaction permitted pursuant to Section 6.8(a);

provided that, (1) for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii) and (ix) and (2) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (3) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (4) any amendment, waiver or consent of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders and/or the L/C Issuers (but not the Term Loan Lenders) or the Term Loan Lenders (but not the Revolving Lenders or the L/C Issuers) may be effected by a written instrument executed by Borrower and by or on behalf of the requisite percentage in interest of the affected class of Lenders, as applicable, that would be required to consent thereto under the foregoing provisions of this Section 10.5 if such class of Lenders were the only class of Lenders hereunder at the time.

(c)       Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)            increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender or Letter of Credit Issuance Commitment of any L/C Issuer over the amount thereof in effect without the consent of such L/C Issuer; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender or Letter of Credit Issuance Commitment of any L/C Issuer, as applicable;

(ii)           amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(iii)          alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.16 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv)          amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(b)(ii) and Section 2.3(c)(iii) without the written consent of Administrative Agent and of each L/C Issuer;

(v)           amend, modify or waive this Agreement or any Collateral Document so as to alter the ratable treatment of Obligations arising under the Credit Documents, the APLP Obligations and Obligations arising under Hedge Agreements or Permitted Secured Commodity Hedge Agreements or the definition of “Lender Counterparty,” “Lender Commodity Hedge Counterparty,” “Hedge Agreement,” “Interest Rate Agreement,” “Currency Agreement,” “Commodity Hedge Agreement,” “Permitted Secured Commodity Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) or Section 8.1 with respect to acceleration of any Obligations arising under Hedge Agreements or Permitted Secured Commodity Hedge Agreements, in each case in a manner adverse to any Lender Counterparty or Lender Commodity Hedge Counterparty, as applicable, with Obligations then outstanding without the written consent of any such Lender Counterparty or Lender Commodity Hedge Counterparty, as applicable;

(vi)          amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable; or

(vii)         amend, modify or waive any provision in Section 2.18 without the consent of each Lender.

(d)       Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)       Additional Amendments Provisions.  Subject to Section 2.5, nothing herein shall be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Requisite Lenders, Borrower and Administrative Agent to add one or more additional credit facilities to this Agreement (it being understood that no Lender or L/C Issuer shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof in accordance with Section 2.25.

(f)        Collateral Trust Agreement.  The Credit Parties, the Lenders, the Swing Line Lender, the L/C Issuers, the Lender Counterparties, the Lender Commodity Hedge Counterparties and the Agents agree that upon execution of the Collateral Trust Agreement certain amendments, modifications, terminations and waivers with respect to the Credit Documents will be determined in accordance with the terms of the Collateral Trust Agreement.

10.6.   Successors and Assigns; Participations.

(a)       Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (except to the extent resulting from any transaction permitted pursuant to Section 6.8(a)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any benefit, legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)       Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and consented to by each L/C Issuer (only to the extent that such assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding)); and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and consented to by, in the case of assignments of Revolving Commitments or Revolving Loans, each of Borrower, each L/C Issuer (only to the extent that such assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding)), the Swing Line Lender and Administrative Agent (each such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (I) $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (II) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan) with respect to the assignment of Term Loans.

Notwithstanding the foregoing, each of Administrative Agent and Borrower hereby consent to each assignment of Term Loans effected (or to be effected) by Goldman Sachs and Bank of America (or any of their respective Affiliates) to ultimate lenders of record under this Agreement in connection with the primary syndication of the Term Loans.

(d)       Mechanics.

(i)            Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to withholding tax matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.21(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, each L/C Issuer, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)       Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Effective Date or as of the Assignment

Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.

(f)        Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder and under the other Credit Documents to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (x) the applicable L/C Issuer shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)       Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations without restriction to any Person (other than Sponsor, any of its Subsidiaries or any of their respective Affiliates, or any natural Person) in all or any part of its Commitments, Loans or in any other Obligation (including such Lenders’ participations in L/C Obligations and/or Swing Line Loans).  Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Commitments, Loans and other Obligations (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Unless otherwise required by the U.S. Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note, or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, except to the extent resulting from any transaction permitted pursuant to Section 6.8(a) or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)          Borrower agrees that each participant shall be entitled to the benefits of Sections 2.19(c), 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant shall not be entitled to the benefits of Section 2.21 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.21 and provide all forms required by Section 2.21(c) as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.18 as though it were a Lender.

(h)       Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)        Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time an L/C Issuer or Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (c) above, such L/C Issuer or Swing Line Lender may resign as L/C Issuer and Swing Line Lender in accordance with the terms set forth in Section 2.3(l) and 2.4(g) respectively.

10.7.       Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  Any determination regarding whether or not a Default or Event of Default has occurred or is existing or continuing under this Agreement or any other Credit Document shall be made by Borrower and the Requisite Lenders (or Administrative Agent) to the extent such Default or Event of Default, if it had occurred, would be waivable by the Requisite Lenders pursuant to Section 10.5 hereof.  The Lenders shall act collectively through Administrative Agent with respect to all such determinations; provided that the Requisite Lenders may direct Administrative Agent with respect to any such determination; provided further that the foregoing shall not in any manner prohibit any Lender from communicating with any other Lender or with Administrative Agent regarding any such actual or claimed Event of Default, Default, default, event or condition, what action Borrower have taken, are taking and propose to take with respect thereto, the terms and conditions of any amendment or waiver with respect to such Default or Event of Default or any other matter relating to the Credit Parties or any Credit Document.

10.8.       Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19(c), 2.20, 2.21, 10.2, 10.3, 10.4, 10.8 and 10.23 and the agreements of Lenders set forth in Sections 2.18, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder and the termination hereof.

10.9.       No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent, any L/C Issuer or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements or Permitted Secured Commodity Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.  Nothing herein shall prohibit any L/C Issuer and Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender as the case may be) hereunder and under the other Credit Documents.

10.10.     Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent, any L/C Issuer or Lenders (or to Administrative Agent, on behalf of Lenders or any L/C Issuer), or any Agent, L/C Issuer or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.     Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12.     Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders (which term shall include each L/C Issuer and Swing Line Lender for purposes of this Section 10.12) hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and (subject to the provisions hereof) enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.     Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.     APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.     CONSENT TO JURISDICTION.  (a)  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS, L/C ISSUERS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.  EACH CREDIT PARTY, FOR ITSELF AND ITS AFFILIATES, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND

MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)               BORROWER AND EACH CANADIAN GUARANTOR HEREBY APPOINTS CT CORPORATION FOR SERVICE OF PROCESS, WITH AN OFFICE AT 111 8th AVENUE, NEW YORK, NEW YORK, 10011, AS ITS AGENT FOR SERVICE OF PROCESS IN ANY MATTER RELATED TO THIS AGREEMENT OR TO THE OTHER CREDIT DOCUMENTS AND SHALL PROVIDE WRITTEN EVIDENCE OF ACCEPTANCE OF SUCH APPOINTMENT BY SUCH AGENT ON OR BEFORE THE FUNDING DATE.

10.16.     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.     Confidentiality.  Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include each L/C Issuer) shall hold all non-public information regarding Borrower and its Subsidiaries and Affiliates and their respective businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such

Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) who need to know such information and on a confidential basis, (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations under the Loans, in each case, who are advised of the confidential nature of such information, (iii) disclosure to any rating agency on a confidential basis; provided that such information is supplied to such rating agency after consultation with Administrative Agent, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (vii) disclosures received by a person on a non-confidential basis from a source (other than the disclosing party or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (viii) disclosures to the extent that such information was already in the disclosing party’s possession or is independently developed by the disclosing party, (ix) with respect to the Arrangers only, disclosures for purposes of establishing a “due diligence” defense, (x) disclosures to market data collectors and similar services providers in the lending industry, and service providers to Administrative Agent, the Arrangers and the Lenders in connection with the administration and management of the Loans, (xi) disclosures required or requested by any court, administrative or governmental agency, body, committee or representative thereof or by the NAIC or pursuant to applicable law or legal, administrative or judicial process, or pursuant to a subpoena or order issued by a court of competent jurisdiction, in which case such person agrees to inform Borrower promptly thereof to the extent permitted by applicable law and (xii) disclosures upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18.     Usury Savings Clause.  (a)  Notwithstanding any other provision herein, the aggregate interest rate charged by any Lender with respect to any of the Obligations,

including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate applicable to such Lender.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement charged by any Lender at any time exceeds the Highest Lawful Rate applicable to such Lender, the outstanding amount of the Loans held by such Lender made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due thereunder equals the amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made thereunder are repaid in full the total interest due thereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid to such Lender and the amount of interest which would have been paid to such Lender if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate applicable to such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder to such Lender or be refunded to Borrower.

(b)       Notwithstanding any other provision herein, if any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party that is a Canadian Person to make any payment of interest or other amount payable to any Agent or any Lender in an amount which would be prohibited by applicable law or calculated at a rate that would exceed or result in a receipt by such Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Agent or such Lender of interest at a rate which exceeds a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent or such Lender under Section 2.9, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if an Agent or Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada) from a Credit Party that is a Canadian Person, such Credit Party shall be entitled, by notice in writing to such Agent or such Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to Borrower or such Credit Party.  Any amount or rate of interest referred to in this Section 10.18 shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Revolving Commitment

Termination Date or the Term Loan Maturity Date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

10.19.     Effectiveness; Counterparts.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

10.20.     Entire Agreement.  This Agreement and the other Credit Documents with respect to fees payable to Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract and understanding among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.21.     PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Lender, Agent and L/C Issuer.

10.22.     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state, provincial or territorial laws based on the Uniform Electronic Transactions Act.

10.23.     No Fiduciary Duty.  Each Agent, each Lender, each L/C Issuer and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of their various business activities, each Lender and funds or other entities in which the Lenders invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers.  In addition, any Lender may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Borrower and/or any of its Affiliates, as well as of Borrower and/or other Persons which (i) may be involved in transactions arising from or relating to the Transactions or (ii) have other relationships with Borrower or its Affiliates.  In addition, any Lender may provide investment banking, commercial banking, underwriting and financial advisory services to such other Persons.  The Transactions may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.23, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor, and may have economic interests that conflict with those of the Sponsor, the Credit Parties, their respective equity holders and/or their respective Affiliates.  Although any Lender in the course of such other activities and relationships may acquire information about the Transaction or other Persons which may be the subject of the Transactions, none of the Lenders shall have any obligation to disclose such information, or the fact that such Lender is in possession of such information, to the Credit Parties or to use such information on the Credit Parties’ behalf.  Each Credit Party acknowledges and agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, their respective equity holders or their respective Affiliates, on the other.  The Credit Parties acknowledge and agree that (i) each Lender will act under the Credit Documents as an independent contractor, (ii) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (iii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, their respective equity holders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, any of their respective management, equity holders, Affiliates, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that the Credit Parties, their respective equity holders and their respective Affiliates are each responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.  In addition, any Lender may employ the services of its Affiliates in providing services hereunder and may exchange with such Affiliates information concerning the Sponsor, Borrower or their respective equity holders or their respective Affiliates and other companies that may be the subject of the Transactions, and such Affiliates will be entitled to the benefits afforded to such Lender hereunder.  Consistent with each Lender’s policies to hold in confidence the affairs of its customers, each Lender will not furnish confidential information obtained from the Credit Parties by virtue of the Transactions to any of its other customers.  Furthermore, the Credit Parties acknowledge that none of the Lenders or any of their respective Affiliates has an obligation to use in connection with the Transactions, or to furnish to the Credit Parties, confidential information obtained or that may be obtained by them from any other Person.

Each of the Lenders or its respective Affiliates are, or may at any time be, a counterparty (in such capacities, the “Derivative Counterparties”) to the Credit Parties and/or any of their respective subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by to the Credit Parties (collectively, the “Derivatives”).  Each Credit Party acknowledges and agrees for itself and its subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of such Lender’s or its respective Affiliates’ role in connection with the Transactions or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to such Lenders’ or its respective Affiliates’ role hereunder.

10.24.             Judgment Currency.  In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “judgment currency”) other than United States dollars, the Credit Parties will indemnify Administrative Agent, each L/C Issuer and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the judgment currency that is designated by Administrative Agent, at which Administrative Agent, such L/C Issuer or such Lender is able to purchase United States dollars with the amount of the judgment currency actually received by Administrative Agent, such L/C Issuer or such Lender.  The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

10.25.             Authorization of Filing of Financing Statements.  Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Credit Party pursuant to the Collateral Documents to which it is a party, without the signature of any Credit Party, and naming any Credit Party as debtor and Collateral Agent as secured party.  Each Credit Party (other than Sponsor and the U.S. Pledgors) authorizes Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by such Credit Party.

10.26.             Several Obligations owed to a Secured Creditor.  Notwithstanding any other provision contained herein or in any other Credit Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Credit Party’s Obligations, to the extent such Obligations are secured, shall be several obligations and not joint or joint and several obligations.

10.27.             Limited Recourse.  Subject to Section 10.27(b) below, each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Credit Parties under this Agreement and the other Credit Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Credit Parties and shall be satisfied solely from the security and assets of the Credit Parties (provided, however, that with respect to the Sponsor, the Secured Parties’ security interest shall be limited to the equity interests in the Borrower and in Atlantic Power GP II, Inc.) and shall not constitute a debt or obligation of Affiliates of the Sponsor (other than the Credit Parties and the General Partner), nor of any past, present or future shareholders, partners, members, directors, officers, employees, agents, attorneys or representatives of the Credit Parties and their Affiliates (collectively (but excluding the Credit Parties and the General Partner), the “Non-Recourse Parties”).

(a)                                 Each Secured Party that is a party hereto acknowledges and agrees that, subject to Section 10.27(b) below, the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any other Credit Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Credit Parties under this Agreement or the other Credit Documents.

(b)                                 The acknowledgments, agreements and waivers set out in this Section 10.27 shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Credit Documents by the Credit Parties; provided, however, that:

(i)                                     the foregoing provisions of this Section 10.27 shall not constitute a waiver, release or discharge of Borrower for any of the Indebtedness or Obligations of Sponsor, the General Partner, Borrower, any other Guarantor or any U.S. Pledgor under, or any terms, covenants, conditions or provisions of, this Agreement or any other Credit Document to which any of the foregoing are party, and the same shall continue until fully and indefeasibly paid, discharged, observed or performed;

(ii)                                  the foregoing provisions of this Section 10.27 shall not limit or restrict the right of any Secured Party to name Sponsor, the General Partner, Borrower, any other Guarantor or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Collateral Documents or any other Credit Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property other than the property of Sponsor, Borrower, any other Guarantor or the Collateral;

(iii)                               the foregoing provisions of this Section 10.27 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Secured Parties (or any permitted assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, gross negligence or willful misrepresentation, or willful misappropriation of Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of Sponsor, the General Partner, Borrower, the Projects or the Collateral that should or would have been paid as provided in the Credit Documents or paid or delivered to Collateral Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Credit Document; and

(iv)                              nothing contained herein shall limit the liability of: (x) any Person who is a party to any Credit Document, Material Contract or Collateral Document and (y) any Person rendering a legal opinion pursuant to Sections 3.2(i) of this Agreement or otherwise, in each case under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.

The limitations on recourse set forth in this Section 10.27 shall survive the Discharge of Obligations (provided that this Section 10.27 shall not impact the Indebtedness, if any, of the Non-Recourse Parties with respect to any APLP Obligations).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

APLP HOLDINGS LIMITED PARTNERSHIP
By: Atlantic Power GP II, Inc., its General Partner

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

SPONSOR:

ATLANTIC POWER CORPORATION

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS:

ATLANTIC POWER LIMITED PARTNERSHIP
By: Atlantic Power GP Inc., its General Partner

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

AP (CURTIS PALMER) LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

AP POWER HOLDINGS INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

AP USGP HOLDINGS, LLC
By: Atlantic Power (US) GP Holdings, Inc., its sole member

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

APDC, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

APPLIED ENERGY LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER (COASTAL RIVERS) CORPORATION

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

ATLANTIC POWER ENERGY SERVICES (CANADA) INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

ATLANTIC POWER ENERGY SERVICES (US) LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER ENTERPRISES LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

ATLANTIC POWER FPLP HOLDINGS LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER GENERATION, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER GP INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

ATLANTIC POWER GP II, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

ATLANTIC POWER HOLDINGS, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

ATLANTIC POWER PREFERRED EQUITY LTD.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

ATLANTIC POWER TRANSMISSION, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER (US) GP
By: Atlantic Power (US) GP Holdings, Inc., its General Partner

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER (US) GP HOLDINGS, INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER USA LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

ATLANTIC POWER USA HOLDINGS LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER USA VENTURES LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

ATLANTIC POWER (WILLIAMS LAKE) LTD.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Chief Financial Officer and Corporate Secretary

CURTIS/PALMER HYDROELECTRIC COMPANY L.P.
By: Curtis Palmer LLC, its General Partner

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

CURTIS PALMER LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

EF KENIL WORTH LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

EF OXNARD LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

FREDERICKSON POWER MANAGEMENT INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

MANCHIEF INC.

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

MANCHIEF HOLDING LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

MANCHIEF POWER COMPANY LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GUARANTORS (cont.):

MORRIS COGENERATION, LLC

By:	/s/ Terrence Ronan
	Name:	Terrence Ronan
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent, Lender and Swing Line Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

Credit and Guaranty Agreement

BANK OF AMERICA, N.A., as an L/C Issuer

By:	/s/ Mark Godfriaux
	Name:	Mark Godfriaux
	Title:	Vice President

BANK OF AMERICA, N.A., (Canada Branch), as Revolving Lender

By:	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS BANK USA, as L/C Issuer

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Bobby Ausman
Name:	Bobby Ausman
Title:	Vice President

For Lenders requiring a second signature line:

By:
Name:
Title:

[Signature Page to Credit and Guaranty Agreement]

Industrial and Commercial Bank of China Limited, New York Branch

,
as a Lender

By:	/s/ Yuqiang Xiao
Name:	Yuqiang Xiao
Title:	General Manager

For Lenders requiring a second signature line:

By:
Name:
Title:

[Signature Page to Credit and Guaranty Agreement]

Union Bank, Canada Branch
as a Lender

By:	/s/ Anne Collins
Name:	Anne Collins
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Frank Lambrinos
Name:	Frank Lambrinos
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A 1
TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Lending Partners LLC	$700,000,000	100%
Total	$700,000,000	100.0%

APPENDIX A 1-1

APPENDIX A 2
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments and Letter of Credit Issuance Commitments

Lender	Revolving Commitment	Letter of Credit Issuance Commitment	Pro Rata Share of Revolving Commitment
Goldman Sachs Lending Partners LLC	$30,000,000	$0	15%
Goldman Sachs Bank USA	$0	$100,000,000	0%
Bank of America, N.A.	$0	$100,000,000	0%
Bank of America, N.A., Canada Branch	$30,000,000	$0	15%
Wells Fargo Bank, N.A.	$30,000,000	$0	15%
Industrial and Commercial Bank of China Limited, New York Branch	$50,000,000	$0	25%
Union Bank, Canada Branch	$30,000,000	$0	15%
Royal Bank of Canada	$30,000,000	$0	15%
Total	$200,000,000	$200,000,000	100%

APPENDIX A 2-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

APLP Holdings Limited Partnership  or any of its Subsidiaries:

c/o Atlantic Power Corporation
3 Allied Drive, Suite 220
Dedham, Massachusetts 02026
Attention:  Chief Financial Officer; with copy to SVP Legal
Tel:  617.977.2400
Fax.:  617.977.2410
Email: legal@atlanticpower.com

APPENDIX B-1

GOLDMAN SACHS LENDING PARTNERS LLC,
Administrative Agent’s Principal Office, Collateral Agent, Syndication Agent, Swing Line Lender and as Lender:

GOLDMAN SACHS LENDING PARTNERS LLC
c/o Goldman Sachs Group, Inc.
6031 Connection Drive

Irving, Texas 75039

Attn: Jerry Smay

Fax: 646-769-7700

with a copy to:

GOLDMAN, SACHS & CO.

30 Hudson Street, 4th Floor

Jersey City, NJ 07302

Attn: SBD Operations

Email: gsd.link@gs.com and ficc-sbdagency-nydallas@ny.email.gs.com

APPENDIX B-2

BANK OF AMERICA, N.A.,
as L/C Issuer:
Bank of America, N.A.,

Attn: Standby Letters of Credit

One Fleet Way

PA6-580-02-30

Scranton, PA 18507-1999

BANK OF AMERICA, N.A.,
as Syndication Agent:
Bank of America, N.A.,

Attn: Mark Godfriaux

NC1-007-17-18

100 N. Tryon Street

Charlotte, NC 28255

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED,
as Joint Lead Arranger:
One Bryant Park
New York, NY 10036

APPENDIX B-3

GOLDMAN SACHS BANK USA,

as L/C Issuer:

GOLDMAN SACHS BANK USA

6011 Connection Drive

Irving, TX 75039

Attn: Letter of Credit Department Manager

E-mail: Gs-loc-operations@ny.email.gs.com

Tel: 972-368-2790

APPENDIX B-4

RBC CAPITAL MARKETS,
as Joint Lead Arranger:

200 Vesey Street

New York, NY 10281

Attention: Frank Lambrinos

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arranger:

1221 Avenue of the Americas

New York, New York 10020

Attention: Robert MacFarlane, Director and Anne Dollins, Vice President

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger:

550 S. Tryon st.

6th Floor

Charlotte, NC 28202

Attention: Kevin Scotto

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH,
as Joint Lead Arranger:

ICBC New York

Trump Tower, 725 Fifth Avenue, 20/F

New York, NY 10022

Attention: Michael Fabisiak

APPENDIX B-5